As filed with the Securities and Exchange Commission on July 30, 1997

                                               Registration No. 333-_____
==============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                             _____________________

                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             _____________________

                        WELLSFORD REAL PROPERTIES, INC.
     (Exact Name of Registrant as Specified in its Governing Instruments)

                               610 Fifth Avenue
                           New York, New York 10020
                                (212) 333-2300
  (Address and Telephone Number of Principal Executive Offices)______________

                               Edward Lowenthal
                        Wellsford Real Properties, Inc.
                               610 Fifth Avenue
                           New York, New York 10020
                                (212) 333-2300
           (Name, Address and Telephone Number of Agent for Service)
                              ___________________

                                  Copies to:

                           Robinson Silverman Pearce
                             Aronsohn & Berman LLP
                          1290 Avenue of the Americas
                           New York, New York 10104
                                (212) 541-2000
                       Attention:  Alan S. Pearce, Esq.
                          Steven G. Scheinfeld, Esq.
                             ____________________

     Approximate date of commencement of the proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                             ____________________

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: /_/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: /_/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /_/

                        CALCULATION OF REGISTRATION FEE


                                  Proposed     Proposed      Amount
 Title of Each                    Maximum      Maximum         of
   Class of           Amount      Offering    Aggregate      Regis-
   Securities          being      Price Per    Offering     tration
to be Registered    Registered     Unit (1)   Price (1)       Fee
==============================================================================

Common Stock,
$.01 par value
per share. . . .      12,242,719   $11.0625  $135,435,079   $41,041
==============================================================================

(1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices reported on the American Stock Exchange as of July 25, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                        WELLSFORD REAL PROPERTIES, INC.
                             Cross Reference Sheet

 Showing Location in Prospectus of Information Required by Items in Form S-11

     Form S-11 Item No. and Heading         Location or Caption in Prospectus
     ------------------------------         ---------------------------------
1.  Forepart of the Registration Statement
    and Outside Front Cover Page of
    Prospectus                                    Outside Front Cover Page
2.  Inside Front and Outside Back Cover
    Pages of Prospectus                           Inside Front Cover Page;
                                                  Outside Back Cover Page;
                                                  Available Information
3.  Summary Information, Risk Factors and Ratio
    of Earnings to Fixed Charges                  Outside Front Cover Page;
                                                  Prospectus Summary; Risk
                                                  Factors; The Company
4.  Determination of Offering Price               Outside Front Cover Page;
                                                  Underwriting
5.  Dilution                                      Not Applicable
6.  Selling Security Holders                      Not Applicable
7.  Plan of Distribution                          Outside Front Cover Page;
                                                  Underwriting
8.  Use of Proceeds                               Use of Proceeds
9.  Selected Financial Data                       Selected Unaudited Combined
                                                  Financial Data
10. Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations                                    Management's Discussion and
                                                  Analysis of Financial
                                                  Conditions and Analysis of
                                                  Operations
11. General Information as to Registrant          The Company; Management
12. Policy With Respect to Certain Activities     The Company; Policies with
                                                  Respect to Certain
                                                  Activities
13. Investment Policies of Registrant             The Company; Policies with
                                                  Respect to Certain
                                                  Activities
14. Description of Real Estate                    Business and Properties
15. Operating Data                                Business and Properties
16. Tax Treatment of Registrant and its
     Security Holders                             Certain United States
                                                  Federal Income Tax
                                                  Considerations
17. Market Price of and Dividends on the
    Registrant's Common Equity and Related
    Stockholder Matters                           Dividend Policy; Price Range
                                                  of Common Stock and Dividend
                                                  History; Description of
                                                  Capital Stock; Shares
                                                  Available for Future Sale
18. Description of Registrant's Securities        Description of Capital
                                                  Stock; Certain Provisions of
                                                  Maryland Law and of the
                                                  Company's Charter and Bylaws
19. Legal Proceedings                             Business and Properties --
                                                  Legal Proceedings
20. Security Ownership of Certain Beneficial
    Owners and Management                         Principal Stockholders
21. Directors and Executive Officers              Management
22. Executive Compensation                        Management -- Executive
                                                  Compensation
23. Certain Relationships and Related
    Transactions                                  Certain Transactions
24. Selection, Management and Custody of
    Registrant's Investments                      Risk Factors; The Company;
                                                  Management; Principal
                                                  Stockholders
25. Policies With Respect to Certain
    Transactions                                  Certain Transactions
26. Limitations of Liability                      Certain Provisions of
                                                  Maryland Law and of the
                                                  Company's Charter and Bylaws
                                                  -- Limitation of Liability
                                                  and Indemnification
27. Financial Statements and Information          Prospectus Summary; Summary
                                                  Unaudited Combined Financial
                                                  Data; Financial Statements
28. Interests of Named Experts and Counsel        Experts; Legal Matters
29. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities                                   Certain Provisions of
                                                  Maryland Law and of the
                                                  Company's Charter and Bylaws
                                                  -- Limitation of Liability
                                                  and Indemnification

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED JULY 30, 1997

PROSPECTUS

                               12,242,719 Shares

                        WELLSFORD REAL PROPERTIES, INC.

                                 Common Stock

     Wellsford Real Properties, Inc. (the "Company") was organized to create and realize value by identifying and making opportunistic real estate investments through the direct acquisition, rehabilitation, development, financing and management of real properties and/or participation in these activities through the purchase of debt instruments or equity interests of entities engaged in such real estate businesses. Management is concentrating its efforts on defining and building focused operating businesses with recurring sources of income. The Company intends to maximize shareholder value over time through growth in cash flow and net asset value per share.

     All of the 12,242,719 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of the Company offered hereby are being sold for the account of the Company's shareholders who acquired the Shares from the Company in private placements, and for their beneficiaries, pledgees, transferees, successors-in-interest and assignees (collectively, the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares.

     The Shares are listed on the American Stock Exchange (the "ASE") under the symbol "WRP." On July 29, 1997, the last reported sale price of the Company's Common Stock on the ASE was $11.50 per share.

     Any sale by a Selling Shareholder will be made through customary brokerage channels or private sales and may be made on the ASE, in the over-the-counter market or otherwise at prices to be determined at the time of such sales. See "Plan of Distribution."

     No underwriter is being used in connection with the registration of the Shares and, accordingly, the Shares are being offered without any underwriting discounts. Normal brokerage commissions, discounts and fees are payable by the Selling Shareholders.

     See "Risk Factors" beginning on page 11 for certain factors relevant to an investment in the Common Stock, including:

                              -------------------

  o Competition in identifying and making investments and attracting tenants.
  o  The inability of the Company to obtain significant amounts of capital.
  o Risks of excessive costs and delays associated with the acquisition, development, construction and renovation of properties.
  o  Vacancies at existing properties.
  o Lack of limitation on the amount of debt that may be incurred and risks of highly leveraged investments.
  o Risks associated with debt instruments held by the Company, including possible payment defaults and reductions in the value of collateral.
  o Risks associated with investments in junior secured obligations and commercial mortgage-backed securities.
  o  Illiquidity of the Company's real estate investments.
  o The Company is a recently-formed entity with little prior operating history.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
             SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")
                OR ANY STATE SECURITIES COMMISSION NOR HAS THE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

              The date of this Prospectus is __________ __, 1997

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .-1-
     The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-1-
     Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-3-
     Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-4-
     Business Strategy. . . . . . . . . . . . . . . . . . . . . . . . . . .-5-
     Initial Investments. . . . . . . . . . . . . . . . . . . . . . . . . .-6-
     Initial Capital and Financing. . . . . . . . . . . . . . . . . . . . .-7-
     Dividends to Holders of Common Stock . . . . . . . . . . . . . . . . .-7-

WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
SUMMARY UNAUDITED COMBINED FINANCIAL DATA . . . . . . . . . . . . . . . . .-8-

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -11-
     General Risks. . . . . . . . . . . . . . . . . . . . . . . . . . . . -11-
     Difficulty of Locating Suitable Investments; Competition; Capital
        Requirements. . . . . . . . . . . . . . . . . . . . . . . . . . . -11-
     Risks of Acquisition, Development, Construction and Renovation
        Activities. . . . . . . . . . . . . . . . . . . . . . . . . . . . -11-
     Risks of Vacancies at Existing Properties; Dependence on Rental
        Income from Real Property . . . . . . . . . . . . . . . . . . . . -12-
     Operating Risks. . . . . . . . . . . . . . . . . . . . . . . . . . . -13-
     Adverse Consequences of Debt Financing . . . . . . . . . . . . . . . -13-
     Risks of Investments in Debt Instruments . . . . . . . . . . . . . . -14-
     Risks of Investments in Mortgage and Other Loans . . . . . . . . . . -14-
     Lack of Control and Other Risks of Equity Investments in and with
        Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . -15-
     Risk of Loss on Investments in Commercial Mortgage-Backed
        Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . -15-
     Nature of Investments Made by the Company May Involve High Risk;
     Illiquidity of Real Estate Investments . . . . . . . . . . . . . . . -16-
     Limitations on Remedies. . . . . . . . . . . . . . . . . . . . . . . -16-
     Third-Party Bankruptcy Risks . . . . . . . . . . . . . . . . . . . . -16-
     Recently Formed Entity . . . . . . . . . . . . . . . . . . . . . . . -16-
     Risk of Registration Under Investment Company Act. . . . . . . . . . -16-
     Risks of Uninsured Loss. . . . . . . . . . . . . . . . . . . . . . . -17-
     Potential Environmental Liability Related to the Properties. . . . . -17-
     Dependence on Key Personnel. . . . . . . . . . . . . . . . . . . . . -18-
     Changes in Policies Without Shareholder Approval . . . . . . . . . . -18-
     Absence of Public Market; Risk of Changes in Stock Price . . . . . . -18-
     Costs of Compliance with the Americans with Disabilities Act and
        Similar Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . -18-
     Noncompliance with Other Laws. . . . . . . . . . . . . . . . . . . . -19-
     Effect on Common Stock Price of Shares Available for Future Sale . . -19-
     Hedging Policies/Risks . . . . . . . . . . . . . . . . . . . . . . . -19-
     Anti-Takeover Effect Resulting From a Staggered Board, Ability of
        the Company to Issue Preferred Stock and Certain Provisions of
        Maryland Law. . . . . . . . . . . . . . . . . . . . . . . . . . . -19-

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -20-
     General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -20-
     Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -21-
     Business Strategy. . . . . . . . . . . . . . . . . . . . . . . . . . -23-

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-

SELLING SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . -24-

DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -26-

PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY. . . . . . . . . . . . . -26-

CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-

WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
SELECTED UNAUDITED COMBINED FINANCIAL DATA. . . . . . . . . . . . . . . . -28-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND ANALYSIS OF OPERATIONS. . . . . . . . . . . . . . -30-
     Results of Operations. . . . . . . . . . . . . . . . . . . . . . . . -30-
     Liquidity and Capital Resources. . . . . . . . . . . . . . . . . . . -30-

BUSINESS AND PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . -30-
     Wellsford Commercial Properties. . . . . . . . . . . . . . . . . . . -30-
     Cyanamid Office Portfolio. . . . . . . . . . . . . . . . . . . . . . -31-
     Greenbrook Corporate Center. . . . . . . . . . . . . . . . . . . . . -32-
     Chatham, New Jersey. . . . . . . . . . . . . . . . . . . . . . . . . -33-
     Wellsford High Yield Investment Portfolio. . . . . . . . . . . . . . -34-
     277 Park Loan. . . . . . . . . . . . . . . . . . . . . . . . . . . . -34-
     Sonterra Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . -34-
     Wellsford Property Development . . . . . . . . . . . . . . . . . . . -35-
     Palomino Park. . . . . . . . . . . . . . . . . . . . . . . . . . . . -35-
     Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . -37-

INITIAL CAPITAL AND FINANCING . . . . . . . . . . . . . . . . . . . . . . -37-
     Line of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . -38-

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES . . . . . . . . . . . . . . . -38-
     Investment Policies. . . . . . . . . . . . . . . . . . . . . . . . . -38-
     Financing Policies . . . . . . . . . . . . . . . . . . . . . . . . . -39-
     Policies with Respect to Other Activities. . . . . . . . . . . . . . -39-

MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -40-
     Directors and Executive Officers . . . . . . . . . . . . . . . . . . -40-
     Key Employee . . . . . . . . . . . . . . . . . . . . . . . . . . . . -42-
     Compensation of Directors. . . . . . . . . . . . . . . . . . . . . . -42-
     Board Committees . . . . . . . . . . . . . . . . . . . . . . . . . . -42-
     Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . -43-
     Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . -43-
     1997 Management Incentive Plan . . . . . . . . . . . . . . . . . . . -44-
     Rollover Stock Option Plan . . . . . . . . . . . . . . . . . . . . . -45-
     Compensation Committee Interlocks and Insider Participation. . . . . -45-

PRINCIPAL STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . -45-

CERTAIN TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . -47-

CERTAIN AGREEMENTS BETWEEN THE COMPANY AND ERP OPERATING PARTNERSHIP. . . -47-
     Common Stock and Preferred Stock Purchase Agreement. . . . . . . . . -48-
     Registration Rights Agreement. . . . . . . . . . . . . . . . . . . . -50-
     Agreement Regarding Palomino Park. . . . . . . . . . . . . . . . . . -51-
     Credit Enhancement Agreement . . . . . . . . . . . . . . . . . . . . -53-

DESCRIPTION OF CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . -54-
     General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -54-
     Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . -54-
     Classification or Reclassification of Common Stock or Preferred
        Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -55-
     Power to Issue Additional Shares of Common Stock and Preferred
        Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -55-
     Class A Common Stock . . . . . . . . . . . . . . . . . . . . . . . . -56-
     Series A 8% Convertible Redeemable Preferred Stock . . . . . . . . . -56-

CERTAIN PROVISIONS OF MARYLAND LAW AND OF
THE COMPANY'S CHARTER AND BYLAWS. . . . . . . . . . . . . . . . . . . . . -61-
     Classification of the Board of Directors . . . . . . . . . . . . . . -61-
     Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . -61-
     Business Combinations. . . . . . . . . . . . . . . . . . . . . . . . -61-
     Amendment to the Charter and Bylaws. . . . . . . . . . . . . . . . . -62-
     Merger, Consolidation, Sale of Assets. . . . . . . . . . . . . . . . -62-
     Dissolution of the Company . . . . . . . . . . . . . . . . . . . . . -62-
     Advance Notice of Director Nominations and New Business. . . . . . . -62-
     Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . -62-
     Limitation of Liability and Indemnification. . . . . . . . . . . . . -63-

SHARES AVAILABLE FOR FUTURE SALE. . . . . . . . . . . . . . . . . . . . . -64-

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS . . . . . . . . . -65-

PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . -68-

CERTAIN ERISA CONSIDERATIONS. . . . . . . . . . . . . . . . . . . . . . . -68-

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -70-

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -70-

ADDITIONAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . -70-

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .F-1

REPORT OF INDEPENDENT AUDITORS. . . . . . . . . . . . . . . . . . . . . . .F-2

WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
COMBINED BALANCE SHEETS . . . . . . . . . . . . . . . . . . . . . . . . . .F-3

WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
COMBINED STATEMENTS OF INCOME AND EQUITY. . . . . . . . . . . . . . . . . .F-4

WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
COMBINED STATEMENTS OF CASH FLOWS . . . . . . . . . . . . . . . . . . . . .F-5

WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
NOTES TO COMBINED FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . .F-6

WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
PRO FORMA COMBINED INCOME STATEMENT . . . . . . . . . . . . . . . . . . . F-11

WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
PRO FORMA COMBINED BALANCE SHEET. . . . . . . . . . . . . . . . . . . . . F-14

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in the Prospectus Summary and under the captions "Risk Factors," "Business and Properties" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following, which are discussed in greater detail under "Risk Factors" herein: general economic and business conditions, which will, among other things, affect demand for commercial and residential properties, availability and credit worthiness of prospective tenants, lease rents and the availability of financing; difficulty of locating suitable investments; competition; risks of real estate acquisition, development, construction and renovation; vacancies at existing commercial properties; dependence on rental income from real property; adverse consequences of debt financing; risks of investments in debt instruments, including possible payment defaults and reductions in the value of collateral; illiquidity of real estate investments; lack of prior operating history; and other changes and factors referenced in this Prospectus.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements included elsewhere in this Prospectus. The Company began operations in January 1997 as a subsidiary of Wellsford Residential Property Trust ("Wellsford Residential"), a Maryland real estate investment trust. The Company began to operate independently following consummation of a series of transactions, including the contribution (the "Contribution") by Wellsford Residential of certain of its assets to the Company, the distribution (the "Distribution") to the holders of common shares of beneficial interest of Wellsford Residential of all of the shares of Common Stock of the Company owned by Wellsford Residential, and the subsequent merger (the "Merger") of Equity Residential Properties Trust ("EQR"), a Maryland real estate investment trust, into Wellsford Residential. As used in this Prospectus, except where the context requires otherwise, "Company" means Wellsford Real Properties, Inc., a Maryland corporation, and its subsidiaries, and "ERP Operating Partnership" means ERP Operating Limited Partnership, an Illinois limited partnership of which EQR is the general partner and through which EQR conducts substantially all of its operations relating to EQR's properties, and its subsidiaries.

                                  The Company

     The Company was organized to create and realize value by identifying and making opportunistic real estate investments through the direct acquisition, rehabilitation, development, financing and management of real properties and/or participation in these activities through the purchase of debt instruments or equity interests of entities engaged in such real estate businesses. Management is concentrating its efforts on defining and building focused operating businesses with recurring sources of income. The Company intends to maximize shareholder value over time through growth in cash flow and net asset value per share.

     The Company believes that while liquidity has returned to many real estate markets and that the supply and demand of many real estate asset classes are in relative equilibrium, there are specific opportunities which are expected to continue to exist because of market inefficiencies and impediments to investment, such as transactional complexity, time-consuming regulatory approvals, the prospect of no or limited immediate cash flow and a lack of available property information and market information analysis. In this regard, the Company is initially focusing its investments on three distinct aspects of the real estate business which management believes currently offer such opportunities. They are (i) acquiring underperforming office and other commercial properties below replacement cost, renovating and/or repositioning them, and owning, operating and/or reselling such properties, (ii) investing in real estate-related debt instruments with the potential for high-yields or returns more characteristic of equity ownership and (iii) engaging in selective property development when justified by expected returns. As opportunities emerge, the Company may in the future expand its real estate-related businesses and activities.

     The Company currently does not intend to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, the Company has the flexibility to respond quickly to opportunities without the structural limitations inherent in REITs and to operate, when deemed advantageous by management, on a more highly leveraged basis than most REITs. By not qualifying as a REIT under the Code (which would require the Company to distribute each year at least 95% of its net taxable income, excluding capital gains), the Company has the ability and currently intends to retain for reinvestment its cash flow generated from operations and to sell properties without the substantial income tax penalties which may be imposed on REITs in such transactions. In addition, the Company differs from opportunity funds that are typically structured as private partnerships. In that regard, the business of the Company is conducted without the payment of acquisition, disposition or advisory fees to general partners which should result in additional cash flow being available for reinvestment as well as mitigate the potential for conflicts of interest. In addition, unlike investors in opportunity funds, the Company's shareholders are expected to have enhanced liquidity through their ability to sell or margin their stock. The Company also hopes to attract a broader range of investors because there will be no stipulated investment minimum. However, unlike REITs and opportunity funds, the Company is subject to corporate level taxation.

     The Company's management includes the co-founders of Wellsford Residential, Jeffrey H. Lynford, Chairman, and Edward Lowenthal, President and Chief Executive Officer, supported by a management team experienced in real estate acquisitions, development, asset management and finance. The Company believes that the over 50 years of combined experience of management in real estate, capital markets and public company operations, their knowledge, credibility and business relationships, and their demonstrated track record of recognizing and profiting from emerging real estate trends should help the Company accomplish its business objectives. From the completion by Wellsford Residential of the initial public offering of its common shares of beneficial interest in November 1992 (the "Wellsford Residential IPO") until consummation of the Merger in May 1997, Messrs. Lynford and Lowenthal, through Wellsford Residential, acquired 69 multifamily properties containing 16,332 units. From calendar year 1992 through calendar year 1996, the revenues of Wellsford Residential and its predecessors increased from $26.5 million to $131.8 million, representing a compounded annual growth rate of approximately 49%, and earnings before interest, depreciation and amortization ("EBITDA") of Wellsford Residential and its predecessors increased from $13.8 million to $72.8 million, representing a compounded annual growth rate of approximately 52%. In analyzing potential investments and market trends and inefficiencies, management has reviewed, and will continue to review, current economic and market information.

     To date, the management of the Company has implemented its business strategy by identifying, negotiating and consummating the following initial investments: (i) six office buildings, five of which are vacant, located in Northern New Jersey containing an aggregate of approximately 940,400 gross square feet and acquired below replacement cost for an aggregate of approximately $47.6 million, or approximately $50 per gross square foot of building area, with respect to which the Company currently expects to spend an aggregate of approximately $15.8 million in renovation and repositioning costs; (ii) a $25 million subordinated secured mezzanine loan with respect to a class A office building located at 277 Park Avenue, New York City, (iii) a $17.8 million mortgage on, and option to purchase, a 344-unit class A residential apartment complex in Tucson, Arizona and (iv) an approximate 80% interest in Phases I, II and III of, and in options to acquire (at fixed prices) and develop Phases IV and V of, a 1,880-unit class A multifamily development in a suburb of Denver, Colorado. See "Business and Properties".

     Upon consummation of the Merger, ERP Operating Partnership acquired shares of the Company's Class A Common Stock, $.01 par value per share ("Class A Common"), at a price per share equal to $10.30 (the book value per share of the Common Stock on the date of the Merger), for an aggregate purchase price of $3.5 million. On June 2, 1997, the Company sold 12,000,000 shares of Common Stock in a private placement (the "Private Placement") primarily to institutional investors at a price per share equal to $10.30 (the book value per share of Common Stock on the date of closing of the Private Placement), for an aggregate purchase price of $123.6 million. As of July 1, 1997, an aggregate of approximately $74.4 million of the proceeds from the sale of the shares of Class A Common and from the Private Placement had been applied by the Company to, among other things, repay loans, the proceeds of which were used by the Company to acquire its five commercial properties and to make an investment of $20 million in the subordinated secured mezzanine loan described above, and approximately $52.7 million was available to the Company.

     In addition, the Company has available various other sources of capital, financing and credit support, including (i) the commitment of ERP Operating Partnership to acquire at the Company's option up to $25 million of the Company's Series A 8% Convertible Redeemable Preferred Stock, $.01 par value per share (liquidation preference of $25.00 per share) ("Series A Preferred"), each share of which is convertible into Common Stock at a price of $11.124 (representing a premium of 8% in excess of the book value per share of the Common Stock on the date of the Merger) (the "ERP Preferred Commitment") and
(ii) a two-year $50 million line of credit (extendible for one year) from BankBoston, N.A. (formerly known as The First National Bank of Boston) ("BankBoston") and Morgan Guaranty Trust Company of New York ("Morgan Guaranty") (the "Line of Credit") which initially bears interest at an annual rate equal to LIBOR plus 175 basis points. The ERP Preferred Commitment is pledged as security for the Line of Credit. See "Initial Capital and Financing" and "Description of Capital Stock - Series A 8% Convertible Redeemable Preferred Stock".

                                 Risk Factors

     Prospective investors should consider the matters discussed under "Risk Factors" on page 11 of this Prospectus prior to any investment in the Company. Some of the significant considerations include:

     o Competition in identifying and making investments and attracting tenants.

     o The inability of the Company to obtain significant amounts of capital.

     o Risks of excessive costs and delays associated with the acquisition, development, construction and renovation of properties.

     o    Vacancies at existing properties.

     o Lack of limitation on the amount of debt that may be incurred and risks of highly leveraged investments.

     o Risks associated with debt instruments held by the Company, including the possibility that borrowers may not be able to make payments when due, that the value of collateral may be less than amounts owed and that interest rates charged may be less than the Company's cost of funds.

     o Risks associated with investments in mortgage loans and junior secured obligations, including lack of control over the collateral and any foreclosure procedures.

     o Lack of control and risks associated with equity investments in and with third parties.

     o Risks associated with investments in commercial mortgage-backed securities, resulting, in part, from the fact that the process of rating and servicing such securities is difficult and existing credit support is inadequate.

     o    Illiquidity of the Company's real estate investments.

     o The Company is a recently-formed entity with little prior operating history.

     o Risk that the Company may have to register as an "investment company" under the Investment Company Act of 1940, as amended.

     o    Risks of uninsured loss at the Company's properties.

     o    Potential liability for unknown or future environmental liabilities.

     o The Company is dependent primarily upon the efforts of its Chairman of the Board and President and Chief Executive Officer.

     o The ability of the Company's Board of Directors to amend or revise the Company's investment and other policies without a vote of shareholders.

     o The potential antitakeover effect of certain provisions of the Company's Articles of Amendment and Restatement (the "Charter") and Maryland law.


                                  Management

     The management of the Company is led by members of the former senior management of Wellsford Residential, including, as noted above, Messrs. Lynford and Lowenthal. During the 11 years ending on the date of the Distribution, Messrs. Lynford and Lowenthal, together with other members of their team, succeeded in accomplishing the following:

     o Researched and identified multifamily properties in the Southwestern United States as an opportunity for above-market returns with modest risk.

     o Identified, evaluated and negotiated the acquisition of over 21,000 high-quality multifamily units in eight states. Wellsford Residential owned 72 multifamily properties containing 19,004 units at the time of the Merger. From calendar year 1992 through calendar year 1996, the revenues of Wellsford Residential and its predecessors increased from $26.5 million to $131.8 million, representing a compounded annual growth rate of approximately 49%, and EBITDA increased from $13.8 million to $72.8 million, representing a compounded annual growth rate of approximately 52%.

     o Completed a $100 million initial public offering of Wellsford Residential, which was the first publicly-traded REIT dedicated exclusively to the ownership of multifamily properties.

     o Raised approximately $585 million in eight subsequent offerings of Wellsford Residential's common shares, convertible preferred shares, perpetual preferred shares and senior unsecured debt.

     o Obtained an investment grade rating for Wellsford Residential's senior unsecured debt and subsequently obtained a rating increase to BBB by Standard & Poor's Rating Services, Inc. ("S&P") and Duff & Phelps, Inc. ("Duff & Phelps").

     o Obtained a $150 million unsecured line of credit for Wellsford Residential from a consortium of domestic and foreign banks.

     o Consummated one of the first public REIT mergers when Wellsford Residential acquired Holly Residential Properties, Inc.

     o Created an internal property management operation for Wellsford Residential, which directly managed 84% of its properties.

     o Consummated the Merger with EQR in a transaction that valued Wellsford Residential at approximately $1 billion.

     Further, investors who bought their common shares of beneficial interest of Wellsford Residential ("Wellsford Common") at the initial public offering in November, 1992, would have received an average annual return of approximately 23.8% on their initial investment, based upon the closing market price of a share of Wellsford Common on the New York Stock Exchange on May 30, 1997 (the date of the Merger) and assuming all distributions received on such shares of Wellsford Common were immediately reinvested in Wellsford Common.

                               Business Strategy

     In furtherance of its business strategy, the Company is initially focusing its efforts in three distinct areas of the real estate business. As opportunities emerge, the Company may in the future expand or modify its real estate-related businesses and activities.

     Commercial Properties. The Company will seek to acquire office and other commercial properties below replacement cost and operate and/or resell the properties after renovation, redevelopment and/or repositioning. The Company believes that appropriate well-located commercial properties which are currently underperforming can be acquired on advantageous terms and repositioned with the expectation of achieving enhanced returns which are greater than returns which could be achieved by acquiring a stabilized property. The Company also believes that these types of properties are not attractive acquisition candidates for REITs because the properties have no or limited cash flow as a result of required rehabilitation or their not being substantially leased.

     High Yield Debt Investments. The Company will make loans that constitute, or will invest in real estate-related senior, junior or otherwise subordinated debt instruments, which may be unsecured or secured by liens on real estate, interests therein or the economic benefits thereof, and which have the potential for high yields or returns more characteristic of equity ownership. These investments may include debt that is acquired at a discount, mezzanine financing, commercial mortgage-backed securities ("CMBS"), secured and unsecured lines of credit, distressed loans, and loans previously made by foreign and other financial institutions. The Company believes that there are opportunities to acquire real estate debt securitized by the use of CMBS, especially in the low or below investment grade tranches, at significant returns as a result of inefficiencies in pricing, while utilizing management's real estate expertise to analyze the underlying properties and thereby effectively minimizing risk.

     Property Development. The Company will engage in selective development activities as opportunities arise and when justified by expected returns. The Company believes that by pursuing selective development activities it can achieve returns which are greater than returns which could be achieved by acquiring stabilized properties. Certain development activities may be conducted in joint ventures with local developers who may bear the substantial portion of the economic risks associated with the construction, development and initial rent-up of properties. As part of its strategy, the Company may seek to obtain bond financing from local governmental authorities which generally bear interest at rates substantially below rates available from conventional financing.

     The Company may in the future make equity investments in entities owned and/or operated by unaffiliated parties and which engage in real estate-related businesses and activities or businesses that service the real estate industry. Some of the entities in which the Company may invest may be start-up companies or companies in need of additional capital. The Company may also manage and lease properties owned by it or in which it has an equity or debt investment.

                              Initial Investments

     In furtherance of its business strategy, the Company has identified, negotiated and consummated the acquisition of the following investments:

     o Five properties consisting of six office buildings located in Northern New Jersey, all of which are vacant except for Greenbrook Corporate Center, which was approximately 88.6% occupied at July 1, 1997. The Company currently intends to invest an aggregate of approximately $15.8 million to renovate and reposition such properties. As of July 1, 1997, the Company had incurred approximately $3.3 million of expenses. The Company also has the right under existing local law to develop an additional 1.1 million square feet of commercial space at these properties. The buildings are described as follows:

                                             Planned
                                               Improve-
                                    Purchase    ments       Purchase
                                     Price/    /Planned      Price
                Location   Gross    Purchase   Improve-      & Planned
Property           in       Area    Price Per   ments        Impr. Per
  Name         New Jersey (Sq. Ft.) Sq. Ft.(1)  Per Sq. Ft.  Sq. Ft.(1)
------------   ----------  -------  ----------  -----------  ---------
Point View     Wayne       560,000  $15.8 mil-  $10.1 mil-    $46.3
Corporate                           lion/$28    lion/$28
Park (two
buildings)(2)

Greenbrook     Fairfield  190,000   23.7 mil-    0.5 mil-     127.4
 Corp. Ctr.                         lion/125     lion/3

1700 Valley    Wayne       70,600    1.0 mil-    0.2 mil-      17
 Road(2)                             lion/14     lion/3

Chatham        Chatham     65,000    5.1 mil-    3.1 mil-     126.2
Building(3)                          lion/78     lion/48

1800 Valley    Wayne       54,800    2.0 mil-    1.9 mil-      71.2
Road(2)                              lion/36     lion/35
                          -------    --------    --------     -----

Total/Weighted average    940,000    $47.6 mil-  $14.8 mil-   $67.4
                                     lion/$50.6  lion/$17
                          =======    ==========  ==========   ======
__________________
(1)  Assumes no allocation of purchase price for undeveloped land.
(2) Point View Corporate Park, 1700 Valley Road and 1800 Valley Road were recently assessed for real estate tax purposes at approximately $61.0 million in the aggregate by the local governmental authority.
(3) Approximately 22,000 square feet in the Chatham Building has been leased to a new tenant for 10 years at an initial gross rent of $26.00 per net rentable square foot, which increases to approximately $28.00 per net rentable square foot starting in the sixth year.

     o $25 million of an $80 million subordinated secured mezzanine loan with respect to the approximately 1.74 million square foot, 52-story class A office building located in mid-town Manhattan at 277 Park Avenue, New York City (the "277 Park Loan"). The 277 Park Loan is payable in full in May, 2007 and bears interest payable monthly at the rate of approximately 12% per annum.


     o A $17.8 million mortgage loan on (the "Sonterra Loan"), and option (the "Sonterra Option") to purchase for approximately $20.5 million through December, 1997 and for $21 million during 1998, a 344-unit, newly constructed class A residential apartment project located in Tucson, Arizona known as "Sonterra at Williams Centre." The Sonterra Loan was originated in July 1996, and is payable in full on July 1, 1999 and bears interest at the rate of 9% percent per annum.

     o An approximate 80% interest in Phases I, II and III of, and in options to acquire and develop Phases IV and V of, a 1,880-unit class A multifamily development known as "Palomino Park," located on 182 acres, of which 65 acres have been developed, in a suburb of Denver, Colorado. Palomino Park is being constructed around a centrally located 24-acre park and has a 29,000-square-foot recreation center. Phase I, which is to consist of 456 units, is approximately 83% completed, approximately 64% leased and is
expected to be completed in late 1997.   Construction on Phase II, which is to
consist of 304 units, is expected to be completed in late 1998 or early 1999. As of March 31, 1997, an aggregate of approximately $23.9 million had been invested in Palomino Park, exclusive of amounts advanced under the existing construction loans for Phases I and II. ERP Operating Partnership has an approximate 20% interest in Palomino Park.

                         Initial Capital and Financing

     Upon consummation of the Merger, ERP Operating Partnership acquired shares of the Company's Class A Common at a price per share equal to $10.30 (the book value per share of the Common Stock on the date of the Merger) and for an aggregate purchase price of $3.5 million. On June 2, 1997, the Company sold 12,000,000 shares of Common Stock in the Private Placement primarily to institutional investors at a price per share equal to $10.30 (the book value per share of Common Stock on the date of closing of the Private Placement) for an aggregate purchase price of $123.6 million. As of July 1, 1997, an aggregate of approximately $74.4 million of the proceeds from the sale of the shares of Class A Common and from the Private Placement had been applied by the Company to, among other things, repay loans, the proceeds of which were used by the Company to acquire its five commercial properties and to make an investment of $20 million in the 277 Park Loan, and approximately $52.7 million was available to the Company.

     In addition, the Company has available the following other sources of capital, financing and credit support:

          o $25 million pursuant to the ERP Preferred Commitment to acquire up to 1,000,000 shares of Series A Preferred at the request of the Company and subject to certain limited conditions. Each share of Series A Preferred is convertible into Common Stock at a price of $11.124 (representing a premium of 8% in excess of the book value per share of the Common Stock on the date of the Merger). The ERP Preferred Commitment is pledged as security for the Line of Credit.

          o $50 million under a two-year line of credit obtained from BankBoston and Morgan Guaranty. The Line of Credit initially bears interest at an annual rate equal to LIBOR plus 175 basis points and is extendible for an additional one-year period.

          o Approximately $81.1 million in construction financing and credit enhancement with respect to Palomino Park.

     See "Initial Capital and Financing," "Description of Capital Stock" and "Certain Agreements Between the Company and ERP Operating Partnership."


                     Dividends to Holders of Common Stock

     The Company does not currently contemplate paying dividends on the Common Stock. Earnings from the Company's investments are currently expected to be reinvested by the Company in future acquisitions and investments. The Board of Directors of the Company may determine in its discretion to pay dividends on the Common Stock in the future, and any such determination will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the Company's Board of Directors.


                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
                   SUMMARY UNAUDITED COMBINED FINANCIAL DATA


     The following tables set forth the summary unaudited pro forma combined financial data for the Company (Predecessor) as a combined entity, giving effect to the Merger, Contribution, Distribution and Private Placement as if they had occurred on the dates indicated herein, after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma combined financial statements included elsewhere in this Prospectus.

     The summary unaudited pro forma combined operating data are presented as if the Merger, Contribution, Distribution and Private Placement had been consummated on January 1, 1997. In addition to the Merger, Contribution, Distribution and Private Placement, the pro forma combined operating data gives effect to the origination of the 277 Park Loan and the purchase of five commercial office properties, all of which occurred between January 1, 1997 and June 30, 1997, as if they had occurred on January 1, 1997.

     The summary unaudited pro forma combined balance sheet data are presented as if the Merger, Contribution, Distribution, Private Placement, sale of the Class A Common to ERP Operating Partnership (the "Class A Sale") and Line of Credit had been consummated on March 31, 1997. In addition to the Merger, Contribution, Distribution, Private Placement, Class A Sale and Line of Credit, the pro forma combined balance sheet data gives effect to certain material events set forth in the previous paragraph which occurred between April 1, 1997 and June 30, 1997 as if they had occurred on March 31, 1997, and as if Phase I of Palomino Park had been acquired on March 31, 1997. See the notes to the unaudited Pro Forma Combined Balance Sheet at March 31, 1997 included elsewhere in this Prospectus. In the opinion of management, all adjustments necessary to reflect the effects of the Merger, Contribution, Distribution and Private Placement have been made.

     The summary unaudited pro forma combined financial data should be read in conjunction with, and is qualified in its entirety by, the historical combined financial statements and notes thereto of the Company included in this Prospectus.

     The summary unaudited pro forma combined operating and balance sheet data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of the Company would have been for the period and as of the date presented, nor does such data purport to represent the results of future periods, particularly because four of the five commercial office properties were vacant on March 31, 1997.

                 Wellsford Real Properties, Inc. (Predecessor)
                   Summary Unaudited Combined Financial Data



                          Pro Forma        Historical
                        Three Months      Three Months      Historical
                            Ended             Ended         Year Ended
                          March 31,         March 31,      December 31,
                            1997              1997             1996
                            ----              ----             ----
                         (Unaudited)       (Unaudited)
                              (In thousands except per share data)
OPERATING DATA:
 Revenues:
   Rental income          $  762
   Other income               40
   Interest income         1,135              $ 401            $ 757
                          -------------------------------------------
                           1,937                401              757
                          -------------------------------------------
 Expenses:
   Property operating
    and maintenance          211
   Real estate taxes         107
   General and
    administrative           438
   Depreciation              128
   Property management        34
                          -------------------------------------------
                             918                  0                0
                          -------------------------------------------

   Income before
    income taxes           1,019                401              757
   Provision for
    income taxes             416
                          -------------------------------------------

   Net income             $  603              $ 401            $ 757
                          ===========================================

   Net income per
    common share           $0.04

   Weighted average
    common shares
    outstanding           16,888

                         Pro Forma    Historical    Historical    Historical
                         March 31,     March 31,   December 31,  December 31,
                           1997          1997          1996          1995
                           ----          ----          ----          ----
                        (Unaudited)   (Unaudited)
                                           (In thousands)
BALANCE SHEET DATA:
 Real estate (prior
  to depreciation)      $  129,889     $  47,806    $  21,306    $   7,955
 Mortgage notes and
  interest receivable   $   42,934     $  17,934    $  17,934    $       0
 Cash and cash
  equivalents           $   21,180     $       0    $       0    $       0
 Restricted cash        $    3,198     $   3,198    $   5,520    $  10,414
 Total assets           $  199,805     $  68,938    $  44,760    $  18,369
 Total debt             $   14,755     $  36,366    $  14,755    $  14,755
 Total equity           $  173,933     $  32,572    $  30,005    $   3,614


                                                                   Period from
                   Pro Forma Historical Historical Historical March 22 to March 31, March 31, March 31, December 31, December 31,
                     1997        1997        1996        1996          1995
                  (Unaudited) (Unaudited) (Unaudited)

                                        (In thousands)
OTHER DATA:
 Funds from
  operations    $       731   $     401    $      0   $      757    $       0
 EBITDA         $     1,147   $     401    $      0   $      757    $       0
 Cash flows
  from operating
  activities    $     2,925   $   2,723    $  1,082   $    5,517    $   4,341
 Cash flows
  from investing
  activities    $ (133,583)   $ (26,500)   $   (231)  $ (31,151)    $ (7,955)
 Cash flows
  from financing
  activities    $   152,040   $  23,777    $   (851)  $   25,634    $   3,614

                                 RISK FACTORS

     Ownership of the Common Stock involves the following material risks:

General Risks

     If the properties of the Company, the properties of those entities in which it invests or the properties of those entities to which it will lend (collectively, the "Properties") do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, the financial condition and results of operations of the Company may be adversely affected. The Company's financial condition and results of operations may also be adversely affected by a number of other factors, including international and domestic general economic climate and local real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the Properties; the ability of the owner to provide adequate management, maintenance and insurance; energy and supply shortages; the ability to collect on a timely basis all rent from tenants and interest from borrowers; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the investment. If a Property is mortgaged to secure the payment of indebtedness and if the Company or the entity in which the Company invests or to which it lends is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing.

Difficulty of Locating Suitable Investments; Competition; Capital Requirements

     Identifying, completing and realizing on real estate investments has from time to time been highly competitive, and involves a high degree of uncertainty. The Company will be competing for investments with many public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and real estate investment trusts) and other institutional investors, as well as individuals. There can be no assurance that the Company will be able to locate and complete investments which satisfy the Company's rate of return objective or realize upon their value or that it will be able to fully invest its available capital.

     Many of those with whom the Company will compete for investments and its services are far larger than the Company, may have greater financial resources than the Company and may have management personnel with more experience than the officers of the Company.

     The success of the Company's business strategy is dependent upon being able to obtain significant amounts of equity capital and proceeds from borrowings on terms financially advantageous to the Company. The inability of the Company to obtain such equity capital and debt proceeds on such terms may have a material adverse effect on the Company.

Risks of Acquisition, Development, Construction and Renovation Activities

     Acquisition. The Company intends to acquire existing properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected, that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate and the occupancy rates and rents achieved may be less than anticipated.

     Development, Construction and Renovation. The Company also intends to pursue the selective development, construction and renovation of commercial and residential properties for its own account or the account of, or through, entities in which it owns an equity interest as opportunities arise. Risks associated with the Company's development, construction and renovation activities include the risks that: the Company may abandon development opportunities after expending resources to determine feasibility; construction and renovation costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; and development, construction, renovation and lease-up may not be completed on schedule (including risks beyond the control of the Company, such as weather or labor conditions or material shortages) resulting in increased debt service expense and construction costs. Development, construction and renovation activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development, construction and renovation activities once undertaken, any of which could adversely affect the financial condition and results of operations of the Company. Properties under development or acquired for development may generate little or no cash flow from the date of acquisition through the date of completion of development and may experience operating deficits after the date of completion. In addition, new development and renovation activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

     The Company may elect not to exercise its option to purchase the land underlying Phases IV and/or V of Palomino Park, perhaps after having expended money and time to determine the feasibility of developing such Phase. In addition, the Company may elect, after having acquired the land underlying one or more of the Phases and paid the purchase price therefor, not to commence construction, or to delay construction, because of local occupancy rates or rents, excessive construction or renovation costs, lack of satisfactory financing or for any other reason.

     Any properties developed and renovated by the Company will be subject to the risks associated with the ownership and operation of real estate described elsewhere in this section entitled "Risk Factors."

Risks of Vacancies at Existing Properties; Dependence on Rental Income from Real Property

     The Company currently owns five office properties consisting of six buildings, five of which buildings are vacant. The sixth office building is currently approximately 88.6% leased. The Company expects to incur significant costs, including those relating to leasing commissions and tenant improvements, in connection with the leasing of these properties and may be required to offer tenant concessions, including free rental periods. The failure of the Company to lease these properties in a timely manner and on economically favorable terms may have a material adverse effect on the Company.

     The Company's cash flow, results of operations and value of its assets would be adversely affected if a significant number of tenants of the Properties failed to meet their lease obligations or if the Company or the owner of a Property were unable to lease a significant amount of space on economically favorable terms. In the event of a default by a lessee, the owner may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on a property. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow of the property. If a tenant rejects its lease, the owner's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. Generally, the amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). No assurance can be given that the Properties will not experience significant tenant defaults in the future.

Operating Risks

     The Properties are subject to operating risks common to the particular property type, any and all of which may adversely affect occupancy or rental rates. Such properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air-conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While commercial tenants are often obligated to pay a portion of these escalating costs, there can be no assurance that they will agree to pay such costs or that the portion that they agree to pay will fully cover such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. To the extent rents cannot be increased or costs controlled, the cash flow of the Company and its financial condition may be adversely affected.

Adverse Consequences of Debt Financing

     Leverage. Some of the Company's real estate equity investments may utilize a leveraged capital structure, in which case a third party lender would be entitled to cash flow generated by such investments prior to the Company receiving a return. As a result of such leverage, the Company would be subject to the risks normally associated with debt financing, including the risk that cash flow from operations and investments will be insufficient to meet required payments of principal and interest, the risk that existing debt (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancings will not be as favorable to the Company and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. While such leverage may increase returns or the funds available for investment by the Company, it also will increase the risk of loss on a leveraged investment. If the Company defaults on secured indebtedness, the lender may foreclose and the Company could lose its entire investment in the security for such loan. Because the Company may engage in portfolio financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, the Company could lose its interests in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments. In addition, recourse debt, which the Company reserves the right to obtain, may subject other assets of the Company to risk of loss.

     Existing Debt Maturities; Foreclosures. The Company anticipates that only a portion of the principal of the Company's indebtedness outstanding from time to time will be repaid prior to maturity. However, the Company may not have sufficient funds to repay such indebtedness at maturity; it may therefore be necessary for the Company to refinance debt through additional debt financing or equity offerings. If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of properties or other assets upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for further investment.

     Risk of Rising Interest Rates. The Company may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Outstanding advances under the Company's Line of Credit bear interest at a variable rate. Accordingly, increases in interest rates could increase the Company's interest expense and adversely effect the financial condition and results of operations of the Company.

     Covenants. Various credit facilities or other debt obligations may require the Company to comply with a number of financial and other covenants on an ongoing basis. Failure to comply with such covenants may limit the Company's ability to borrow funds or may cause a default under its then-existing indebtedness.

     No Limitation on Debt. The organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. The Company also has the ability to use a more highly leveraged business strategy than typically used by REITs. Accordingly, the Company could become highly leveraged, resulting in an increase in debt service that could increase the risk of default on the Company's indebtedness.

Risks of Investments in Debt Instruments

     The Company intends to originate and participate in debt investments and may acquire performing or nonperforming debt investments. In general, debt instruments carry the risk that borrowers may not be able to make debt service payments or to pay principal when due, the risk that the value of any collateral may be less than the amounts owed, the risk that interest rates payable on the debt instruments may be lower than the Company's cost of funds, and the risk that the collateral may be mismanaged or otherwise decline in value during periods in which the Company is seeking to obtain control of the underlying real estate. The Company is also dependent on the ability of the borrowers to operate successfully their properties. Such borrowers and their properties will be subject to the other risks affecting the ownership and operation of real estate set forth in this section entitled "Risk Factors." Some of the loans may be structured so that all or a substantial portion of the principal will not be paid until maturity, which increases the risk of default at that time.

     It is anticipated that a substantial portion of the debt in which the Company invests will not be rated by any nationally-recognized rating agency. Generally, the value of unrated classes is subject to more fluctuation due to economic conditions than rated classes. The Company's acquisition of credit supported classes of securitizations (which generally are expected to be first loss classes) which are unrated at the time of acquisition and which have lower ratings may increase the risk of nonpayment or of a significant delay in payments on these classes. Should rated assets be downgraded, it may adversely affect their value and may adversely affect the financial condition and results of operations of the Company.

Risks of Investments in Mortgage and Other Loans

     To the extent the Company invests in mortgage and other loans, such loans may or may not be recourse obligations of the borrower and generally will not be insured or guaranteed by governmental agencies or otherwise. In the event of a default under such obligations, the Company may have to foreclose on its mortgage or other collateral or protect its investment by acquiring title to the collateral and, in the case of mortgage loans, thereafter making substantial improvements or repairs in order to maximize the collateral's investment potential. Borrowers may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against such enforcement and/or bring claims for lender liability in response to actions to enforce mortgage and other obligations. Relatively high "loan-to-value" ratios and declines in the value of the collateral may prevent the Company from realizing an amount equal to its loan upon foreclosure.

     The Company may participate in loans originated by other financing institutions. As a participant, the Company may not have the sole authority to declare a default under the loan or to control the collateral or any foreclosure.

     Any investments in junior secured obligations which are subordinate to liens of senior secured obligations would involve additional risks, including the lack of control over the collateral and any related foreclosure proceeding. In the event of a default on a senior secured obligation, the Company may make payments to prevent foreclosure on the lien of the senior lender without necessarily improving the Company's position with respect to the subject collateral. In such event, the Company would be entitled to share in the proceeds only after satisfaction of the amounts due to the holder of the senior secured obligation.

Lack of Control and Other Risks of Equity Investments in and with Third
Parties

     The Company may invest in shares of "REITs" or other entities that invest in real estate assets, including debt instruments and equity interests. In such cases, the Company will be relying on the assets, investments and management of the REIT or other entity in which it is investing. Such entities and their properties will be subject to the other risks affecting the ownership and operation of real estate and investment in debt set forth in this section entitled "Risk Factors."

     The Company may also co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity and, therefore, will not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity.

     Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that the Company's partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturers may be in a position to take action contrary to the instructions or the requests of the Company and contrary to the Company's policies or objectives. Such investments may also have the potential risk of impasse on decisions, such as a sale, because neither the Company nor the partner or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, the Company may in certain circumstances be liable for the actions of its third-party partners or co-venturers.

Risk of Loss on Investments in Commercial Mortgage-Backed Securities

     As noted above, the Company may seek to invest in real estate-related debt instruments, which may include CMBS. Many of the risks of investing in CMBS reflect the risks of investing directly in the real estate securing the underlying mortgage loans. This may be especially true in the case of commercial mortgage securities secured by, or evidencing an interest in, a single commercial mortgage loan or a relatively small or less diverse pool of commercial mortgage loans. See "-Risks of Investments in Mortgage Loans."

     The risks of investing in commercial mortgage securities include risks that the existing credit support will prove to be inadequate, either because of unanticipated levels of losses or, if such credit support is provided by a third party, because of difficulties experienced by such provider. Delays or difficulties encountered in servicing commercial mortgage securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade a security.

     The Company may acquire subordinated tranches of CMBS issuances. In general, subordinated tranches of CMBS are entitled to receive repayment of principal only after all principal payments have been made on more senior tranches and also have subordinated rights as to receipt of interest distributions. In addition, an active secondary market for such subordinated securities is not as well developed as the market for certain other mortgage-backed securities. Accordingly, such subordinated CMBS may have limited marketability and there can be no assurance that a more efficient secondary market will develop.

Nature of Investments Made by the Company May Involve High Risk;
Illiquidity of Real Estate Investments

     The Company may make investments in real estate-related assets and businesses which have experienced severe financial difficulties, which difficulties may never be overcome. Since the Company may only make a limited number of investments and since many of the investments may involve a high degree of risk, poor performance by one of the investments could severely affect the financial condition and results of operations of the Company.

     Equity and debt investments in real estate may be relatively illiquid. Such illiquidity limits the ability of the Company to modify its portfolio in response to changes in economic or other conditions. Illiquidity may result from the absence of an established market for the investments as well as legal or contractual restrictions on their resale by the Company.

Limitations on Remedies

     Although the Company will have certain contractual remedies upon the default by borrowers under certain debt instruments, such as foreclosing on the underlying real estate or other collateral or collecting rents generated therefrom, certain legal requirements (including the risks of lender liability) may limit the ability of the Company to effectively exercise such remedies.

     The right of a mortgage lender to convert its loan position into an equity interest may be limited or prevented by certain common law or statutory prohibitions or delayed by legal proceedings.

Third-Party Bankruptcy Risks

     Investments made in assets operating in workout modes or under Chapter 11 of the Bankruptcy Code could be subordinated or disallowed, and the Company could be liable to third parties in such circumstances. Furthermore, distributions made to the Company in respect of such investments could be recovered if any such distribution is found to be a fraudulent conveyance or preferential payment. Bankruptcy laws, including the automatic stay imposed upon the filing of a bankruptcy petition, may delay the ability of the Company to realize on collateral for loan positions held by it or may adversely affect the priority of such loans through doctrines such as equitable subordination or may result in a restructure of the debt through principles such as the "cramdown" provisions of the bankruptcy laws.

Recently Formed Entity

     It should be noted that the Company is a recently formed entity with little prior operating history and that its properties and assets have only been recently acquired.

Risk of Registration Under Investment Company Act

     The Company is currently not registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), since management believes that the Company either is not within the definitions of "investment company" thereunder or, alternatively, is excluded from regulation under the Investment Company Act by one or more exemptions.
In the future, the Company will seek to continue to conduct its operations so as to avoid registration under the Investment Company Act. Therefore, the assets that the Company may acquire or sell may be limited by the provisions of the Investment Company Act. If the Company were to become an investment company under the Investment Company Act and if it failed to qualify for an exemption thereunder, it would be unable to conduct its business as presently conducted which could have a material adverse effect on the Company and the market price for the Common Stock.

Risks of Uninsured Loss

     The Company will carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the properties that it owns, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the financial condition and results of operations of the Company.

     With respect to those properties in which the Company holds an interest through a mortgage, as well as those properties owned by entities to whom the Company makes unsecured loans, the borrowers will most likely be obligated to maintain insurance on such properties and to arrange for the Company to be covered as a named insured on such policies. The face amount and scope of such insurance coverage may be less comprehensive than the Company would carry if it held the fee interest in such property. Accordingly in such circumstances, or in the event that the borrowers fail to maintain required coverage, uninsured or underinsured losses may occur, which could have an adverse impact on the Company's cash flow or financial condition.

Potential Environmental Liability Related to the Properties

     Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owners's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition, or in the event of renovation or demolition. Such laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In this regard, it should be noted that the main headquarters building at the Cyanamid Office Portfolio contains ACMs. The Company is currently proceeding with the removal of ACMs in such building. The operation and subsequent removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances, and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

     The properties described in this Prospectus that are owned by the Company have had recent Phase I or similar environmental audits (which involved general inspections without soil sampling, ground water analysis or radon testing, and for the Properties constructed in 1978 or earlier, survey inspections to ascertain the existence of ACMs were conducted) completed by independent environmental consultant companies. These environmental audits have not revealed any environmental liability that would have a material adverse effect on the Company's business.

Dependence on Key Personnel

     The Company is dependent primarily on the efforts of Jeffrey H. Lynford, Chairman of the Board, and Edward Lowenthal, President and Chief Executive Officer, and the loss of either of their services could have an adverse effect on the operations of the Company. Mr. Lynford and Mr. Lowenthal have each entered into employment agreements with the Company having a term ending December 31, 2002. The Company intends to retain the services of individuals with expertise and experience in certain activities to be conducted by the Company, and the loss of the services of any of these individuals could also have an adverse effect on the operations of the Company.

Changes in Policies Without Shareholder Approval

     The investment, financing, borrowing and distribution policies of the Company and its policies with respect to all other activities, growth, debt, capitalization and operations, will be determined by the Company's Board of Directors. Although it has no present intention to do so, the Board of Directors may amend or revise these policies at any time and from time to time at its discretion without a vote of the shareholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations and the market price of the Common Stock. See "Policies with Respect to Certain Activities."

Absence of Public Market; Risk of Changes in Stock Price

     As of July 1, 1997, there were 16,572,043 shares of Common Stock issued and outstanding. Although a trading market for the Common Stock exists, there can be no assurance that an active trading market for the Common Stock will be sustained in the future. In the absence of an active public trading market, an investor may be unable to liquidate his investment in the Company. The prices at which the Common stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for the Common Stock, investor perception of the Company and its businesses, the Company's dividend policy, interest rates and general economic and market conditions. Prices at which the Common Stock may trade in the future cannot be predicted.

Costs of Compliance with the Americans with Disabilities Act and Similar Laws

     Under the Americans with Disabilities Act of 1980 (the "ADA"), places of public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons.
Compliance with ADA requirements could require both structural and non-structural changes to the properties in which the Company invests and noncompliance could result in imposition of fines by the United States government or an award of damages to private litigants. Although management of the Company believes that its properties are substantially in compliance with present requirements of the ADA, the Company may incur additional costs of compliance in the future. A number of additional Federal, state and local laws exist which impose further burdens or restrictions on owners with respect to access by disabled persons and may require modifications to properties in which the Company invests, or restrict certain further renovations thereof, with respect to access by disabled persons. Final regulations under the ADA have not yet been promulgated and the ultimate amount of the cost of compliance with the ADA or other such laws is not currently ascertainable. While such costs are not expected to have a material effect on the Company, they could be substantial. If required changes involve greater expense than the Company currently anticipates, the Company's financial condition and results of operations could be adversely affected.

Noncompliance with Other Laws

     Real estate properties are also subject to various Federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that its properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's results of operations.

Effect on Common Stock Price of Shares Available for Future Sale

     Sales of a substantial number of shares of the Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. In addition, upon registration of the 12,242,719 Shares offered hereby, the Shares may be sold in the public markets from time to time. Also, 3,076,235 shares of Common Stock have been reserved for issuance pursuant to the Company's stock option plans (options to purchase 1,873,610 of such shares have been granted, 1,326,235 of which were granted in replacement for former Wellsford Residential share options), and approximately 5,000,000 shares of Common Stock have been reserved for issuance upon conversion of the Series A Preferred and Class A Common. When issued, these reserved shares and shares subject to options will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. No prediction can be made about the effect that future sales of the Common Stock will have on the market prices of the Common Stock.

Hedging Policies/Risks

     In connection with the financing of certain real estate investments, the Company may employ hedging techniques designed to protect the Company against adverse movements in currency and/or interest rates. While such transactions may reduce certain risks, such transactions themselves may entail certain other risks. Thus, while the Company may benefit from the use of these hedging mechanisms, unanticipated changes in interest rates, securities prices, or currency exchange rates may result in a poorer overall performance for the Company than if it had not entered into such hedging transactions.

Anti-Takeover Effect Resulting From a Staggered Board, Ability of the Company to Issue Preferred Stock and Certain Provisions of Maryland Law

     The Company's Board of Directors is divided into three classes. The initial terms of the first, second and third classes will expire in 1998, 1999 and 2000, respectively. Beginning in 1998, directors for each class will be chosen for a three-year term upon the expiration of their then current term, and each year one class of directors will be elected by the shareholders. The staggered terms for directors may limit the shareholders' ability to change control of the Company even if a change of control were in the interests of shareholders.

     The Company's Charter authorizes the Board of Directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the preferences and other terms of such series. Although the Board of Directors has no intention at the present time, it could issue a series of preferred shares that could, depending on the terms of such series, impede or prevent a merger, tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interest or in which shareholders might receive a premium for their shares over the then current market price of such shares.

     Under the Maryland General Corporation Law ("MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, unless exempted in accordance with the MGCL, any such business combination must be approved by two supermajority stockholder votes. The directors of the Company have exempted from the Maryland statute any business combinations with Jeffrey H. Lynford or Edward Lowenthal or any of their affiliates or any other person acting in concert or as a group with any of such persons and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between such persons and the Company. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

     The provisions of the MGCL described above and the exemptions granted may discourage a third party from making an acquisition proposal for the Company and may have the effect of delaying, deferring or preventing a transaction with or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders.

     Until May 30, 2007, pursuant to the Common Stock and Preferred Stock Purchase Agreement between ERP Operating Partnership and the Company, the Company has the right to direct the voting of all shares of the Series A Preferred, the Class A Common and the Common Stock owned by ERP Operating Partnership or any of its affiliates, except as to the election of the director to be designated by ERP Operating Partnership or any matter relating to the rights, preferences and privileges of the Series A Preferred or the Class A Common. Such voting right may hinder a change in control.


                                  THE COMPANY

General

     The Company was organized to create and realize value by identifying and making opportunistic real estate investments through the direct acquisition, rehabilitation, development, financing and management of real properties and/or participation in these activities through the purchase of debt instruments or equity interests of entities engaged in such real estate businesses. Management is concentrating its efforts on defining and building focused operating businesses with recurring sources of income. The Company intends to maximize shareholder value over time through growth in cash flow and net asset value per share.

     The Company believes that while liquidity has returned to many real estate markets and that the supply and demand of many real estate asset classes are in relative equilibrium, there are specific opportunities which are expected to continue to exist because of market inefficiencies and impediments to investment, such as transactional complexity, time-consuming regulatory approvals, the prospect of no or limited immediate cash flow and a lack of available property information and market information analysis. In this regard, the Company is initially focusing its investments on three distinct aspects of the real estate business which management believes currently offer such opportunities. They are (i) acquiring underperforming office and other commercial properties below replacement cost, renovating and/or repositioning them, and owning, operating and/or reselling such properties, (ii) investing in real estate-related debt instruments with the potential for high-yields or returns more characteristic of equity ownership and (iii) engaging in selective property development when justified by expected returns. As opportunities emerge, the Company may in the future expand its real estate-related businesses and activities.

     The Company currently does not intend to qualify as a REIT under the Code. Consequently, the Company has the flexibility to respond quickly to opportunities without the structural limitations inherent in REITs and to operate, when deemed advantageous by management, on a more highly leveraged basis than most REITs. By not qualifying as a REIT under the Code (which would require the Company to distribute each year at least 95% of its net taxable income, excluding capital gains), the Company has the ability and currently intends to retain for reinvestment its cash flow generated from operations and to sell properties without the substantial income tax penalties which may be imposed on REITs in such transactions. In addition, the Company differs from opportunity funds that are typically structured as private partnerships. In that regard, the business of the Company is conducted without the payment of acquisition, disposition or advisory fees to general partners which should result in additional cash flow being available for reinvestment as well as mitigate the potential for conflicts of interest. In addition, unlike investors in opportunity funds, the Company's shareholders are expected to have enhanced liquidity through their ability to sell or margin their stock. The Company also hopes to attract a broader range of investors because there will be no stipulated investment minimum. However, unlike REITs and opportunity funds, the Company is subject to corporate level taxation.

     The Company's management includes the co-founders of Wellsford Residential, Jeffrey H. Lynford, Chairman, and Edward Lowenthal, President and Chief Executive Officer, supported by a management team experienced in real estate acquisitions, development, asset management and finance. The Company believes that the over 50 years of combined experience of management in real estate, capital markets and public company operations, their knowledge, credibility, and business relationships, and their demonstrated track record of recognizing and profiting from emerging real estate trends should help the Company accomplish its business objectives. From the Wellsford Residential IPO in November 1992 until consummation of the Merger in May 1997, Messrs. Lynford and Lowenthal, through Wellsford Residential, acquired 69 multifamily properties containing 16,332 units. From calendar year 1992 through calendar year 1996, the revenues of Wellsford Residential and its predecessors increased from $26.5 million to $131.8 million, representing a compounded annual growth rate of approximately 49%, and EBITDA of Wellsford Residential and its predecessors increased from $13.8 million to $72.8 million, representing a compounded annual growth rate of approximately 52%. In analyzing potential investments and market trends and inefficiencies, management has reviewed, and will continue to review, current economic and market information.

     The Company is a Maryland corporation which was incorporated in January 1997. The Company's executive offices are located at 610 Fifth Avenue, New York, New York 10020 and its telephone number is (212) 333-2300.

Management

     The management of the Company is led by members of the former senior management of Wellsford Residential, including Jeffrey H. Lynford, Chairman, and Edward Lowenthal, President and Chief Executive Officer, of the Company, who held the same offices at Wellsford Residential. Joining them are Gregory
F. Hughes and David M. Strong, who were Chief Financial Officer and Vice President, respectively, of Wellsford Residential, and Richard R. Previdi, who was previously a managing director of Emmes & Company, a real estate investment company and a managing director of Trammell Crow N.E., Inc. and Chief Executive Officer of that company's Northern Virginia Commercial Division.

     Wellsford Residential Acquisitions

     Messrs. Lynford and Lowenthal formed Wellsford Group, Inc. ("WGI") with an initial capitalization of $1 million provided primarily by William E. Simon, Raymond Chambers and Frank Walsh, former principals of Wesray, a private leveraged buy-out firm, and by principals of Eastdil Realty, Inc., a private real estate investment banking firm. During the period from 1986 through November 1992, WGI and its affiliates acquired 19 multifamily properties consisting of 5,255 units. After WGI and its affiliates transferred their properties to Wellsford Residential in 1992, Wellsford Residential commenced an aggressive acquisition strategy by purchasing 69 properties containing 16,332 multifamily units which increased the historical cost of its total assets from $147 million at the time of the Wellsford Residential IPO, to $756 million at December 31, 1996. These acquisitions included 14 properties containing 5,100 units in Oklahoma purchased for $133 million in May 1994, and the $250 million acquisition by merger in December 1994 of Holly Residential Properties, Inc., a real estate investment trust publicly traded on the New York Stock Exchange which developed, owned and operated 34 properties containing over 5,000 multifamily units in the Seattle/Tacoma area. In May 1997, Wellsford Residential consummated the Merger with EQR in a transaction that valued Wellsford Residential at approximately $1 billion.

     Wellsford Residential Management and Development of Properties

     During 1995 and 1996 Wellsford Residential focused its efforts on its core portfolio and the development of new properties. Property management, which had previously been contracted to third parties, was substantially internalized. Immediately prior to the consummation of the Merger, Wellsford Residential provided direct management for 84% of its properties. In addition, Wellsford Residential developed three new properties consisting of 548 multifamily units during this period, helping to reduce the average age of its portfolio. Wellsford Residential also commenced development of Palomino Park, a 182-acre master planned class A multifamily residential community in Highlands Ranch, a suburb of Denver, Colorado. See "Business and Properties-Wellsford Property Development-Palomino Park."

     Wellsford Residential Equity and Debt Financings

     Wellsford Residential funded its acquisition and development activities with various sources of capital including public and private debt and equity. In November 1992, Wellsford Residential raised $100 million in the Wellsford Residential IPO. Wellsford Residential was one of the first REITs to obtain a corporate credit rating, when it received an implied senior rating of BBB - from S&P and Duff & Phelps in September 1993. This rating facilitated the issuance by Wellsford Residential in November 1993 of $100 million of convertible preferred shares. In January 1995 Wellsford Residential became one of the first REITs to access the unsecured debt markets with a $100 million issuance. In August 1995 Wellsford Residential's senior credit rating was upgraded to BBB by S&P and Duff & Phelps, which helped facilitate the issuance of $125 million of unsecured notes and $57.5 million of perpetual preferred shares. Wellsford Residential's commitment to a conservative corporate capital structure, including a 35% debt to total market capitalization ratio, resulted in the investment grade rating and a gradual reduction of its costs of capital, as reflected by the borrowing costs on its line of credit. At the time of the Wellsford Residential IPO, Wellsford Residential's line of credit was secured and bore an annual interest rate of LIBOR plus 3.75%. Subsequently, Wellsford Residential's line of credit in the amount of $150 million became unsecured with an annual interest rate of LIBOR plus 1.50%. In November 1996, Wellsford Residential issued 3-year medium term notes at an annual interest rate of LIBOR plus .32%.

     Wellsford Residential Return to Shareholders

     As a result of the above accomplishments, Wellsford Residential was able to raise its dividend 15% during the period from the Wellsford Residential IPO until the consummation of the Merger. Investors who bought their shares of Wellsford Common in the Wellsford Residential IPO would have received an average annual return of approximately 23.8% on their initial investment, based upon the closing market price of a share of Wellsford Common on the New York Stock Exchange on May 30, 1997 (the date of the Merger), and assuming all distributions received on such shares of Wellsford Common were immediately reinvested in Wellsford Common.


     There can be no assurance that the Company's future performance or average rate of return achieved by its investors will be similar to Wellsford Residential's past accomplishments or the average rate of return achieved by its shareholders. The Company's business strategy differs substantially from that of Wellsford Residential's, which operated as a REIT and invested primarily in multifamily properties.

Business Strategy

     In furtherance of its business strategy, the Company is initially focusing its efforts in three distinct areas of the real estate business. As opportunities emerge and in response to changes in market, real estate and general economic conditions, the Company may in the future retract from, discontinue or expand its real estate related business and activities.

     Commercial Properties. The Company will seek to acquire office and other commercial properties below replacement cost and operate and/or resell such properties after renovation, redevelopment and/or repositioning. The Company believes that appropriate well-located commercial properties which are currently underperforming can be acquired on advantageous terms and repositioned with the expectation of achieving enhanced returns which are greater than returns which could be achieved by acquiring a stabilized property. The Company also believes that these types of properties are not attractive acquisition candidates for REITs because the properties have no or limited cash flow as a result of required rehabilitation or their not being substantially leased. The Company's acquisitions to date demonstrate that the Company is able to take advantage of existing opportunities in this area. The Company has hired Richard R. Previdi, a former partner at Trammell Crow Co. with significant leasing and redevelopment experience in major metropolitan areas from Washington, D.C. to New York, to seek out such opportunities. Initially, the Company will seek to apply its business strategy to suburban office properties. In this regard, the Company has acquired five suburban office properties, containing six buildings, all of which are located in Northern New Jersey. As opportunities arise, the Company may seek to acquire other types of commercial properties, including industrial properties. See "Business and Properties."

     High Yield Debt Investments. The Company will make loans that constitute, or will invest in real estate-related senior, junior or otherwise subordinated debt instruments, which may be unsecured or secured by liens on real estate or the economic benefits thereof. The Company will focus on investments of this type which have the potential for high yields or returns more characteristic of equity ownership. These investments may contain options to acquire, or be convertible into the right to acquire, all or a portion of the underlying real estate, or contain the right to participate in the cash flow and economic return which may be derived from the real estate. These investments may include debt that is acquired at a discount, mezzanine financing, commercial mortgage-backed securities, secured and unsecured lines of credit, distressed loans, and loans previously made by foreign and other financial institutions. In some cases the Company may only acquire a participating interest in the debt instrument. The Company believes that there are opportunities to acquire real estate debt, especially in the low or below investment grade tranches, at significant returns as a result of inefficiencies in pricing, while utilizing management's real estate expertise to analyze the underlying properties and thereby effectively minimizing risk. The Company will initially focus on opportunities arising in the following areas, among others. First, where traditional CMBS buyers cannot or will not invest, such as the purchase of subordinated real estate debt secured not by a mortgage but by other indicia of ownership of an asset. Second, where the Company believes that the market has mispriced an outstanding tranche of debt because of insufficient asset specific information. The Company's investments in the Sonterra Loan and the 277 Park Loan demonstrate its ability to take advantage of opportunities in this area. See "Business and Properties."

     Property Development. The Company will engage in selective development activities as opportunities arise and when justified by expected returns. The Company believes that by pursuing selective development activities it can achieve returns which are greater than returns which could be achieved by acquiring stabilized properties. In this regard, the Company will continue the development of Palomino Park, its five-phase residential community begun by Wellsford Residential, taking advantage of the fixed-price purchase options for the land underlying such residential community obtained by Wellsford Residential two years ago. This development may be retained for investment and operated by the Company, sold, or converted to condominium ownership. The Company may also acquire land for speculation, future development or subdivision. Certain development activities may be conducted in joint ventures with local developers who may bear the substantial portion of the economic risks associated with the construction, development and initial rent-up of properties. As part of its strategy, the Company may seek to obtain bond financing from local governmental authorities which generally bear interest at rates substantially below rates available from conventional financing. See "Business and Properties."

     The Company may in the future make equity investments in entities owned by third parties and which engage in real estate-related businesses and activities or businesses that service the real estate industry. Some of the entities in which the Company may invest may be start-up companies or companies in need of additional capital. The Company may also in the future invest in retail, residential, hotel and other types of properties and may also manage and lease properties owned by it or in which it has an equity or debt investment.

     In analyzing potential investments and market trends and inefficiencies, management has reviewed, and will continue to review, current economic and market information. Much of this information has been, and will continue to be, provided by REIS Reports, Inc., a nationally recognized real estate market database firm.


                                USE OF PROCEEDS

     The Shares offered hereby are being registered for the account of Selling Shareholders and, accordingly, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.


                             SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Shares by the Selling Shareholders as of July 1, 1997, and the number of Shares being offered by this Prospectus. Each Selling Shareholder will receive all of the net proceeds from the sale of its respective Shares offered hereby.


                                                Number         Number
                                              of Shares      of Shares
                                           Beneficially        Being
                                                Owned       Registered
                                             ------------  ------------
Longleaf Partners Realty Fund                 3,398,000      3,398,000

Mutual Qualified Fund                         2,427,184      2,427,184

Yale University                                 964,932        964,932

BancBoston Investments Inc.                     811,000        811,000

SVP-RPC Joint Venture                           811,000        811,000

Morgan Stanley Institutional Fund
U.S. Real Estate Portfolio                      654,898        654,898

Van Kampen American Capital LIT
Real Estate Portfolio                           447,242        447,242

MS SICAV Real Estate                            314,115        314,115

Wellsford Commercial Properties, LLC(1)         218,447        218,447

Morgan Stanley Real Estate Special
Situations Fund II, LP                          210,146        210,146

Van Kampen American Capital Real Estate
Securities Fund                                 199,020        199,020

MOAB Investments, L.P.                          173,600        173,600

Morgan Stanley Real Estate Special
Situations Fund I, LP                           157,609        157,609

Stichting Pensioenfonds ABP                     156,032        156,032

Gary C. Comer                                   151,300        151,300

Stichting Bedrijfspensioenfonds voor            104,023        104,023

J. Roderick MacArthur Foundation                 97,000         97,000

Intermatic, Inc. Pension Trust                   97,000         97,000

The Eugenia II Investment Holdings LTD. - REIT   63,630         63,630

Jesselson Foundation                             60,000         60,000

Comer Foundation                                 48,500         48,500

Morgan Stanley Real Estate Special
Situations Inc.                                  48,334         48,334

Morgan Stanley U.S. Real Estate Portfolio        45,351         45,351

Lloyd G. Schermer as Trustee of
the Lloyd G. Schermer
Declaration of Trust Dated 11/17/89              38,800         38,800

Trust F/B/O A. Daniel Jesselson
U/W Ludwig Jesselson                             37,000         37,000

Alice Albright Arlen, Trustee U/T/D
7/2/63 F/B/O Alice Albright Arlen                29,100         29,100

R.H. Newman Trustee or Successor
Trustee under the R.H.
Newman Living Trust U/A/D 4/18/89                29,100         29,100

William M. Cockrum, Trustee
of the William M. Cockrum
Trust dated 8/1/79(2)                            24,272         24,272

Susan Burkhardt Living Trust Dated 8/18/69       19,400         19,400

Carol B. Cohen Trustee DTD 10/12/78              19,400         19,400

Earl E. Segerdahl                                19,400         19,400

MRMB Charitable Remainder Trust II U/T/D 8/8/95  19,400         19,400

Alice Albright Arlen                             19,400         19,400

Octagon Capital Association                      19,400         19,400

David B. Heller P/T Rollover IRA                 19,400         19,400

James Amend                                      19,400         19,400

Betty A. Schermer as Trustee
of the Betty A. Schermer
Declaration of Trust Dated 11/17/89              19,400         19,400

Principal Asset Allocation Fund - Real
Estate Account                                   15,777         15,777

Bergman Charitable Trust/Betsy Lynn Rosenfield   14,500         14,500

Bergman Charitable Trust/Robert Bergman          14,500         14,500

Richard C. Anderson                              14,500         14,500

Bergman Charitable Trust/Carol Cohen             14,500         14,500

NTBG Gov Sec Endow I                             14,500         14,500

Steven J. Stogel                                 12,000         12,000

Universal Funds - Real Estate Portfolio          11,007         11,007

Lloyd Schermer, IRA                               9,700          9,700

Stephen C. Neal                                   9,700          9,700

Alicia M. Hoge Trust, D/T/D 12/30/83              9,700          9,700

NTBG Gov Sec Endow II                             9,700          9,700

The R.H.N. Corporation                            9,700          9,700

NTBG Gov Sec Endow III GVSEC 5-10 Yr.             9,700          9,700

Barbara S. Bluhm                                  9,700          9,700

Douglas E. Cohen                                  9,700          9,700

Tanya Wexler Trust #18                            9,700          9,700

The Kampong Fund                                  9,700          9,700

Joseph P. Weil                                    9,700          9,700

William C. Mitchell, IRA                          9,700          9,700

J. Wexler Revocable Trust F/B/O Susan Wexler      9,700          9,700

Scott D. Cohen                                    9,700          9,700

Carl C. Lang and Gail R. Lang                     4,400          4,400

     Total                                   12,242,719     12,242,719
                                             ==========     ==========

(1) See "Certain Transactions" as to the ownership interests of Jeffrey H. Lynford, Edward Lowenthal and the wife of Mark Germain in Wellsford Commercial Properties, LLC.
(2) Mr. Cockrum was an advisor to Wellsford Residential and is an advisor to the Company.


                                DIVIDEND POLICY

  The Company does not currently contemplate paying dividends on the Common Stock. Earnings from the investments of the Company are currently expected to be reinvested by the Company to finance future acquisitions and investments. The Board of Directors of the Company may determine in its discretion to pay dividends on the Common Stock in the future, and any such determination will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the Company's Board of Directors.


               PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

  The Company's shares of Common Stock have been listed on the ASE since June 2, 1997 under the symbol WRP. On July 29, 1997, the last reported sale price of the shares of Common Stock on the ASE was $11.50. The following table sets forth the high and low closing sale prices for the shares of Common Stock for the fiscal periods indicated. No dividends were paid by the Company with respect to such periods.

  1997                                          High           Low
  ----                                          ----           ---
  June 2 to June 30                            $11.19         $10.50
  Third Quarter (through July 29, 1997)        $11.50         $11.00

  As of July 22, 1997, the Company transfer agent reported 347 record holders of Common Stock, and the Depository Trust Company held Common Stock on behalf of approximately 6,500 beneficial owners.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1997 on a historical basis, reflecting ownership by Wellsford Residential of Palomino Park and the Sonterra Loan and Sonterra Option, and as adjusted to give effect to the (i) Private Placement and the application of the net proceeds therefrom, (ii) Contribution, Distribution and Merger, (iii) sale of shares of Class A Common to ERP Operating Limited Partnership for an aggregate purchase price of $3.5 million and the application of the net proceeds therefrom, and (iv) purchase of five commercial office properties and the $25 million investment in the 277 Park Loan. The information set forth in the table should be read in conjunction with the Company's combined financial statements and notes thereto, and the Company's pro forma combined financial statements and notes thereto, all of which are included herein.

                                                      March 31, 1997
                                               Actual       As Adjusted
                                               ------       -----------
                                                      (In thousands)
DEBT:

   Tax exempt mortgage note payable . . . .    $14,755         $14,755
   Note payable to Wellsford Residential. .     21,611              --
                                               -------        --------
    Total debt. . . . . . . . . . . . . . .     36,366          14,755
                                               -------        --------

STOCKHOLDERS' EQUITY:

  Common Stock, $.01 par value per share;
   197,650,000 shares authorized - 16,547,771
   shares issued and outstanding, as
   adjusted . . . . . . . . . . . . . . . .          1             166
  Class A Common Stock, $.01 par value
   per share; 350,000 shares authorized -
   339,806 shares issued and outstanding,
   as adjusted  . . . . . . . . . . . . . .         --               3
  Series A 8% Convertible Redeemable
   Preferred Stock, $.01 par value
   per share; 2,000,000 shares authorized;
   no shares issued and outstanding . . . .         --              --
  Capital in excess of par value. . . . . .     30,321         173,764
  Common Stock to be issued . . . . . . . .      2,250              --
                                               -------        --------
    Total stockholders' equity. . . . . . .     32,572         173,933
                                               -------        --------
    Total capitalization. . . . . . . . . .    $68,938        $188,688
                                               =======        ========

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
                  SELECTED UNAUDITED COMBINED FINANCIAL DATA


                          Pro Forma        Historical
                        Three Months      Three Months      Historical
                            Ended             Ended         Year Ended
                          March 31,         March 31,      December 31,
                            1997              1997             1996
                            ----              ----             ----
                         (Unaudited)       (Unaudited)
                              (In thousands except per share data)
OPERATING DATA:
 Revenues:
   Rental income          $  762
   Other income               40
   Interest income         1,135              $ 401            $ 757
                          -------------------------------------------
                           1,937                401              757
                          -------------------------------------------
 Expenses:
   Property operating
    and maintenance          211
   Real estate taxes         107
   General and
    administrative           438
   Depreciation              128
   Property management        34
                          -------------------------------------------
                             918                  0                0
                          -------------------------------------------

   Income before
    income taxes           1,019                401              757
   Provision for
    income taxes             416
                          -------------------------------------------

   Net income             $  603              $ 401            $ 757
                          ===========================================

   Net income per
    common share           $0.04

   Weighted average
    common shares
    outstanding           16,888

                         Pro Forma    Historical    Historical    Historical
                         March 31,     March 31,   December 31,  December 31,
                           1997          1997          1996          1995
                        (Unaudited)   (Unaudited)
                                           (In thousands)
BALANCE SHEET DATA:
 Real estate (prior
  to depreciation)      $  129,889     $  47,806    $  21,306    $   7,955
 Mortgage notes and
  interest receivable   $   42,934     $  17,934    $  17,934    $       0
 Cash and cash
  equivalents           $   21,180     $       0    $       0    $       0
 Restricted cash        $    3,198     $   3,198    $   5,520    $  10,414
 Total assets           $  199,805     $  68,938    $  44,760    $  18,369
 Total debt             $   14,755     $  36,366    $  14,755    $  14,755
 Total equity           $  173,933     $  32,572    $  30,005    $   3,614


                                                                   Period from
                   Pro Forma Historical Historical Historical March 22 to March 31, March 31, March 31, December 31, December 31,
                     1997        1997        1996        1996          1995
                  (Unaudited) (Unaudited) (Unaudited)

                                        (In thousands)
OTHER DATA:
 Funds from
  operations    $       731   $     401    $      0   $      757    $       0
 EBITDA         $     1,147   $     401    $      0   $      757    $       0
 Cash flows
  from operating
  activities    $     2,925   $   2,723    $  1,082   $    5,517    $   4,341
 Cash flows
  from investing
  activities    $ (133,583)   $ (26,500)   $   (231)  $ (31,151)    $ (7,955)
 Cash flows
  from financing
  activities    $   152,040   $  23,777    $   (851)  $   25,634    $   3,614

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND ANALYSIS OF OPERATIONS

     The following discussion should be read in conjunction with the Selected Unaudited Combined Financial Data set forth above and the Combined Financial Statements and Notes thereto included herein.

Results of Operations

     The operations of the predecessor to the Company (the "Predecessor") during the three months ended March 31, 1997 and the year ended December 31, 1996 consisted of owning the Sonterra mortgage note receivable originated in July, 1996, upon which the Predecessor earned $401,000 and $757,000, respectively, of interest income, and developing two phases of the Palomino Park multifamily community located in a suburb of Denver, Colorado with a total of 760 units under development.

Liquidity and Capital Resources

     The Company expects to meet its short-term liquidity requirements generally through its working capital and cash flow provided by operations. The Company considers its ability to generate cash to be adequate and expects it to continue to be adequate to meet operating requirements both in the short and long terms.

     The Company expects to meet its long-term liquidity requirements such as refinancing mortgages, financing acquisitions and development, and financing capital improvements and debt and equity investments in real estate companies by long-term borrowings, through the issuance of debt and the offering of additional debt and equity securities.

     The Company has obtained a two-year $50 million credit facility from BankBoston and Morgan Guaranty which is available to fund acquisitions, debt and equity investments, development, capital expenditures, repayment of indebtedness and related expenditures. The credit facility bears interest at an annual rate of LIBOR plus 175 basis points and is extendible for an additional one-year.

     In December 1995, the Predecessor marketed and sold $14.8 million of tax-exempt bonds to fund construction at Palomino Park. The bonds have a variable rate of interest which is currently approximately 4% per annum and a term of 40 years. At March 31, 1997, $3.2 million of the bond proceeds were being held in escrow pending their use for the funding of development.


                            BUSINESS AND PROPERTIES

     The Company's assets consist primarily of five office properties containing six buildings; the 277 Park Loan; the Sonterra Loan and the Sonterra Option; and an approximately 80% interest in Phases I, II and III of, and in options to acquire and develop Phases IV and V of, Palomino Park. Set forth below is a brief description of these assets and the Company's plans with respect thereto.

     In the opinion of the Company's management, all of the properties described below are adequately covered by insurance.

                        Wellsford Commercial Properties

     Since its inception in January, 1997, the Company has acquired five commercial properties. All the properties are located in suburban areas of Northern New Jersey. These properties contain in the aggregate six office buildings with approximately 940,400 gross square feet (or approximately 913,000 net rentable square feet) located on approximately 260 acres. The aggregate purchase price for these properties was approximately $47.6 million or approximately $50 per gross square foot of building area. None of the properties is encumbered by mortgage liens. It is currently anticipated that the Company will invest approximately $15.8 million (approximately $17 per gross square foot of building) for renovation and repositioning of the properties, and will pay approximately $19.7 million (approximately $21 per gross square foot of building) for tenant improvements and leasing costs, for a total cost to the Company of approximately $83 million. As of July 1, 1997, the Company had invested approximately $3.3 million for renovation and repositioning of the properties and approximately $375,000 for tenant improvements and leasing costs. These acquisitions represent opportunities which the Company believes are impractical for REITs because they provide little or no immediate cash return.

     Cyanamid Office Portfolio

     The Company acquired the Cyanamid Office Portfolio ("Cyanamid") located in Wayne, N.J. in February 1997. Cyanamid, formerly the international headquarters for American Cyanamid Company, consists of (i) Point View Corporate Park consisting primarily of two office buildings ("Point View"); and (ii) Valley Executive Center, consisting primarily of two smaller office buildings, located at 1700 and 1800 Valley Road. All the buildings are currently vacant. It is expected that renovations to each of these buildings will be completed by mid-1998. Cyanamid was recently assessed for real estate tax purposes at approximately $61.0 million in the aggregate by the local governmental authority.

     Point View

     Point View consists of two parcels: (i) one parcel of approximately 194 acres on which two buildings consisting of an aggregate of approximately 560,000 gross square feet (approximately 530,000 net rentable square feet) are situated and (ii) an approximately 10 acre site directly across from the entrance to the two buildings which is zoned for approximately 7 - 8 single family houses and has no existing structures. The approximately 194-acre parcel is zoned for the development of an additional 1 million square feet of office or research space. The larger of the two buildings on Point View (the "Serpentine Building") was constructed in 1962, is a four-story class B+ building containing approximately 400,000 gross square feet. The Serpentine Building contains a fully functional cafeteria area seating 800, separate executive officer tower, separate executive dining area and overlooks a large reservoir and the heliport for the complex. The smaller building (the "West Building") was constructed in 1976, is a six-story class A building containing approximately 160,000 gross square feet. The West Building is connected to the Serpentine Building by an underground passageway and has a primarily moveable wall interior partitioning system, a fitness center and an auditorium. There are 1,720 parking spaces currently serving both buildings.

     On a pro forma basis, Point View had a federal tax basis equal to its purchase price of $15.8 million at December 31, 1996, and will be depreciated straight-line over a 40-year estimated life. The current annual real estate taxes on Point View are approximately $1.2 million, subject to pending negotiations with the municipality of Wayne to reduce such taxes.

     The Company currently contemplates a number of renovations to the Serpentine Building and the West Building to, among other things, refurbish the exterior, add new elevators, and renovate the lobby and other common areas. Other renovations will (i) enable the buildings to comply with current life safety and ADA requirements and become more energy efficient; and
(ii) eliminate potentially hazardous materials (such as spray-on asbestos fireproofing in the Serpentine Building's structure). Removal of the spray-on asbestos fire proofing will cost approximately $3.5 million, and the estimated total cost of all planned renovations will be approximately $10.1 million. As of July 1, 1997, the Company had incurred approximately $2 million of expenses to renovate Point View. The Company is financing the renovations from its working capital.

     The purchase price for Point View was $15.8 million, or approximately $28.00 per gross square foot of building area, and together with the cost of planned renovations, is expected to be approximately $46.25 per gross square foot.

     Valley Executive Center

     1700 Valley Road. The 1700 Valley Road property contains a two-story, class B+ building consisting of approximately 70,600 gross square feet (approximately 67,000 net rentable square feet) and is situated on a wooded nine acre site. The building was constructed in two stages, during 1972 and 1979, and the interior was completely refurbished in 1993. The building contains a full service dining area and 294 parking spaces. The Company contemplates renovation of the building's facade, upgrading of the HVAC system and various cosmetic improvements. The estimated cost of planned renovations is $200,000, and the Company will finance such renovations from its working capital. The property is zoned for the development of an additional 50,000 square feet of office space.

     The purchase price for 1700 Valley Road was $1.0 million, or $14.00 per gross square foot of building area, and together with the cost of planned renovations, is expected to be $17.00 per gross square foot.

     1800 Valley Road. The 1800 Valley Road property contains a two-story, class B+ building consisting of approximately 54,800 gross square feet (approximately 53,000 net rentable square feet) and is situated on a wooded 14 acre site. The building was constructed in 1980, contains a full service dining area and has 260 parking spaces. The Company contemplates replacing the roof and upgrading the HVAC system, and other renovations to comply with existing life safety and ADA codes. The estimated cost of planned renovations is $900,000, excluding the renovations to be made pursuant to the lease with Reckitt & Coleman Inc. described below, and the Company will finance such renovations from its working capital.

     The Company has entered into a 6-year lease with Reckitt & Coleman Inc., a consumer products firm, for the entire 1800 Valley Road property at a net rental of $12.10 per square foot. Pursuant to the terms of lease, the Company has agreed to pay approximately $2.1 million for tenant improvements, renovations and other leasing costs.

     The purchase price for 1800 Valley Road was $2.0 million, or approximately $36.00 per gross square foot of building area, and together with the cost of planned renovations, is expected to be approximately $71.00 per gross square foot.

     Greenbrook Corporate Center

     The Company acquired The Greenbrook Corporate Center ("Greenbrook") in Fairfield, N.J. in April 1997. Greenbrook consists of (i) a class A suburban three-story office building with approximately 190,000 gross square feet situated on approximately 20 acres and (ii) a contiguous undeveloped approximately seven acre parcel zoned for development of an additional 50,000 square feet of office and light industrial use. The entrance to the building is a 35-foot atrium lobby and the second and third floors have terraces overlooking a country club which border the rear of the site. The Company intends to spend approximately $500,000 to renovate the building, and the Company will finance such renovations from its working capital and its Line of Credit. The renovations are expected to be completed by October, 1997.

     Greenbrook, as the Company's only occupied commercial property, accounted for 41% of the Company's pro forma revenues during the three months ended March 31, 1997. The occupancy rate for Greenbrook as of July 1, 1997 was approximately 88.6%, and the average annual gross rent per square foot is approximately $20. The current asking gross rental rate per square foot is approximately $23. On a pro forma basis, Greenbrook had a federal tax basis equal to its purchase price of $23.7 million at December 31, 1996, and will be depreciated straight-line over a 40-year estimated life. The current annual real estate taxes on Greenbrook are approximately $428,000.

     Greenbrook's two largest tenants are Information Resources, Inc. ("IRI"), a market research firm, and the S.B. Thomas division of CPC International, whose principal business is producing baked foods. IRI occupies 64,676 rentable square feet, with an annual rent of approximately $1.3 million (or approximately $20 per rentable square foot), under two leases that expire December 2003. The annual rent to be paid by IRI increases over the term of the leases to approximately $1.5 million (or approximately $23.5 per rentable square foot) by their expiration in December 2003. S.B. Thomas occupies 49,384 rentable square feet with an annual rent of approximately $.9 million (or $19 per rentable square foot), under a lease that expires in 2005. S.B. Thomas has the right to renew for two successive periods of five years each, at 95% of the fair market value rent as of October 1st of the last lease year prior to commencement of each renewal term. Greenbrook has nine additional tenants, with aggregate annual rents of approximately $1.2 million.

     The purchase price for this property was $23.7 million, or approximately $125.00 per gross square foot of building area, and together with the cost of planned renovations, is expected to be approximately $127.00 per gross square foot.

     Chatham, New Jersey

     In January 1997, the Company acquired a class A three-story suburban office building consisting of approximately 65,000 gross square feet (approximately 63,300 net rentable square feet) located on approximately five acres in Chatham, New Jersey.

     The Company currently intends to spend approximately $3.1 million to make various renovations to upgrade the building's status including, among other things, to add a first class lobby and improve other common areas, renovate the facade and replace the HVAC system and provide landscaping. The Company is financing such renovations from its working capital and its Line of Credit, and the renovations are expected to be completed by the end of the third quarter of 1997. As of July 1, 1997, the Company had incurred approximately $1.3 million of expenses to renovate this building. The Company is currently marketing the building for rental.

     The Company has entered into a lease with Quadrant HealthCom Inc., a publisher of medical specialty magazines, for approximately 22,000 gross square feet in the building which is approximately 33% of the gross leasable area of the building. The lease is for a term of ten years (terminable after seven years upon payment of six months' rent) at $26.00 per net rentable square foot for years one through five and at approximately $28.00 per net rentable square foot for years six through ten.

     The purchase price for the property was $5.1 million, or approximately $78.00 per gross square foot, of building area and together with the cost of planned renovations, is expected to be approximately $126.00 per gross square foot.

                   Wellsford High Yield Investment Portfolio

     277 Park Loan

     The Company and BankBoston have provided an $80 million loan to entities which own substantially all of the equity interests (the "Equity Interests") in the entity which owns a 52-story, approximately 1.75 million square foot gross leasable area, class A office building located in New York City in mid-town Manhattan at 277 Park Avenue (the "277 Park Property"). On April 25,
1997, the Company and BankBoston advanced $20 million and $60 million, respectively, pursuant to the 277 Park Loan. On June 19, 1997, the Company acquired from BankBoston an additional $5 million portion of the 277 Park
Loan, after which the Company and BankBoston effectively advanced $25 million and $55 million, respectively, pursuant to the 277 Park Loan. The 277 Park
Loan is secured primarily by a pledge of the Equity Interests owned by the borrowers. There is also a limited guarantee from the individual who indirectly owns all the Equity Interests. The 277 Park Loan is subordinated to a 10-year $345 million first mortgage loan (the "REMIC Loan") on the 277
Park Property, the proceeds for which were obtained by the sale of investment grade rated commercial mortgage pass-through certificates in a real estate mortgage investment conduit. The notes representing the REMIC Loan bear interest at different rates which equate to a weighted average interest rate of approximately 7 2/3% per annum. The 277 Park Loan bears interest at the rate of approximately 12% per annum for the first nine years of its term and at a floating annual rate during the tenth year equal to LIBOR plus 5.15% or BankBoston base rate plus 5.15%, as elected by the borrowers. Interest on the 277 Park Loan will be payable monthly to the extent of available cash after payment of interest on the REMIC Loan and the funding of various reserve accounts under the REMIC Loan and provided there is no event of default under the REMIC Loan. To the extent funds are not available to pay interest at a rate in excess of 10% per annum, such excess interest will accrue and be added to the principal amount of the 277 Park Loan. The principal amount of the 277 Park Loan and all accrued interest will be payable on May 1, 2007 which is also the due date of the REMIC Loan. The 277 Park Loan is prepayable only in full and then only after the fifth year of the loan and must be repaid if the REMIC Loan is repaid or the 277 Park Property is sold. Any prepayment during the sixth through ninth years of the loan must be accompanied by a yield maintenance payment.

     The 277 Park Property is currently 100% leased to 33 tenants, including Donaldson, Lufkin & Jenrette, Inc. which has leased approximately 47% of the gross leasable area pursuant to a lease expiring in 2016. The 277 Park Property was appraised for $555 million as of July 1, 1996 by an independent nationally recognized appraiser. The appraisal was not prepared on behalf of the Company. An appraisal is only an opinion of value made by experts, subject to the assumptions and limiting conditions contained therein (including assumptions relating to the discounted cash flow analysis contained therein).

     Sonterra Assets

     Sonterra Loan

     The Company holds a $17.8 million mortgage loan made to the owner of Sonterra, a 344-unit class A multifamily apartment complex located in Tucson, Arizona, construction of which was completed in June, 1996. The Sonterra Loan was originated in July, 1996 and the principal amount thereof is due on July 1, 1999. Until the maturity date, the borrower is to pay interest only, monthly, at the rate of 9% percent per annum. The loan is non-recourse and repayment of the loan is secured by a first mortgage on Sonterra and by a personal guaranty of an individual affiliated with the owner. Under certain circumstances, prepayment of the loan is subject to a prepayment premium equal to 5% percent of the principal amount of the loan.

     Sonterra Option Agreement

     The Company also owns an option to acquire Sonterra free and clear of all mortgages and other material liens for approximately $20.5 million through December 31, 1997 and for approximately $21 million if the sale is consummated during 1998. ERP Operating Partnership has a right of first offer to acquire the Sonterra Option and a right to acquire the option if the Company does not exercise it. If the Company acquires Sonterra, then the Company and ERP Operating Partnership will enter into a "Right of First/Last Offer Agreement" in substantially the same form as the Right of First/Last Offer Agreement entered into pursuant to the Agreement Regarding Palomino Park. See "Certain Agreements Between the Company and ERP Operating Partnership - Agreement Regarding Palomino Park."

                        Wellsford Property Development

     Palomino Park

     Palomino Park is a master planned five-phase multifamily development project comprising approximately 182 acres, of which 65 acres have been developed, in suburban South East Denver, Colorado about 14 miles from Denver's central business district. It is situated within Highlands Ranch, a 22,000 acre master planned community. Palomino Park is intended to be developed as an integrated project comprising an 1,880-unit, class A multifamily apartment community constructed around a centrally located 24 acre park which will feature tennis courts, athletic fields, a putting green and an amphitheater. There is also a 29,000 square foot recreation center which has been completed and which includes a full-size gymnasium, fitness center, indoor golf range, racquet ball courts, and a baby-sitting facility and has an adjacent swimming pool. Palomino Park will also have a perimeter fence with a guard at the entry gate.

     Wellsford Park Highlands Corp. ("WPHC"), currently owned 80% by the Company and 20% by ERP Operating Partnership, acquired fixed-price options in 1995 to purchase the land underlying each of the phases (referred to collectively as "Phases" or individually as a "Phase" or specifically as "Phase I," "Phase II," "Phase III," "Phase IV" or "Phase V") of Palomino Park. The land underlying Phases I, II and III has been acquired. The land underlying Phases IV and V is subject to options which expire in May, 1998 and May, 1999, respectively. There can be no assurance that construction of Phase III, Phase IV or Phase V will be commenced or if commenced, that it will be completed. See "Risk Factors Risks of Acquisition, Development, Construction and Renovation Activities". The purchase price for land acquired with respect to any Phase is $73,500 per acre, subject to an increase of the purchase price by 6% per annum from and after November 30, 1994. The land options should reduce the Company's exposure to market cycles in Denver while enabling the Company to develop a signature residential community in one of the fastest growing counties in the country.

     Upon completion of any or all of the Phases, the Company will either operate and rent apartment units or convert all or a portion of them to condominium ownership, which a REIT could not do because of the adverse tax consequences thereof.

     The development of Palomino Park calls for construction of the 1,880 units over a period of five years at a total estimated cost of approximately $194 million. As of March 31, 1997, the Company had invested approximately $23.9 million in the development of Palomino Park, exclusive of amounts advanced under the existing construction loans for Phase I and II.

     Phase I, referred to as Blue Ridge, will consist of 456 units of which 312 are constructed, 294 are leased and 233 are occupied. Rents range from $760 per month for a one bedroom, one bathroom to $1,375 per month for a three bedroom, two bathroom unit. Garages are available and washer and dryer hook-ups exist in all the apartments. Completion of construction of this Phase is expected in late 1997. The total estimated cost of Blue Ridge is approximately $42.5 million.

     Phase II, referred to as Red Canyon, is expected to consist of 304 units. The total estimated cost of Red Canyon is approximately $33.6 million. Site preparation for construction of Phase II has recently begun and construction of Phase II is expected to be completed in late 1998 or early 1999.

     Blue Ridge is owned by Park at Highlands LLC ("Phase I LLC"), a limited liability company, the members of which are WPHC (99%) and Al Feld ("Feld") (1%). Red Canyon is owned by Red Canyon at Palomino Park LLC ("Phase II LLC"), a limited liability company, the members of which are WPHC (99%) and Feld (1%). Al Feld is a Denver-based developer specializing in the construction of luxury residential properties. He has constructed over 3,000 units since 1984.

     Various development, construction and property management and guarantee fees, as well as certain other fees designed to provide cost savings incentives in connection with property construction and stabilization, are being paid to Feld and his affiliates. These amounts are included in the cost estimates for Phase I and Phase II described above. Feld has unconditionally guaranteed completion of Phase I within 30 months and Phase II within 24 months, in each case after closing of the construction loan, and has agreed to a one-year guarantee of such Phases against construction defects. In addition, in the case of Blue Ridge, Feld has agreed, subject to certain conditions, to fund deficits in development and operating costs, and in the case of Red Canyon, Feld has agreed, subject to certain conditions, to fund deficits in development costs. To secure his obligations to make deficit payments and perform all of his other obligations under the operating agreements, Feld has pledged his interests in Phase I LLC and Phase II LLC to WPHC.

     The operating agreements provide that neither member may transfer, pledge or assign its interest in the Phase I LLC or Phase II LLC without the consent of the other member, except that (i) WPHC may transfer a portion of its interest provided it retains at least a 21% interest in Phase I LLC or Phase II LLC, as the case may be, and (ii) WPHC has an option to acquire Feld's 1% interest for fair market value at any time after completion of the Phase, and Feld has an option to compel WPHC to buy his 1% interest for fair market value upon completion of the Phase.

     The construction loan on Blue Ridge is for approximately $36.8 million, matures on December 31, 1998 (with a 6-month extension at the option of the Phase I LLC upon fulfillment of certain conditions), and bears interest at the prime rate, except that the Phase I LLC may elect to cause a portion of the previously advanced principal to bear interest at LIBOR plus 175 basis points. Feld has guaranteed repayment of this loan.

     The construction loan on Red Canyon is for approximately $29.5 million, matures on September 29, 1999 (with a 6-month extension at the option of the Phase II LLC upon fulfillment of certain conditions), and bears interest at the prime rate, except that the Phase II LLC may elect to cause a portion of the previously advanced principal to bear interest at LIBOR plus 165 basis points. Feld has also guaranteed repayment of this loan.

     ERP Operating Partnership has agreed to purchase the Phase I loan and the Phase II loan when due, assuming completion of construction, if they are not paid off by the Phase I LLC (in the case of the Phase I loan) or the Phase II LLC (in the case of the Phase II loan) or by Feld pursuant to his guaranties, for the lesser of the loan balance or the final agreed upon budget. See "Certain Agreements Between the Company and ERP Operating Partnership - Agreement Regarding Palomino Park."

     Palomino Park Public Improvements Corporation ("PPPIC"), a Colorado non-profit corporation, has issued $14.8 million of tax exempt bonds due on December 1, 2035 (the "Bonds") to finance the development of the park and certain parts of the infrastructure within Palomino Park, which have a total cost of approximately $18.3 million. The Bonds bear interest at a floating rate, which is currently approximately 4% per annum, but may be converted to a term rate or a fixed rate. Subject to certain restrictions, revenue assessment liens are imposed against the Phases to secure the obligation of the Phase owners to repay the portion of the Bonds' debt service attributed by PPPIC to their respective Phases.

     If it is determined to proceed with construction of Phases III, IV and/or V, the ownership and transaction structure of each such Phase is expected to be similar to that of Phases I and II, although neither Wellsford Residential nor Feld has any obligation to continue the relationship for future Phases.

Legal Proceedings

     Neither the Company nor the Properties are presently subject to any material litigation nor, to the Company's knowledge, is any material litigation threatened against the Company or the Properties, other than routine litigation arising in the ordinary course of business and which is expected to be covered by liability insurance.

                         INITIAL CAPITAL AND FINANCING

     Upon consummation of the Merger, ERP Operating Partnership acquired shares of the Company's Class A Common at a price per share equal to $10.30 (the book value per share of the Common Stock on the date of the Merger) and for an aggregate purchase price of $3.5 million. On June 2, 1997, the Company sold 12,000,000 shares of Common Stock in the Private Placement primarily to institutional investors at a price per share equal to $10.30 (the book value per share of Common Stock on the date of closing of the Private Placement) for an aggregate purchase price of $123.6 million. As of July 1, 1997, an aggregate of approximately $74.4 million of the proceeds from the sale of the shares of Class A Common and from the Private Placement had been applied by the Company to, among other things, repay loans, the proceeds of which were used by the Company to acquire its five commercial properties and make an investment of $20 million in the 277 Park Loan, and to pay for certain renovations to, and tenant fit-out for, the five office properties. As of July 1, 1997, approximately $52.7 million of such proceeds was available to the Company.

     In addition, the Company has available the following sources of capital, financing and credit support:

     o $25 million pursuant to the ERP Preferred Commitment to acquire up to 1,000,000 shares of the Series A Preferred at the request of the Company and subject to certain limited conditions. Each share of Series A Preferred is convertible into Common Stock at a price of $11.124 (representing a premium of $8% in excess of the book value per share of the Common Stock on the date of the Merger). The ERP Preferred Commitment is pledged as security for the Line of Credit.

     o $50 million under a two-year Line of Credit obtained from BankBoston and Morgan Guaranty. The Line of Credit initially bears interest at an annual rate equal to LIBOR plus 175 basis points and is extendible for an additional one-year period. See "Line of Credit" below.

     o $36.8 million, pursuant to an agreement with respect to the construction financing for Phase I of Palomino Park, and $29.5 million, pursuant to an agreement with respect to the construction financing for Phase II of Palomino Park, in each case guaranteed by a third-party developer and supported by the credit of ERP Operating Partnership pursuant to its stand-by obligations.

     o Approximately $14.8 million of credit enhancement from ERP Operating Partnership with respect to the bonds issued to finance certain public facilities at Palomino Park.

          See "Description of Capital Stock" and "Certain Agreements Between the Company and ERP Operating Partnership."


Line of Credit

     The Company has a $50 million revolving line of credit from BankBoston and Morgan Guaranty as to which each has agreed to lend up to $25 million.
The Line of Credit is currently secured inter alia by the Company's interest in the Sonterra Loan, the 277 Park Loan and the ERP Preferred Commitment. Under the Line of Credit, the Company pays interest only, monthly, at an annual rate equal to, at the Company's option, either (i) LIBOR plus 175 basis points or (ii) the higher of (A) the base rate of BankBoston or (B) 50 basis points above the federal funds effective rate. The Line of Credit is for a term of two years and is extendible by the Company with the consent of BankBoston and Morgan Guaranty for one additional year. It includes customary covenants, including, among others, (i) maintaining a ratio of liabilities to assets of not in excess of .60 to 1.0, (ii) maintaining a debt service coverage ratio of not less than 1.5 to 1.0, (iii) a prohibition on the payment of dividends until May 30, 1998 and (vi) a prohibition on ground-up development or construction (other than Palomino Park).

     The Company's other sources of capital to finance its acquisition, investment, development and other activities, may include retained earnings, funds derived from the issuance of debt and equity securities, sales of investments and bank borrowings. See "Policies with Respect to Certain Activities."


                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of the Company's investment policies, financing policies and policies with respect to certain other activities. The Company's policies with respect to these activities have been determined by the directors of the Company and may be amended or revised from time to time at the discretion of the directors without a vote of the shareholders of the Company.

Investment Policies

     The Company intends to invest in real estate directly or indirectly through entities that engage in real estate-related activities. These investments may be in the form of debt or equity.

     Debt investments may include the purchasing of mortgage loans, other financial instruments collateralized by real estate or real estate interests, or participations therein, real property tax liens or tax-exempt bonds collateralized by real estate or tax-increment finance districts. These debt instruments may be senior, junior or otherwise subordinated to the interests of others. Further, the Company may provide credit enhancement or guarantees of the obligations of others involved in real estate-related activities. The Company may also invest in participating or convertible mortgages if the Company concludes that it may benefit from the cash flow and/or any appreciation in the value of the property. Such mortgages may be similar to equity participations. The Company may also make mortgage loans or participate in such loans and contemporaneously or otherwise obtain related property purchase options.

     Equity investments may include development projects directly or through joint ventures, as well as the purchase of general or limited partnership interests in limited partnerships, shares in publicly-traded or privately-held corporations or interests in other entities that own real estate, make real estate-related loans or invest in real estate-related debt instruments or provide services or products to the real estate industry. The Company intends to engage in active real estate businesses, which may include land subdivisions, condominium conversions, property sales, and other businesses considered ineligible or impractical investments for REITs. The Company may also hold real estate or interests therein for investment. The Company may purchase substantially leased, mostly unleased or vacant properties of any type or geographic location. The Company intends to renovate and re-lease the mostly unleased or vacant properties.

     The activities described above often do not generate immediate cash flow, and cash flow generated may be non-recurring. These investments may be subject to existing debt financing and any such financing will have a priority over the equity interests of the Company.

     The Company may offer to exchange its securities for properties and securities of other entities. Further, it may, from time to time, repurchase its shares. The Company will seek investments generally with a duration of one to five years.

Financing Policies

     The Company will seek to finance its investments through both public and private secured and unsecured debt financings, as well as public and private placements of its equity securities. The equity securities will include both common and preferred equity issuances of the Company and its subsidiaries. The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. There are currently no restrictions on the amount of debt that the Company may incur.

     Also, the Company does not plan to distribute dividends for the foreseeable future, which will permit it to accumulate for reinvestment cash flow from investments, disposition of investments and other business activities.

     The Company has a two-year $50 million line of credit from BankBoston and Morgan Guaranty. This facility is subject to certain financial and other covenants. In the future, the Company may seek to extend, expand, reduce or renew such facility, or obtain an additional or a replacement facility. See "Initial Capital and Financing."

Policies with Respect to Other Activities

     The Company does not intend to qualify as a REIT, but it may, from time to time, invest in REITs, sell properties or entities to REITs for cash and/or securities. Further, it may spin-off to its common shareholders, shares of its subsidiaries or shares of other entities it has acquired through the sale of its properties, investments or otherwise. These spin-offs may be taxable or non-taxable, depending upon the facts and circumstances. The Company's policies with respect to its activities may be reviewed and modified from time to time by the Company's directors without notice to or vote of its shareholders.

                                  MANAGEMENT

Directors and Executive Officers

     The executive officers and directors of the Company, their ages and their positions are as follows:
        Name              Age                Position Held
Jeffrey H. Lynford        49                  Chairman of the Board,
                                               Secretary and Director**
Edward Lowenthal          52                  President, Chief Executive
                                               Officer and Director*
Gregory F. Hughes         34                  Chief Financial Officer
David Strong              38                  Vice President for Development
Douglas Crocker II        56                  Director**
Rodney F. Du Bois         60                  Director*
Mark S. Germain           46                  Director**
Frank J. Hoenemeyer       77                  Director***
Frank J. Sixt             45                  Director***
*    Term expires 1998
**   Term expires 1999
***  Term expires 2000


     Jeffrey H. Lynford has been the Chairman of the Board, Secretary and Director of the Company since its formation in January 1997. Mr. Lynford served as the Chairman of the Board and Secretary of Wellsford Residential from its formation in July 1992 until consummation of the Merger in May 1997 and was the Chief Financial Officer of Wellsford Residential from July 1992 until December 1994. Mr. Lynford currently serves as a trustee emeritus of the National Trust for Historic Preservation and as a director of four mutual funds: Cohen & Steers Total Return Realty Fund, Inc., Cohen & Steers Realty Shares, Inc., Cohen & Steers Realty Income Fund, Inc. and Cohen & Steers Special Equity Fund, Inc. He is also a member of the New York bar. Prior to founding WGI, Mr. Lynford gained real estate and investment banking experience as a partner of Bear Stearns & Co. and a managing director of A.G. Becker Paribas, Inc.

     Edward Lowenthal has been the President, Chief Executive Officer and Director of the Company since its formation in January 1997. Mr. Lowenthal served as the President and Chief Executive Officer and a trustee of Wellsford Residential from its formation in July 1992 until consummation of the Merger in May 1997. Mr. Lowenthal currently serves as a director of United American Energy Corporation, a developer, owner and operator of hydroelectric and other alternative energy facilities, a director of Corporate Renaissance Group, Inc., a mutual fund, a director of Omega Healthcare, Inc., a REIT, a director of Great Lakes REIT, Inc., a REIT that owns and operates office buildings, and a trustee of Corporate Realty Income Trust, a REIT. He is also a member of the executive committee and The Board of Governors of the NAREIT. Prior to founding WGI, Mr. Lowenthal gained real estate and investment banking experience as a partner of Bear Stearns & Co., a managing director of A.G. Becker Paribas, Inc., and a partner in the law firm of Robinson Silverman Pearce Aronsohn & Berman.

     Gregory F. Hughes has been the Chief Financial Officer of the Company since its formation in January 1997. Mr. Hughes served as a Vice President - Chief Financial Officer of Wellsford Residential from December 1994 until consummation of the Merger in May 1997. From March 1993 until December 1994 he was a Vice President and Chief Accounting Officer of Wellsford Residential. During 1992, Mr. Hughes was a controller with Jones Lang Wootton Realty Advisors, a firm that provides real estate asset management and investment consultation services. From 1985 to 1991, Mr. Hughes was a manager with Kenneth Leventhal & Company, a public accounting firm specializing in real estate and financial services. Mr. Hughes is a certified public accountant.

     David M. Strong has been a Vice President for Development of the Company since its formation in January 1997. Mr. Strong served as a Vice President of Wellsford Residential from July 1995 until consummation of the Merger in May 1997. From July 1994 until July 1995 he was Acquisitions and Development Associate of Wellsford Residential. From 1991 to 1994, Mr. Strong was President and owner of LPI Management, Inc., a commercial real estate company providing management and consulting services. From 1984 to 1991, he was a senior executive with the London Pacific Investment Group, a real estate development, investment and management firm active in Southern California and Western Canada. From 1979 to 1984, Mr. Strong was a manager with Arthur Young, a public accounting firm. Mr. Strong is a member of the Canadian Institute of Chartered Accountants.

     Douglas Crocker II has been a director of the Company since consummation of the Merger. Mr. Crocker has been President, Chief Executive Officer and a Trustee of EQR, the general partner of ERP Operating Partnership, since March 1993. He is also a director of Horizon Group Incorporated, an owner, developer and operator of outlet retail properties. Mr. Crocker has been President and Chief Executive Officer of First Capital Financial Corporation, a sponsor of public limited real estate partnerships ("First Capital"), since December 1992 and a director of First Capital since January 1993. He has been an executive vice president of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations ("EGI"), providing strategic direction and services for EGI's real estate and corporate activities since November 1992. From September 1992 until November 1992, Mr. Crocker was a managing director of investment banking with Prudential Securities, an investment banking firm. He was a director and President of Republic Savings Bank, a national chartered savings and loan association ("Republic"), from December 1988 to June 1992, at which time the Resolution Trust Corporation took control of Republic.

     Rodney F. Du Bois has been a director of the Company since May 1997. Mr. Du Bois served as a trustee of Wellsford Residential from November 1992 until consummation of the Merger in May 1997. Mr. Du Bois also has been President and co-owner of Goshawk Corporation, which provides finance and general corporate services, since 1982. Mr. Du Bois was a founder of Mountain Cable Company, a cable TV multiple system operator, and its Chairman from 1985 until the company's sale in 1988. Previously Mr. Du Bois served as Executive Vice President and a director of C. Brewer and Co., Chairman of Alexander and Baldwin Agribusiness, Inc., a managing director of Warburg, Paribas, Becker, Inc. and a Professor of Real Estate at the Amos Tuck School of Business Administration at Dartmouth College.

     Mark S. Germain has been a director of the Company since May 1997. Mr. Germain served as a trustee of Wellsford Residential from November 1992 until consummation of the Merger in May 1997. Currently he is employed by Olmstead Group L.L.C., which is a consultant to biotechnology and other high technology companies. Mr. Germain also serves as a board member of several privately held biotechnology companies. Previously, from 1990 to 1994, Mr. Germain was employed by D. Blech & Company, Incorporated, a merchant bank. From 1986 to 1989, he was President and Chief Operating Officer of The Vista Organization, Ltd., and from 1989 to 1990, its President and Chief Executive Officer. Mr. Germain was a partner in a New York law firm prior to 1986.

     Frank J. Hoenemeyer has been a director of the Company since May 1997. Mr. Hoenemeyer served as a trustee of Wellsford Residential from November 1992 until consummation of the Merger in May 1997. Mr. Hoenemeyer also currently serves as a director of American International Group, Inc., Mitsui Trust Bank (U.S.A.), W.P. Carey Advisors, Inc. and Carey Fiduciary Advisors, Inc. (subsidiaries of W.P. Carey & Co., Inc.) and ARIAD Pharmaceuticals, Inc. and as Vice Chairman of the Investment Committee of W.P. Carey & Co., Inc. From 1947 to 1984, he was employed by The Prudential Insurance Company of America where he served as Vice Chairman and Chief Investment Officer prior to his retirement.

     Frank J. Sixt has been a director of the Company since May 1997. Mr. Sixt served as a trustee of Wellsford Residential from November 1992 until consummation of the Merger in May 1997. Mr. Sixt also currently serves as an executive director of Cheung Kong (Holdings) Limited, Cheung Kong Infrastructure Holdings Limited and Hutchinson Whampoa Limited Group of Companies. He also serves as a director of Husky Oil Limited, Concord Property and Financial Company Limited and World Financial Properties Limited. He is also a director of and Chairman of the Executive Committee of the Board of Directors of Gordon Capital Corporation. Previously, from 1987 to 1990, Mr. Sixt was a partner in the law firm of Stikeman Elliot.

Key Employee

     Richard R. Previdi has been active in seeking to acquire commercial properties on behalf of the Company and its predecessor since September 1996. From May 1994 until June 1996, he was a managing director of Emmes & Company, a real estate investment company. From April 1990 until May 1994, Mr. Previdi was a managing director of Trammell Crow N.E., Inc., and Chief Executive Officer of that company's Northern Virginia Commercial Division. Previously, from October 1985 until April 1990, he was first a marketing principal, and later a partner, of Trammell Crow Company. From October 1982 until October 1985, Mr. Previdi was a manager with Arthur Young and Company, a public accounting firm.

Compensation of Directors

     The Company pays to each of its directors who are not employees of the Company (i) an annual fee of $16,000, payable quarterly in shares of the Common Stock, and (ii) a fee of $2,250 payable in cash for each regular quarterly Board of Directors meeting at which such director is present in person or by telephone. Messrs. Du Bois, Germain, Hoenemeyer and Sixt also each received options to purchase 42,750 shares of Common Stock and Mr. Crocker received options to purchase 21,375 shares of Common Stock, all under the Company's 1997 Management Incentive Plan and each will be eligible along with other present and future directors to receive additional share options. See "-1997 Management Incentive Plan." Directors who are employees of the Company will not be paid any directors' fees. In addition, the Company will reimburse the directors for travel expenses incurred in connection with their activities on behalf of the Company.

Board Committees

     The Board of Directors of the Company has established an Executive Committee, a Compensation Committee and an Audit Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee; the entire Board performs the usual functions of such committee.

     Executive Committee. The Executive Committee consists of Messrs. Lynford, Lowenthal and Hoenemeyer. The Executive Committee has the authority to acquire, dispose of and finance investments for the Company and execute contracts and agreements, including those related to the borrowing of money by the Company, and generally to exercise all other powers of the directors except for those which require action by all directors or the independent directors under the Articles of Incorporation or Bylaws of the Company or under applicable law.

     Compensation Committee. The Compensation Committee consists of Messrs. Du Bois, Germain, Hoenemeyer and Sixt, none of whom are employees of the Company. The Compensation Committee reviews the Company's compensation and employee benefit plans, programs and policies, approves employment agreements and monitors the performance and compensation of the executive officers and other employees.

     Audit Committee. The Audit Committee consists of Messrs. Du Bois, Germain, Hoenemeyer and Sixt and makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves the professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews the adequacy of the Company's internal accounting controls and reviews related party transactions.

Executive Compensation

     The following table sets forth certain information with respect to the Chief Executive Officer and each of the other executive officers of the Company whose cash compensation from the Company is expected to exceed $100,000 on an annualized basis during the fiscal year ending December 31, 1997, and all executive officers as a group.


Name of Individual or
Number in Group                  Capacities in Which Serve        Compensation
-----------------------------    -------------------------        ------------
Jeffrey H. Lynford. . . . .      Chairman of the Board and          $275,000
                                 Secretary

Edward Lowenthal. . . . . .      President and Chief                $275,000
                                 Executive Officer

Gregory F. Hughes . . . . .      Chief Financial Officer            $200,000

David M. Strong . . . . . .      Vice President for Development     $125,000

All executive officers as
a group (consisting of the
four persons named above) .                                         $875,000

     The Company has also granted options to purchase 85,500 shares of Common Stock under the 1997 Management Investment Plan to each of Messrs. Lynford, Lowenthal, Hughes and Strong. See "-1997 Management Incentive Plan."

Employment Agreements

     The Company has entered into employment agreements with Messrs. Lynford and Lowenthal (the "Senior Executives"), pursuant to which Mr. Lynford will serve as the Chairman of the Board of the Company and Mr. Lowenthal will serve as its President and Chief Executive Officer. The Company has also entered into employment agreements with Messrs. Hughes and Strong. The employment agreements with Messrs. Lynford and Lowenthal will expire on December 31, 2002, and the employment agreements with Messrs. Hughes and Strong on May 29, 1999.

     Each of the employment agreements is automatically extended for additional one-year periods unless either the executive officer or the Company gives prior notice not to extend the employment agreement, as specified in the agreement.

     Pursuant to the employment agreements, each of the executive officers is also entitled to incentive compensation to be determined by the Compensation Committee. Mr. Hughes is entitled to incentive compensation equal to at least 50% of his annual base salary.

     In the event that either of the Senior Executives dies during the term of his employment agreement, or if the Company elects to terminate his employment agreement as a result of the Senior Executive's total disability, the Company is required to pay additional compensation for the longer of 36 months after such termination or for the remaining term of his agreement at the rate of his then annual base salary.

     If a Senior Executive's employment agreement is terminated by the Senior Executive following a "change in control of the Company" (as defined in the agreements), then the Senior Executive shall be entitled to receive a lump sum cash payment generally equal to the sum of (i) the amount of compensation that he would have been entitled to had the agreement not been so terminated and
(ii) 299% of his average annual compensation of every type and form includible in gross income received during the three year period preceding the calendar year in which employment is terminated. If a Senior Executive's employment agreement is terminated by the Company other than for "proper cause" (as defined in the agreements) or death or disability, then the Senior Executive shall be entitled to receive a lump sum cash payment generally equal to the greater of (i) the amount of compensation that he would have been entitled to had the agreement not been so terminated or (ii) 299% of his average annual compensation of every type and form includible in gross income received during the three year period preceding the calendar year in which employment is terminated.

     The Senior Executives are also entitled to reimbursement of income taxes on certain non-cash taxable income resulting from a change in control of the Company, including taxable income resulting from accelerated loan forgiveness or vesting of restricted shares or options. In addition, each Senior Executive is entitled to receive an additional sum to cover certain resulting income and excise tax liabilities that may be incurred on all of the foregoing.

     If following a "change in control of the Company" (as defined in the agreements), the employment agreement of either Mr. Hughes or Mr. Strong is terminated (a) by the Company, other than for "Cause" (as defined in the agreements) or (b) by Mr. Hughes or Mr. Strong, as the case may be, then Mr. Hughes or Mr. Strong, as the case may be, shall be entitled to receive a lump sum cash payment generally equal to the greater of (i) the amount of compensation that he would have been entitled to had the agreement not been so terminated and (ii) 200% of his average annual compensation of every type and form includible in gross income received during the three year period preceding the calendar year in which employment is terminated.

1997 Management Incentive Plan

     The Company has established its 1997 Management Incentive Plan (the "Management Incentive Plan") for the purpose of aligning the interests of the Company's directors, executive officers and employees with those of the shareholders and to enable the Company to attract, compensate and retain directors, executive officers and employees and provide them with appropriate incentives and rewards for their performance. The existence of the Management Incentive Plan should enable the Company to compete more effectively for the services of such individuals. The Management Incentive Plan provides for administration by a committee of two or more non-employee directors established for such purpose.

     Awards to directors, executive officers and other employees under the Management Incentive Plan may take the form of stock options, including corresponding stock appreciation rights and reload options, restricted stock awards and stock purchase awards. The Company may also provide stock purchase loans to enable Management Incentive Plan participants to pay for stock purchase awards. The maximum number of shares of Common Stock that may be the subject of awards under the Management Incentive Plan is 1,750,000 shares. Options to acquire 547,375 shares of Common Stock were granted under the Management Incentive Plan at the closing of the Merger to directors, executive officers and employees of the Company.

Rollover Stock Option Plan

     The Company has established a Rollover Stock Option Plan (the "Rollover Plan"), which is substantially similar to the Management Incentive Plan, for the purpose of granting options and corresponding rights to purchase Common Stock in replacement for former Wellsford Residential share options. All 1,326,235 options issuable under the Rollover Plan were granted at the closing of the Merger principally to certain executive officers and directors of the Company.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of four independent directors of the
Company: Rodney F. Du Bois, Mark S. Germain, Frank J. Hoenemeyer and Frank J. Sixt, none of whom is, or has been, an officer or employee of the Company.


                            PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of Common Stock by each person who is known by the Company to be the beneficial owner of more than 5% of the aggregate number of shares of Common Stock, by each director of the Company, by certain executive officers of the Company and by all directors and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all the Common Stock shown as beneficially owned by such person.


     Name and Address of             Amount and Nature of      Percentage
     Beneficial Owner (1)            Beneficial Ownership      of Class (2)
     --------------------            --------------------      -----------


Jeffrey H. Lynford(3) . . . . . . .         623,085               3.57%

Edward Lowenthal(4) . . . . . . . .         627,124               3.59%

Gregory F. Hughes(5). . . . . . . .         202,074               1.18%

David M. Strong(6). . . . . . . . .         130,487               *

Rodney F. Du Bois(7)
  32 Rip Road
  Hanover, New Hampshire 03755. . .          44,500               *

Mark S. Germain(8)
  6 Olmsted Road
  Scarsdale, New York  10583. . . .         111,411               *

Frank J. Hoenemeyer(9)
  7 Harwood Drive
  Madison, New Jersey  07940. . . .          43,683               *

Frank J. Sixt(10)
  c/o Cheung Kung (Holdings), Ltd.
  China Building, 18-22 Floors
  29 Queen's Road Central
  Hong Kong . . . . . . . . . . . .          81,265               *

Douglas Crocker II(11)
  c/o Equity Residential Properties
   Trust
  Two North Riverside Plaza
  Chicago, Illinois  60606. . . . .          21,375               *

Longleaf Partners Realty Fund
  6075 Poplar Avenue
  Memphis, TN  38119. . . . . . . .       3,398,000              20.10%

Mutual Qualified Fund(12)
  51 John F. Kennedy Parkway
  Short Hills, NJ  07078. . . . . .       2,427,184              14.35%

Morgan Stanley Asset Management Inc.
  1221 Avenue of the Americas
  New York, NY 10036. . . . . . . .       2,427,184              14.35%

Yale University
  230 Prospect Street
  New Haven, CT  06511. . . . . . .         964,932               5.71%

All directors and executive
officers as a group (9 persons) . .       1,885,004              10.15%

___________________
*Less than 1.0%

(1) Unless otherwise indicated, the address of each person is c/o Wellsford Real Properties, Inc., 610 Fifth Avenue, New York, New York 10020.

(2) Assumes the conversion of 339,806 shares of Class A Common issued to ERP Operating Partnership pursuant to the Common Stock and Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") into 339,806 shares of Common Stock.

(3) Includes 538,205 shares of Common Stock issuable upon the exercise of options, none of which are currently exercisable. Options to purchase 452,705 of these shares represent replacement options for Wellsford Residential share options which had exercise prices ranging from $18.94 to $26.375. Also includes 1,701 shares of Common Stock held in the Company's 401(k) savings plan for the benefit of Mr. Lynford and 7,790 shares of Common Stock held by the Lynford Family Charitable Trust, u/a dated December 16, 1984; Mr. Lynford disclaims beneficial ownership of such shares.

(4) Includes 538,205 shares of Common Stock issuable upon the exercise of options, none of which are currently exercisable. Options to purchase 452,705 of these shares represent replacement options for Wellsford Residential share options which had exercise prices ranging from $18.94 to $26.375. Also includes 786 shares of Common Stock held in the Company's 401(k) savings plan for the benefit of Mr. Lowenthal, 291 shares of Common Stock held by Ilene Lowenthal, Mr. Lowenthal's wife and 150 shares of Common Stock held by Jared Lowenthal, Mr. Lowenthal's son; Mr. Lowenthal disclaims beneficial ownership of such shares.

(5) Includes 188,105 shares of Common Stock issuable upon the exercise of options, none of which are currently exercisable. Options to purchase 102,605 of these shares represent replacement options for Wellsford Residential share options which had exercise prices ranging from $18.94 to $29.375.

(6) Includes 126,126 shares of Common Stock issuable upon the exercise of options, none of which are currently exercisable. Options to purchase 40,626 of these shares represent replacement options for Wellsford Residential share options which had exercise prices ranging from $18.94 to $22.50.

(7) Includes 42,750 shares of Common Stock issuable upon the exercise of options, all of which are immediately exercisable. Also includes 1,500 shares of Common Stock held by Carol Du Bois, Mr. Du Bois' wife; Mr. Du Bois disclaims beneficial ownership of such shares.

(8) Includes 81,265 shares of Common Stock issuable upon the exercise of options, all of which are immediately exercisable. Options to purchase 38,515 of these shares represent replacement options for Wellsford Residential share options which had exercise prices ranging from $18.94 to $26.375. Also includes 30,146 shares of Common Stock held by Margery Germain, Mr. Germain's wife; Mr. Germain disclaims beneficial ownership of such shares.

(9) Includes 42,750 shares of Common Stock issuable upon the exercise of options, all of which are currently exercisable. Also includes 933 shares of Common Stock held by the Frank J. Hoenemeyer Individual Retirement Account.

(10) Represents 81,265 shares of Common Stock issuable upon the exercise of options, all of which are immediately exercisable. Options to purchase 38,515 of these shares represent replacement options for Wellsford Residential share options which had exercise prices ranging from $18.94 to $26.375.

(11) Represents 21,375 shares of Common Stock issuable upon exercise of options, all of which are immediately exercisable. Excludes 339,806 shares of Class A Common issued to ERP Operating Partnership pursuant to the Stock Purchase Agreement. Mr. Crocker is President and Chief Executive Officer of EQR, the general partner of ERP Operating Partnership, and disclaims beneficial ownership of such shares.

(12) Mutual Qualified Fund is one of the series comprising Franklin Mutual Series Fund Inc., a publicly held open-end investment company registered with the Commission under the Investment Company Act of 1940, as amended. Its investment advisor is Franklin Mutual Advisers, Inc. ("FMAI"), an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended. Pursuant to an investment advisory agreement with Mutual Qualified Fund, FMAI has sole investment discretion and voting authority with respect to the shares owned by Mutual Qualified Fund. FMAI has no interest in dividends or proceeds from the sale of such securities and disclaims beneficial ownership of all the securities owned by Mutual Qualified Fund.

                             CERTAIN TRANSACTIONS

     The contracts to purchase Chatham, the Cyanamid Office Portfolio and Greenbrook were transferred to the Company by an entity ("Wellsford Commercial") of which Messrs. Lynford and Lowenthal, the wife of Mark Germain, and three unaffiliated parties are owners, for 218,447 shares of Common Stock having an aggregate value of approximately $2.25 million and the Company's agreement to repay a $1.0 million advance used for the down payment on the Cyanamid Office Portfolio. Upon liquidation of Wellsford Commercial, Mr. Lynford, Mr. Lowenthal and the wife of Mark Germain will each receive approximately 16.4%, 16.4% and 13.8%, respectively, of the shares of Common Stock to be issued to Wellsford Commercial, and the other three unaffiliated owners will receive the remainder of the shares. The aggregate purchase price for these commercial properties paid by the Company was approximately $47.6 million, including the approximately $2.25 million referred to above. The above transfers to the Company, along with the Contribution and the purchase of stock by ERP Operating Partnership under the Stock Purchase Agreement, were made as part of a single plan intended to qualify as a tax-free transaction.

     On May 30, 1997, the Company made short-term loans to Messrs. Lynford and Lowenthal in the amounts of $590,000 and $119,000, respectively. The proceeds of these loans, which were repaid on July 1, 1997, were used to satisfy certain withholding tax obligations.


                          CERTAIN AGREEMENTS BETWEEN
                   THE COMPANY AND ERP OPERATING PARTNERSHIP

     The following describes certain aspects of the agreements entered into by the Company and ERP Operating Partnership upon consummation of the Distribution and Merger. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, copies of which have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus is a part and are available from the Company upon request.

Common Stock and Preferred Stock Purchase Agreement

     The Company has entered into the Stock Purchase Agreement with ERP Operating Partnership, providing for the sale of Class A Common and Series A Preferred to ERP Operating Partnership on the terms described below.

     Class A Common Stock.

     Pursuant to the terms of the Stock Purchase Agreement, ERP Operating Partnership purchased from the Company at the closing of the Merger 339,806 shares of Class A Common at a price per share equal to $10.30 for an aggregate purchase price of $3.5 million. For a description of the Class A Common, see "Description of Capital Stock - Class A Common."

     Series A Preferred Stock.

     Pursuant to the terms of the Stock Purchase Agreement, ERP Operating Partnership has agreed to purchase from the Company up to 1,000,000 shares of Series A Preferred at $25.00 per share as requested by the Company over the three-year period (the "Commitment Period") commencing on May 30, 1997. Purchases of Class A Preferred are to be in minimum aggregate amounts of $1 million and in multiples of $500,000 in excess thereof. The obligations of ERP Operating Partnership to acquire Series A Preferred are subject to, among other matters, certain representations and warranties being true and correct in all material respects and there being no event of default existing under the Stock Purchase Agreement. If at the end of the Commitment Period, ERP Operating Partnership has purchased less than 1,000,000 shares of Series A Preferred, ERP Operating Partnership has the right to purchase the remainder of the 1,000,000 shares of Series A Preferred not purchased prior to that time.

     In addition, the Company's rights to cause ERP Operating Partnership to purchase shares of Series A Preferred under the Stock Purchase Agreement have been pledged to the lenders under the Line of Credit as collateral to secure the Company's obligations under the Line of Credit. See "Initial Capital and Financing - Line of Credit".

     For a description of the Series A Preferred, see "Description of Capital Stock - Class A Preferred."

     Company Board Member Nominated or Elected by ERP Operating Partnership.

     Pursuant to the terms of the Stock Purchase Agreement, ERP Operating Partnership, as the holder of Class A Common, has agreed to nominate Douglas Crocker II, President of EQR, for election to the Company's Board of Directors. In the event Mr. Crocker (or other person subsequently nominated by ERP Operating Partnership for election to the Company's Board of Directors) is unable or unwilling to serve as a director or is no longer employed by ERP Operating Partnership, ERP Operating Partnership and the Company will agree to the nomination of another member of senior management of ERP Operating Partnership for election to the Company's Board of Directors (Crocker or such other individual being hereinafter referred to as the "Purchaser Nominee").
In the event the Purchaser Nominee is unable or unwilling to serve as a director if elected or is no longer employed by ERP Operating Partnership during such time as such person is a director of the Company, another member of senior management of ERP Operating Partnership determined by ERP Operating Partnership and the Company will have the right to attend all meetings and other proceedings of the Board of Directors to which all members of the Board of Directors have been invited until the next annual meeting of shareholders of the Company. In the event a Purchaser Nominee is not elected to the Board of Directors at any annual meeting of the shareholders of the Company, such Purchaser Nominee or other member of senior management of ERP Operating Partnership determined by ERP Operating Partnership and the Company will have the right to attend all meetings and other proceedings of the Board of Directors to which all members of the Board of Directors have been invited until the next annual meeting of shareholders of the Company.

     Upon the occurrence and continuation of an event of default under the Stock Purchase Agreement, if a Purchaser Nominee is not a member of the Board of Directors, the Company has agreed to amend its Bylaws to provide that the Board of Directors of the Company will consist of no fewer than 11 directors. In addition, upon the occurrence and continuation of an event of default under the Stock Purchase Agreement, or upon receipt by ERP Operating Partnership of a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel that the right to elect a director to the Company's Board of Directors will not cause EQR to lose its status as a REIT under the Code, then ERP Operating Partnership agrees to elect (and not just nominate) Douglas Crocker II, President of EQR, to the Company's Board of Directors. In the event Mr. Crocker (or other person subsequently elected by ERP Operating Partnership to the Company's Board of Directors) is unable or unwilling to serve as a director or is no longer employed by ERP Operating Partnership, ERP Operating Partnership and the Company will agree to the election of another member of senior management of ERP Operating Partnership to the Company's Board of Directors (Crocker or such other individual elected by Class A Common shareholders, called the "Class A Director").

     Holders of the Class A Common, as a class, may nominate or elect a director to the Board of Directors of the Company as described above until May 30, 1999 or, if later, so long as (i) ERP Operating Partnership is obligated to purchase preferred stock in the Company pursuant to the Stock Purchase Agreement; (ii) ERP Operating Partnership has obligations pursuant to the Agreement Regarding Palomino Park or pursuant to the Credit Enhancement Agreement; or (iii) the aggregate liquidation value of the shares of Series A Preferred owned by ERP Operating Partnership is greater than $10 million.

     Voting of Class A Common and Series A Preferred.

     Until May 30, 2007, the Company has the right to direct the voting of all shares of Series A Preferred, Class A Common and Common Stock owned by ERP Operating Partnership or any of its affiliates, except as to the election of the Class A Director or any matter relating to the rights, preferences and privileges of the Series A Preferred or the Class A Common.

     Sale of Stock.

     Until May 30, 2007, ERP Operating Partnership shall first offer, in writing (a "Notice of Proposed Sale"), to sell any shares of Common Stock, Class A Common, Series A Preferred or warrants to purchase Common Stock owned by it to the Company prior to selling such shares to any other entity. If the Company has not agreed to purchase such shares within 20 days of receipt of such notice, ERP Operating Partnership shall have the right to sell such shares to any person or other entity for a period of 90 days provided any sale is made on terms and conditions no more favorable to such person or entity than specified in the Notice of Proposed Sale.

     Events of Default.

     An event of default occurs under the Stock Purchase Agreement upon the occurrence of any of the following events, among others: (i) a judgment for the payment of money in an aggregate amount in excess of $250,000 is rendered against the Company and such judgement remains undischarged for 30 days; (ii) a change in control of the Company (as defined in the Stock Purchase Agreement); (iii) the Company fails to pay the dividend on the Series A Preferred on three separate instances; or (iv) a change resulting in or that could reasonably be expected to result in a material adverse effect on the Company.

     Remedies.

     Upon the occurrence of an event of default, all obligations of ERP Operating Partnership to purchase shares of Series A Preferred automatically terminate unless the Company delivers a notice to ERP Operating Partnership requesting the purchase by ERP Operating Partnership of Series A Preferred, and the proceeds of such sale would cure such event of default. In addition, in the event of the bankruptcy of the Company or if the Company fails to pay the dividend on the Series A Preferred on three separate instances, ERP Operating Partnership has the right to cause the Company to purchase the Series A Preferred then held by ERP Operating Partnership.

Registration Rights Agreement

     The Company and ERP Operating Partnership have entered into a Registration Rights Agreement providing for registration rights at the Company's expense with respect to shares of Class A Common, Series A Preferred and Common Stock.

     Demand Registration.

     After May 30, 1998, upon request (a "Demand Notice") of ERP Operating Partnership, the Company has agreed to file a registration statement providing for the resale by ERP Operating Partnership of Registrable Securities and will use its best efforts to cause any such registration statement to be declared effective by the Commission. "Registrable Securities" means any of: (i) Series A Preferred issuable or issued; (ii) Common Stock issuable or issued upon conversion of shares of Series A Preferred or Class A Common, or (iii) Common Stock issuable or issued upon the exercise of warrants issued pursuant to the Articles Supplementary. The Company is entitled to postpone for a reasonable period of time (but not in excess of 60 days) the filing of any registration statement, if the Board of Directors of the Company determines that such registration and offering would materially interfere with any proposed material transaction involving the Company.

     ERP Operating Partnership has the right to deliver one Demand Notice during any calendar year, but not more than four Demand Notices during the period ending May 30, 2002.

     Incidental Registration.

     If the Company proposes to register any Common Stock for public sale pursuant to an underwritten offering it will give prompt written notice (a "Registration Notice") to ERP Operating Partnership and upon request from ERP Operating Partnership, the Company will include Registrable Securities in the registration statement. The Company will not be required to effect any registration if the Company is advised by a nationally recognized independent investment banking firm selected by the Company to act as lead underwriter, that a registration at that time of additional securities would materially and adversely affect the offering.

     ERP Operating Partnership has the right to deliver one Registration Notice during any calendar year, but not more than four Registration Notices during the period ending May 30, 2002.

     Limit in Aggregate Amount.

     The Company need not register Registrable Securities pursuant to a Demand Notice or Registration Notice unless the Registrable Securities being registered have an aggregate fair market value of (i) $5,000,000 during the period ending May 30, 2000 ("Initial Period"), or (ii) $7,500,000 at any time after the Initial Period.

     Lockup.

     In the event the Company proposes to effect the distribution of its securities through an underwritten public offering, beginning seven days prior to the pricing of such offering and ending thirty days after such pricing, ERP Operating Partnership, in the event it beneficially owns in excess of 100,000 shares, will cease any sale or other disposition of any of the Registrable Securities, if requested by the Company; provided, however, that ERP Operating Partnership will not be subject to more than one lockup period during any 12 month period.

Agreement Regarding Palomino Park

     General.

     The Company currently owns 80% of the shares of WPHC, consisting of voting Class A Shares (the "Class A Shares"), and ERP Operating Partnership owns the remaining 20% of the shares of WPHC, consisting of non-voting Class B Shares (the "Class B Shares"). WPHC, together with Feld, are the two members of the limited liability companies - Park at Highlands LLC and Red Canyon at Palomino Park LLC - which own Phase I and Phase II, respectively. The Company and ERP Operating Partnership have entered into an agreement (the "Palomino Agreement") regarding their rights and obligations as shareholders of WPHC and certain aspects of the development of Palomino Park, including Phases I (Blue Ridge) and II (Red Canyon). Certain of the terms are summarized below.

     Capital Contributions.

     WPHC is obligated to make capital contributions to the Phase I LLC and Phase II LLC for certain acquisition costs, and to fund the deficit between construction costs and construction loan proceeds, respectively. These subsequent capital contribution obligations ("Phase Contributions") are limited to the deficits as projected in the budgets originally adopted for each Phase. The Company has guaranteed the Phase Contributions.

     ERP Operating Partnership has no obligation to contribute capital to WPHC.

     Issuance of Additional WPHC Shares to the Company; Anti-Dilution
Provisions.

     If additional shares of WPHC are issued to the Company or to one of its subsidiaries, ERP Operating Partnership will have the right to purchase a sufficient number of such shares to retain a 20% interest in WPHC. Any Class A Shares acquired by ERP Operating Partnership will be converted into Class B Shares.

     Offers to Purchase Class A Shares or Class B Shares; Rights of First Refusal; The Company's Drag Along Right.

     ERP Operating Partnership may transfer all, but not part, of its Class B Shares, except in a Tag Along transaction (described below).

     The Company may transfer all or part of its Class A Shares after the expiration of the lock-up period (i.e., the period during which ERP Operating Partnership is liable to the construction lender under a Tri-Party Agreement, as described below).

     If the Company receives an offer to purchase all of the Class A Shares, the Company has the right ("Drag Along Right") to compel ERP Operating Partnership to sell all of its Class B Shares as part of that transaction to enable the Company to effectuate a total sale of WPHC to a third party.

     If ERP Operating Partnership or the Company shall receive an offer from a bona fide third party to purchase all (or in the case of the Company any part) of their shares in WPHC, then the selling shareholder shall be obligated to offer to sell its shares to the other shareholder (i.e. the non-selling shareholder) who shall have a preemptive right ("Right of First Refusal") to purchase the offered shares on the same terms. The Right of First Refusal granted to ERP Operating Partnership does not apply to a written offer from a bona fide purchaser that is not an affiliate of the Company to purchase all of the shares of WPHC owned by the Company and ERP Operating Partnership if the Company validly exercises its Drag Along Rights in connection therewith.

     ERP Operating Partnership's Tag Along Right.

     ERP Operating Partnership has a right ("Tag Along Right") to compel the Company to include ERP Operating Partnership's Class B Shares in a sale of the Class A Shares, in such amount as will preserve the 80%-20% ratio between the Class A Shares held by the Company and Class B Shares held by ERP Operating Partnership.

     The Put/Call Feature of One-Half of the Class B Shares.

     One-half of ERP Operating Partnership's Class B Shares (the "Put/Call Shares") are subject to a Put/Call agreement in favor of either ERP Operating Partnership (the Put feature) or the Company (the Call feature) at the Put/Call Price.

     Pursuant to its Put right, ERP Operating Partnership may compel the Company to purchase from ERP Operating Partnership the Put/Call Shares at any time after the fifth year for the Put/Call Price.

     Pursuant to its Call right, the Company may compel ERP Operating Partnership to sell to the Company the Put/Call Shares at any time for the Put/Call Price.

     The Put/Call Price equals $1.9 million (adjusted, in the case of the Call, for inflation after the fifth year), less any amounts previously received by ERP Operating Partnership from sale and refinancing proceeds.

     Consistent with the foregoing, one-half of the Class B Shares in any sale transaction effected by means of either the Drag Along Right or the Tag Along Right is deemed Put/Call Stock and (i) in the case of a sale transaction effected by means of the Drag Along Right, entitled to receive the Put/Call Price and (ii) in the case of a sale transaction effected by means of the Tag Along Right, entitled to receive the greater of the purchase price in such transaction or a pro-rated portion of the Put/Call Price.

     Future Acquisitions of the Remaining Overall Property.

     Any future Phase acquired by WPHC will be acquired by WPHC or in a Colorado limited liability company substantially similar to the Phase II LLC.

     ERP Operating Partnership's Right of First Offer if WPHC Elects to Assign its Interest in the Land Contract.

     If the Company, through WPHC, decides not to acquire a future Phase and instead to assign the land contract to a third party for such future Phase, then ERP Operating Partnership, subject to the similar interests of Feld, has a preemptive right of first offer with respect to such proposed assignment.

     ERP Operating Partnership's Right of First/Last Offer for Sale of Blue Ridge and Red Canyon.

     With the exception of sales pursuant to a condominium or townhome plan, ERP Operating Partnership is accorded certain rights of first and last offer with respect to a sale of either WPHC's interest in the Phase I LLC or the Phase II LLC, or the sale of fee title to Phase I or Phase II by either of said entities.

     The Company and WHPC Loss of Control.

     The Company has agreed not to lose its controlling interest in WPHC nor to permit WPHC to lose its controlling interest in Phase I LLC, Phase II LLC or any future entity formed with respect to another phase of Palomino Park without first releasing ERP Operating Partnership from its obligations with respect to the Credit Enhancement Agreement and ERP Guaranty (as defined below).

     Tri-Party Agreements and Standby Agreements.

     Phase I Tri-Party Agreement. With respect to the development of Phase I, NationsBank, N.A. ("NationsBank") has provided a construction loan of approximately $36.8 million. ERP Operating Partnership has agreed ("Phase I Tri-Party Agreement"), assuming completion of construction of Phase I, if the loan is not paid when due, to pay NationsBank the lesser of the loan balance or the final agreed upon budget.

     Phase II Tri-Party Agreement. With respect to the development of Phase II, NationsBank has provided a construction loan of approximately $29.5 million. ERP Operating Partnership has agreed ("Phase II Tri-Party Agreement"), assuming completion of construction of Phase II, if the loan is not paid when due, to pay NationsBank the lesser of the loan balance or the final agreed upon budget. ERP Operating Partnership will receive a fee of (i) 1% of the committed construction loan amount for each of the first two years and (ii) 1-1/2% of such amount for the third year.

     The Standby Agreements. If ERP Operating Partnership does, in fact, pay off the construction loan pursuant to its obligations under the Phase I Tri-Party Agreement or Phase II Tri-Party Agreement, ERP Operating Partnership shall be entitled to acquire fee title to the corresponding Phase for $100.

     Events of Default. Upon an event of default (as described below), ERP Operating Partnership may exercise all remedies available to it; provided, however, ERP Operating Partnership may not disaffirm its obligations under the Phase I Tri-Party Agreement or the Phase II Tri-Party Agreement. An event of default includes, among other things, a material misrepresentation by the Company, failure to make payments after a material default by the Company under the Palomino Agreement or any document entered into pursuant to the Palomino Agreement, an undischarged judgment against the Company in excess of $250,000 and a change in control of the Company.

Credit Enhancement Agreement

     Pursuant to a certain agreement (the "Bank Reimbursement Agreement"), (i) Dresdner Bank, AG, NY Branch ("Dresdner") issued a letter of credit ("Dresdner Letter of Credit") to insure the repayment of the Bonds and (ii) the Company has undertaken to reimburse Dresdner if the Dresdner Letter of Credit is drawn upon.

     ERP Operating Partnership has entered into a Credit Enhancement Agreement with the Company (the "Credit Enhancement Agreement") under which ERP Operating Partnership has made its own credit available to Dresdner in the form of a guaranty to Dresdner of the Company's obligations under the Bank Reimbursement Agreement for a period of eight years from the consummation of the Merger (the "ERP Guaranty").

     The ERP Guaranty will be revised and made available with respect to any similar letter of credit or credit facility issued in lieu or replacement of the Dresdner Letter of Credit.

     The Company has agreed to pay ERP Operating Partnership for the ERP Guaranty an annual credit enhancement fee, payable quarterly, equal to .5% of the face amount of the Dresdner Letter of Credit (or the face amount of any alternate credit arrangement). Following an event of default by the Company, ERP Operating Partnership will have the right, among other remedies, to select an alternate interest rate on the Bonds and to direct the actions of PPPIC under the Credit Enhancement Agreement. In addition, pursuant to the Credit Enhancement Agreement there are certain restrictions on the ability to convert the rate mode of the Bonds. The Company has agreed to reimburse ERP Operating Partnership for any amounts it pays under the ERP Guaranty or any amendment thereto, together with interest on such amount.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms of the Company's stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Company's Charter and Bylaws, copies of which have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus is a part and are available from the Company upon request.

General

  The Charter provides that the Company may issue up to 200,000,000 shares of Common Stock, $.01 par value per share. The Board of Directors may reclassify any unissued shares of stock in one or more classes or series of stock. As of July 1, 1997, the Board of Directors had reclassified 350,000 shares of Common Stock as shares of Class A Common and 2,000,000 shares of Common Stock as shares of Series A Preferred. As of July 1, 1997, there were 16,572,043 shares of Common Stock issued and outstanding and 339,806 shares of Class A Common issued and outstanding. The Board of Directors has also authorized the issuance of up to 2,000,000 shares of the Series A Preferred of which 1,000,000 shares are subject to issuance pursuant to the Stock Purchase Agreement and 1,000,000 shares are subject to issuance pursuant to the Company's right to pay dividends on the Series A Preferred by the issuance of additional shares of the Series A Preferred. In addition, up to 1,750,000 shares of Common Stock have been reserved for issuance under the Company's 1997 Management Incentive Plan and 1,326,235 shares of Common Stock have been reserved for issuance under the Company's Rollover Stock Option Plan.

  Under Maryland law, shareholders generally are not liable for the corporation's debts and obligations.

  The Common Stock is listed on the American Stock Exchange. The United States Trust Company of New York acts as transfer agent and registrar of the Common Stock.

  The Company intends to furnish to its shareholders an annual report containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

Common Stock

  All of the Shares have been duly authorized, and are fully paid, validly issued and nonassessable. Subject to the preferential rights of any other class or series of stock, holders of the Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company and payment of liquidation preferences to holders of preferred stock.

  Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that, except with respect to the director elected by the holders of Class A Common, the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. See "- Class A Common Stock."

  Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Except for the rights of the Class A Common described below, shares of Common Stock will have equal dividend, liquidation and other rights.

  Under the Maryland General Corporation Law ("MGCL"), a Maryland corporation generally may not dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter provides for approval of consolidations, share exchanges, mergers in which the Company is the successor, and amendments to the charter (except amendments to the provisions relating to the classification and removal of directors or any amendment reducing supermajority voting requirements) by the affirmative vote of holders of shares entitled to cast a majority of the votes entitled to be cast on the matter.

Classification or Reclassification of Common Stock or Preferred Stock

  The Charter authorizes the Board of Directors to reclassify any unissued shares of stock from time to time in one or more classes or series of stock. Prior to issuance of shares of each series, the Board is required by MGCL and the Charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction with or a change in control of the Company that might involve a premium price for the holders of Common Stock or otherwise be in their best interest. As of July 1, 1997, no shares of Preferred Stock were outstanding, and the Company had no plans to issue any Preferred Stock, other than pursuant to the Stock Purchase Agreement.

Power to Issue Additional Shares of Common Stock and Preferred Stock

  The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock and to reclassify any unissued shares of Common Stock and thereafter to cause the Company to issue such reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for holders of common stock or otherwise be in their best interest.

Class A Common Stock

  Rights Generally.

  Each share of Class A common stock, par value $.01 per share, entitles its holder to all the rights of a share of Common Stock in addition to the rights described below. Holders of Class A Common do not have any preemptive rights to acquire other securities of the Company.

  Voting Rights.

  Holders of Class A Common, as a class, may nominate or elect a director to the Board of Directors of the Company, as described in "Certain Agreements between the Company and ERP Operating Partnership - Common Stock and Preferred Stock Purchase Agreement".

  Optional and Automatic Conversion.

  Holders of Class A Common have the right, exercisable at any time and from time to time, to convert all or any shares of Class A Common into shares of Common Stock at a conversion rate of one share of Common Stock for each share of Class A Common, subject to adjustment. Any outstanding shares of Class A Common will automatically convert, at the conversion rate, into shares of Common Stock upon the sale, transfer, pledge or other disposition ("Transfer") of such shares of Class A Common to any entity other than an affiliate of EQR or ERP Operating Partnership.

  Adjustment of Conversion Rate.

  The conversion rate in effect at any time for Class A Common is subject to adjustment from time to time as follows:

  If the Company (a) reclassifies the outstanding shares of Common Stock into shares of some other class or series of stock of the Company, (b) subdivides the outstanding shares of Common Stock into a greater number of shares of Common Stock or (c) combines the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the conversion rate immediately prior to such action shall be adjusted so that the holder of any shares of Class A Common thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which he would have owned immediately following such action had such shares of Class A Common been converted immediately prior thereto.

  Purchase of Shares of Voting Stock in Excess of REIT Ownership Limit.

  If an event which is undertaken or caused by the Company occurs resulting in ERP Operating Partnership, EQR or any of their affiliates collectively owning outstanding shares of Class A Common in excess of the REIT ownership limits (initially 9.9% of the value of the voting stock of the Company), then the Company will purchase such shares of Class A Common in excess of the REIT ownership limit at the market price thereof.

Series A 8% Convertible Redeemable Preferred Stock

  General.

  The Board of Directors of the Company has reclassified and designated 2,000,000 shares of Common Stock as shares of a series of preferred stock designated Series A 8% Convertible Redeemable Preferred Stock, $.01 par value per share. The maximum number of authorized shares of Series A Preferred is 2,000,000.

  Seniority.

  With respect to the right to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Company, the Series A Preferred will rank (i) junior to any other preferred stock of the Company ranking, as to dividends and upon liquidation, prior to the Series A Preferred, (ii) on a parity with any other preferred stock of the Company ranking, as to dividends and upon liquidation, on a parity with the Series A Preferred, and (iii) senior to the Common Stock and any other class or series of shares of stock of the Company ranking, as to dividends and upon liquidation, junior to the Series A Preferred (collectively the "Junior Shares"). Notwithstanding the foregoing, the Company may make distributions or pay dividends in the Common Stock or in any other shares of the Company ranking junior to the Series A Preferred as to distribution rights and liquidation preference at any time.

  Dividends.

  The holders of the Series A Preferred are entitled to receive, when and as declared by the Company's Board of Directors out of any funds legally available therefor, dividends at the rate of $2.00 per share per year, payable in cash, except as provided below, in equal amounts quarterly on the fifteenth (or, if not a business day, the next succeeding business day) of January, April, July and October each year (each such day being called a "Quarterly Dividend Date" and each period ending on a Quarterly Dividend Date being called a "Dividend Period"). The amount of any dividend payable for the initial Dividend Period and for any Dividend Period shorter than a full Dividend Period shall be prorated.

  Notwithstanding the foregoing, for any 12 Dividend Periods, the Company has the right to pay the dividend in additional shares of the Series A Preferred determined by dividing the total amount of the dividend to be paid in shares by $25.00.

  In the event the Company fails to pay any dividend on the Series A Preferred on any Quarterly Dividend Date, the Company shall not pay any dividends on any other class of stock of the Company other than (i) pro rata with other securities of the Company ranking pari passu with the Series A Preferred or
(ii) with Junior Shares until such dividend on the Series A Preferred has been paid.

  Distributions Upon Liquidation, Dissolution or Winding Up.

  Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of shares of the Series A Preferred will be entitled to receive and to be paid out of the assets of the Company available for distribution to its shareholders, before any payment or distribution is made on any Junior Shares, the amount of $25.00 per share of the Series A Preferred ("Liquidation Value"), plus any accrued and unpaid dividends thereon. If, upon any dissolution, liquidation, or winding up of the Company, the amounts payable to the holders of shares of the Series A Preferred and holders of any other shares of stock of the Company ranking as to any such distribution on a parity with the Series A Preferred are not paid in full, the holders of the Series A Preferred and of such other shares will share ratably in such distribution of assets of the Company in proportion to the full respective preference amounts to which they are entitled.

  Redemption.

  Optional Redemption. On and after May 30, 2002, the Company may, at its option, redeem at any time all or any part of the outstanding the Series A Preferred at a price per share (the "Redemption Price") equal to $25.00 per share of the Series A Preferred, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Redemption Date"); provided, however, that no partial redemption of the Series A Preferred may be effected if after giving effect thereto the aggregate Liquidation Value of the Series A Preferred outstanding is less than $10,000,000. The Redemption Price and all accrued and unpaid dividends will be paid in cash; provided, however, that if (a) a holder of the Series A Preferred desires to convert any of its Series A Preferred called for redemption but such conversion would cause any direct or indirect holder which is classified as a REIT under Section 856 of the Code, to own, directly or indirectly, more than 9.9% of the outstanding voting stock of the Company or would otherwise cause any direct or indirect holder of such outstanding voting stock to lose its status as a REIT under the Code, and (b) such holder has so notified the Company in writing prior to the Redemption Date, stating the number of shares of the Series A Preferred which have been called for redemption which such holder is unable to convert for such reason (such shares being referred to as the "Unconvertible Shares"), then the Company shall pay, in cash, the Redemption Price plus all accrued and unpaid dividends for each Unconvertible Share and shall issue to such holder a warrant to purchase the number of shares of the Common Stock equal to (i) the fair market value of a share of the Common Stock on the Redemption Date (calculated pursuant to the terms of the Articles Supplementary) over the Redemption Price, multiplied by
(ii) the number of shares of the Common Stock into which the Unconvertible Shares redeemed from such holder were convertible immediately prior to such redemption, and divided by (iii) the fair market value of a share of the Common Stock on the Redemption Date. Such warrant shall be exercisable without cost to the holder thereof at any time and from time to time for a period of 10 years from the date of issuance of such warrant. The warrant shall be on such terms and conditions as are customarily contained in like warrants, including provisions to protect the holder of the warrant from dilution. The Company shall have the right, at any time, to redeem such warrant at a price equal to the fair market value of such warrant on the date of any such redemption.

  Required Redemption. Upon the (A) (i) non-payment by the Company of any dividend on the Quarterly Dividend Date applicable to such dividend for three Dividend Periods which need not be consecutive or (ii) failure by the Company to comply with any term or obligations under the Articles Supplementary (the occurrences in (i) and (ii) each called an "Event of Default") or (B) on and after May 30, 2012, whichever comes first, the holder of any shares of the Series A Preferred may, at its option, cause the Company to redeem at any time all of the Series A Preferred held by such holder at $25.00 per share, payable in cash, together with all accrued and unpaid dividends to and including the Redemption Date. Notwithstanding the provisions of the previous sentence, provided an Event of Default has not occurred, the Company has the right to extend the date during which a required redemption is not permitted for three separate additional five year periods if the dividend rate on the Series A Preferred is changed to the then market rate of comparable preferred stock (the "Market Rate") on the first day of each such additional five year period; provided, however, in no event shall the dividend be reduced to less than $2.00 per share of the Series A Preferred. The Market Rate shall be determined by mutual agreement of the holders of the Series A Preferred Stock and the Company or, if they cannot agree, by an investment banking firm under the procedure set forth in the Articles Supplementary.

  Voting Rights.

  Until May 30, 2007, pursuant to the Stock Purchase Agreement, the Company has the right to direct the voting of all shares of Series A Preferred owned by ERP Operating Partnership or any of its affiliates, except as to any matter relating to the rights, preferences and privileges of the Series A Preferred.

  The holders of the Series A Preferred are not be entitled to vote on any matter except as provided below; provided, however, the holders of the Series A Preferred are not to have any voting rights to the extent such rights will cause any holder of the Series A Preferred to own more than 9.9% of the outstanding voting stock of the Company or otherwise cause any holder of the Series A Preferred that is classified as a REIT under Section 856 of the Code to lose its status as a REIT under the Code.

  So long as any shares of the Series A Preferred remain outstanding, the Company will not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series A Preferred outstanding at the time, (i) authorize, create or issue, or increase the authorized or issued amount of any class or series of shares of stock ranking prior to the Series A Preferred with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter or the terms of the Articles Supplementary classifying the Series A Preferred, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the shares of the Series A Preferred remain outstanding with the terms thereof materially unchanged, even if upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred and provided further that (x) any increase in the amount of the authorized or issued shares of preferred stock of the Company or the creation or issuance of any other preferred stock of the Company, or (y) any increase in the amount of authorized or issued shares of the Series A Preferred or any other preferred stock of the Company, in each case ranking on a parity with or junior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  Rights of Conversion.

  Holders of the Series A Preferred have the right, exercisable at any time and from time to time, except in the case of the Series A Preferred called for redemption, to convert all or any of such the Series A Preferred into the Common Stock at a conversion price per share of the Common Stock equal to $11.124 (representing a premium of 8% in excess of the book value per share of the Common Stock on the date of the Merger) (the "Conversion Price"). In the case of the Series A Preferred called for redemption, conversion rights will expire at the close of business on the last business day preceding the Redemption Date.

  Adjustments of Conversion Rate.

  The conversion rate in effect at any time for the Series A Preferred is subject to adjustment from time to time to protect against certain dilutive events.

  In case the Company (1) pays or makes a distribution in shares of Common Stock to holders of the Common Stock, (2) reclassifies the outstanding the Common Stock into shares of some other class or series of shares, (3) subdivides the outstanding the Common Stock into a greater number of shares of the Common Stock or (4) combines the outstanding Common Stock into a smaller number of shares of the Common Stock, the conversion rate immediately prior to such action shall be adjusted so that the holder of any shares of the Series A Preferred thereafter surrendered for conversion will be entitled to receive the number of shares of the Common Stock which he would have owned immediately following such action had such the Series A Preferred been converted immediately prior to such event.

  In case the Company issues rights, options or warrants to all holders of the Common Stock entitling them to subscribe for or purchase the Common Stock (or securities convertible into the Common Stock) at a price per share less than the current market price (as determined pursuant to the Articles Supplementary) of the Common Stock on such record date, the number of shares of the Common Stock into which each share of the Series A Preferred is convertible will be adjusted so that the same shall be equal to the number determined by multiplying the number of shares of the Common Stock into which such share of the Series A Preferred was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of the Common Stock outstanding on such record date plus the number of additional shares of the Common Stock offered (or into which the convertible securities so offered are convertible), and of which the denominator shall be the number of shares of the Common Stock outstanding on such record date, plus the number of shares of the Common Stock which the aggregate offering price of the additional shares of the Common Stock offered (or into which the convertible securities so offered are convertible) would purchase at such current market price.

  In case the Company distributes to all holders of the Common Stock any class of shares of capital stock other than the Common Stock, evidences of indebtedness or assets of the Company (other than cash distributions out of current or retained earnings), or distributes to all holders of the Common Stock rights or warrants to subscribe for securities other than those referred to in the immediately preceding paragraph, then in each case the number of shares of the Common Stock into which each share of the Series A Preferred will be convertible will be adjusted so that the same shall equal the number determined by multiplying the number of shares of the Common Stock into which such share of the Series A Preferred was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price of the Common Stock on the record date mentioned below, and of which the denominator shall be such current market price of the Common Stock, less the then fair market value (as determined by the Board of Directors) of the portion of the securities or assets so distributed or of such subscription rights or warrants applicable to one share of the Common Stock. Notwithstanding the foregoing, in the event that the Company distributes rights or warrants (other than those referred to in the immediately preceding paragraph) ("Rights") pro rata to holders of the Common Stock, the Company may, in lieu of making any adjustment described in this paragraph make proper provision so that each holder of a share of the Series A Preferred who converts such share after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the Common Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (1) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of the Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (2) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of the Common Stock into which a share of the Series A Preferred so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

  Options.

  So long as any Series A Preferred is outstanding, the Company may not issue any options to purchase shares of the Company ("Employee Stock Options") to officers, directors or employees of, or consultants to, the Company, whether pursuant to employee stock option or purchase plans of the Company or employment or consulting agreements or otherwise for an exercise price which is less than the fair market value of such shares on the date of grant. In the event the number of shares of Common Stock subject to Employee Stock Options (excluding any Employee Stock Options issued on the date of the Merger in exchange for Wellsford Residential share options) at any time exceeds, in the aggregate, 10% of the Common Stock outstanding at such time, all Employee Stock Options outstanding at such time in excess of such 10%, shall be deemed for certain anti-dilution purposes to have an exercise price per share equal to 20% of the average fair market value of a share of the Common Stock on the date of grant of those shares subject to Employee Stock Options most recently granted in excess of such 10%.


                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                       THE COMPANY'S CHARTER AND BYLAWS

  The following is a summary of certain provisions of Maryland law and the Company's Charter and Bylaws and is qualified in its entirety by reference to the Company's Charter and Bylaws, copies of which have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus is a part and are available from the Company upon request.

Classification of the Board of Directors

  The Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than the minimum number required by Maryland law, which is three, nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors. A vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

  Pursuant to the Charter, the Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire at the annual meetings of shareholders to be held in 1998, 1999 and 2000, respectively. Beginning in 1998, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the shareholders. The members of each such class will hold office until their successors are duly elected and qualified. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Holders of shares of the Common Stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the shares of the Common Stock are able to elect all of the successors of the class of directors whose terms expire at that meeting.

  Classification of the Board of Directors could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

Removal of Directors

  The Charter provides that, except as provided in the next sentence, a director may be removed only for cause and by the affirmative vote of at least two-thirds of the votes entitled to be cast for the election of directors (i.e., the votes attributable to all outstanding shares of the Common Stock). The Class A Director may be removed, without cause, only by the affirmative vote of at least a majority of the Class A Common electing such Class A Director.

Business Combinations

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an Interested Stockholder or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The directors of the Company have exempted from the Maryland statute any business combinations with Jeffrey H. Lynford or Edward Lowenthal or any of their affiliates or any other person acting in concert or as a group with any of such persons.

Amendment to the Charter and Bylaws

  The Charter may be amended only by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, except that any amendment to the sections of the charter that address the number, classification or removal of directors, or any amendment providing that the shareholders may approve an action by a lesser percentage of votes than that required by law will be valid only if approved by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter. The Board of Directors of the Company has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

Merger, Consolidation, Sale of Assets

  A sale of all or substantially all of the assets of the Company or a merger in which the Company is not the successor must be approved by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter. A consolidation or share exchange or a merger in which the Company is the successor need be approved only by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter.

Dissolution of the Company

  The dissolution of the Company must be approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

  The Bylaws of the Company provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by shareholders may be made only
(i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Directors, or
(iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Meetings of Shareholders

  The Company's Bylaws provide that annual meetings of shareholders shall be held on a date and at the time set by the Board of Directors during the month of May each year (commencing in May 1998). Special meetings of the shareholders may be called by (i) the Chairman of the Board of the Company,
(ii) the President of the Company, (iii) the Chief Executive Officer of the Company or (iv) the Board of Directors. As permitted by the MGCL, the Bylaws provide that special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled also to cast not less than a majority of all of the votes entitled to be cast at the meeting.

  The Company's Bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting (except for stockholder proposals included in the Company proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) must provide written notice and certain supporting documentation to the Company relating to the nomination or proposal not later than 60 days nor earlier than 90 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"). In the event that the annual meeting is advanced by more than 30 calendar days before or delayed more than 60 days from the Anniversary Date, shareholders generally must provide written notice no earlier than 90 days prior to such annual meeting nor later than the later of 60 days prior to such annual meeting or 10 days following the date on which notice of the meeting is mailed to shareholders.

  The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders and make recommendations about the qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Company's Bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to the Company and its shareholders.

Limitation of Liability and Indemnification

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company, and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner, trustee, manager or member of such corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner, trustee, manager or member of such corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.


                       SHARES AVAILABLE FOR FUTURE SALE

  As of July 1, 1997, there were 16,572,043 shares of Common Stock issued and outstanding and 339,806 shares of Class A Common issued and outstanding. In addition, 3,076,235 shares of Common Stock are available for issuance under the Company's Management Incentive Plan and Rollover Stock Option Plan (options to purchase 1,873,610 of such shares have been granted, 1,326,235 of which were granted in replacement for former Wellsford Residential share options), and approximately 5,000,000 shares of Common Stock have been reserved for issuance upon conversion of the Series A Preferred and Class A Common. Upon registration of the 12,242,719 Shares offered hereby, all of the shares of Common Stock will be freely tradeable without registration or other restrictions under the Securities Act, except for any of such shares of Common Stock issued to an "affiliate" of the Company. The 3,076,235 shares of Common Stock issuable under the Company's Management Incentive Plan and Rollover Stock Option Plan will also be freely tradeable upon the registration of such shares under the Securities Act. The shares of Class A Common and Series A Preferred that have been or will be issued to ERP Operating Partnership and the shares of Common Stock issuable upon conversion of the Class A Common and the Series A Preferred will be "restricted" securities ("Restricted Securities") within the meaning of Rule 144 under the Securities Act.

  The Company has agreed to file, subject to certain limitations, one or more registration statements with the Commission for the purpose of registering the sale of the shares of Common Stock and Series A Preferred issued or issuable to ERP Operating Partnership. Upon effectiveness of such registration statement, ERP Operating Partnership may sell such shares in the secondary market without being subject to the volume limitations or other requirements of Rule 144. See "Certain Agreements Between the Company and ERP Operating Partnership - Registration Rights Agreement".

  In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of Restricted Securities from the Company or the date of acquisition of Restricted Securities from any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding Common Stock or the average weekly trading volume of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of Restricted Securities from the Company or from an "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  The effect, if any, that future market sales of Restricted Stock or the availability of such Restricted Stock for sale will have on the market price prevailing from time to time cannot be predicted. Nevertheless, sales of substantial amounts of Restricted Stock in the public market might adversely affect prevailing market prices for the shares of Common Stock.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, counsel to the Company, the following summarizes the material United States federal income tax consequences of the ownership and disposition of shares of Common Stock offered hereby applicable to U.S. Holders and Non-U.S. Holders of the Common Stock. In general a "U.S. Holder" includes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the law of the United States or any State, (iii) an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. In general, a "Non-U.S. Holder" is any holder other than a U.S. Holder.

  This summary is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed Treasury regulations, changes to any of which after the date of this Prospectus could have retroactive effect.
This summary is of a general nature only and is not intended to be legal or tax advice to any particular holder and no representation with respect to the United States federal income tax consequences to any particular holder is made. This summary does not address all aspects of federal income taxation and does not address any aspects of estate taxation or of state, local or non-U.S. tax laws, except as set forth below. This summary does not consider any specific facts or circumstances that may apply to a particular holder (such as banks, insurance companies, tax-exempt organizations, dealers in securities, or the fact that in the case of a Non-U.S. Holder that is a partnership, the United States tax consequences of holding and disposing of shares of Common Stock may be affected by certain determinations made at the partner level). Accordingly, prospective purchasers of Common Stock are urged to consult their tax advisors regarding the United States federal, state, local and non-U.S. income and other tax consequences of holding and disposing of shares of the Common Stock.

  The following discussion is based on the assumption that shares of Common Stock are held as capital assets within the meaning of Section 1221 of the Code.

  Dividends

  Distributions, if any (see "Dividend Policy"), paid on the Common Stock will be treated as dividends taxable as ordinary income to U.S. Holders to the extent of the Company's current or accumulated earnings and profits as determined under federal income tax principles. While the Company anticipates having earnings and profits for federal income tax purposes in the current and future years, there can be no assurance that the Company will have current or accumulated earnings and profits in any of such years. To the extent that the amount of distributions paid on the Common Stock exceeds the Company's current or accumulated earnings and profits, such distributions will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of the Common Stock in the hands of each U.S. Holder (but not below zero). The amount of any such distribution which exceeds the adjusted tax basis of the Common Stock in the hands of the U.S. Holder will be treated as capital gain and will be long-term capital gain if the U.S. Holder's holding period for the Common Stock exceeds one year. Under current law, long-term capital gains of noncorporate taxpayers are generally taxed at rates more favorable than those applicable to other types of income. Legislation has been proposed which, if passed, would further reduce the rate of tax on capital gains. Under Section 243 of the Code, corporate stockholders generally will be able, subject to certain exceptions and restrictions, to deduct 70% of the amount of any distribution qualifying as an ordinary income dividend.

  Distributions, if any (see "Dividend Policy"), paid to a Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate (or a lower rate as may be prescribed by an applicable tax treaty) unless the distributions are either (i) effectively connected with a trade or business of the Non-U.S. Holder within the United States or (ii) if a tax treaty applies, attributable to a United States permanent establishment maintained by the non-U.S. holder. Distributions effectively connected with a trade or business or attributable to such permanent establishment will generally not be subject to withholding (if the Non-U.S. Holder properly files an executed United States Internal Revenue Service Form 4224 with the payor of the distribution) and generally will be subject to United States federal income tax in the manner described above for U.S. Holders. In the case of a Non-U.S. Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation at a rate of 30% on the deemed repatriation from the United States of effectively connected earnings and profits). The branch profits tax may not apply if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To determine the applicability of a tax treaty providing for a lower rate of withholding distributions paid to a stockholder's address of record in a foreign country are presumed, under the current IRS positions, to be paid to a resident of that country, unless the payor has knowledge that such presumption is not warranted or an applicable tax treaty (or United States Treasury Regulations thereunder) requires some other method for determining a Non-U.S. Holder's residence. However, recently proposed U.S. Treasury Regulations, if adopted, would modify the forms and procedures for this certification.

  Sale or Other Disposition of Common Stock

  Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of shares of Common Stock will be subject to United States federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. Holder's adjusted tax basis in the shares of Common Stock and the amount realized on the disposition. Any such gain or loss will generally be treated as long-term or short-term capital gain or loss, depending on whether the U.S. Holder's holding period with respect to the shares of Common Stock is longer than one year. For United States federal income tax purposes, capital losses are subject to limitations on deductibility.

  Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder with the United States; (ii) the Non-U.S. Holder is an individual who holds the shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and to whom such gain is United States source; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain former United States citizens or residents; or (iv) the Company is or has been a "United States real property holding corporation" for federal income tax purposes (which the Company believes could very well be the case) at any time during the five-year period ending on the date of disposition (or such shorter period that such shares were held) and, provided the Common Stock is "regularly traded" on an established securities market, the Non-U.S. Holder held, directly or indirectly, more than five percent of the Common Stock.

  Backup Withholding and Information Reporting

  In general, a noncorporate U.S. Holder of the Common Stock may be subject to backup withholding at the rate of 31% with respect to reportable payments of dividends accrued with respect to, or the proceeds of a sale, exchange or redemption of, the Common Stock. The payor will be required to deduct and withhold the prescribed amount with respect to all such reportable payments if
(i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or (ii) the Secretary of the Treasury notifies the payor that the TIN furnished by the payee is incorrect. In addition, the payor will also be required to deduct and withhold the prescribed amount with respect to dividend payments if there has been a "notified payee underreporting," or there has been a failure of the payee to certify to the payor under the penalty of perjury that such payee is not subject to withholding. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the U.S. Holder's federal income tax liabilities or may be refundable. Dividends paid to Non-U.S. Holders that are subject to United States withholding tax at the 30% statutory rate or at a reduced tax treaty rate and dividends that are effectively connected with the conduct of a trade or business in the United States (if certain certification and disclosure requirements are met) are exempt from backup withholding of U.S. federal income tax (although proposed U.S. Treasury Regulations would impose backup withholding in certain situations). The Company must report annually to the IRS and to each Non-U.S. Holder and to noncorporate U.S. Holders the amount of dividends paid to and the tax withheld, if any, with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Copies of these information returns may also be available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

  The payment of the proceeds from the disposition of shares of Common Stock by a Non-U.S. Holder through the United States office of a broker will be subject to information reporting and backup withholding unless the holder, under penalties of perjury, certifies, among other things, its status as a Non-U.S.Holder, or otherwise establishes an exemption. Generally, the payment of the proceeds from the disposition of shares of Common Stock by a Non-U.S. Holder to or through a non-U.S. office of a broker will not be subject to backup withholding and will not be subject to information reporting. In the case of the payment of proceeds from the disposition of shares of Common Stock by a Non-U.S. Holder through a non-U.S. office of a broker that is a U.S. person or a "U.S.-related person," existing regulations require information reporting (but not backup withholding) on the payment unless the broker receives a statement from the owner, signed under penalties of perjury, certifying, among other things, its status as a Non-U.S. Holder, or the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For tax purposes, a "U.S.-related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

  Any amount withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedures for obtaining such an exemption, if available.

  State, Local and Foreign Taxation

  The Company and its shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which it or they transact business or reside. Such state, local or foreign taxation may differ from the Federal income tax treatment described above. Consequently, prospective holders of shares of Common Stock should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in the Company.


                             PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale by the Selling Shareholders of the Shares offered hereby. The Shares may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, any of the Selling Shareholders may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom they may act as agent. The Selling Shareholders and any such underwriters, dealers or agents who participate in the distribution of the Shares may be deemed to be underwriters, and any profits on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Shareholders or by agreement between the Selling Shareholders and underwriters or dealers.

     The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than (i) discounts, commissions, fees and expenses of underwriters, dealers or agents and (ii) other fees and expenses of the Selling Shareholders. The Company also has agreed to indemnify the Selling Shareholders and any underwriter they may utilize against certain liabilities, including liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.


                         CERTAIN ERISA CONSIDERATIONS

     General Fiduciary Matters

     In considering an investment in the Company of a portion of the assets of any employee benefit plan (including a "Keogh" plan or an Individual Retirement Account), whether or not subject to Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Code (all hereinafter referred to as a "Qualified Plan"), a fiduciary should consider (i) whether the investment is in accordance with the documents and instruments governing the Qualified Plan; (ii) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, if applicable; (iii) whether the investment provides sufficient liquidity to permit benefit payments to be made as they become due; (iv) any requirement that the fiduciary annually value the assets of the Qualified Plan; (v) whether the investment is prudent, since there is a high degree of risk in purchasing the shares of Common Stock offered hereby; and (vi) whether the investment is for the exclusive purpose of providing benefits to participants and their beneficiaries. Furthermore, ERISA and the Code prohibit fiduciaries of certain Qualified Plans from engaging in various acts of self-dealing. Accordingly, absent an exemption, the fiduciaries of a Qualified Plan should not purchase shares of Common Stock with assets of any Qualified Plan if the Company or any of its affiliates are a "party in interest" or "disqualified person" with respect to the Qualified Plan.

     Plan Assets

     If the underlying assets of the Company (as opposed to shares of Common Stock thereof) were to be deemed to be "plan assets" under ERISA, (i) the prudence and other fiduciary responsibility standards of Part 4 of Subtitle B of Title I of ERISA would extend to investments made by the Company; and
(ii) certain transactions in which the Company might seek to engage could constitute "prohibited transactions" under ERISA and the Code.

     Under the final regulation (Reg. Section 2510.3-101) (the "Final Regulation") issued by the Department of Labor ("DOL"), the assets and properties of corporations, partnerships and certain other entities in which a plan makes an equity investment (other than an investment in a "publicly-offered security" or a security issued by an investment company registered under the 1940 Act) would be deemed to be assets of the investing plan unless
(i) the entity is an "operating company" (including a "venture capital operating company" or a "real estate operating company") or (ii) equity participation by benefit plan investors (e.g., Qualified Plans) is less than 25% of any class of equity of the entity, excluding equity interests held by any person (other than a benefit plan investor) with discretionary authority or control over the assets of the entity or any person who provides investment advice for a fee (direct or indirect) with respect to such assets and any affiliate thereof. For purposes of the 25% test, "benefit plan investors" include all employee benefit plans, whether or not subject to ERISA or the Code, including "Keogh" plans, Individual Retirement Accounts and pension plans maintained by governmental entities or foreign corporations, as well as any entity of which 25% or more of the value of any class of equity interests is held by employee benefit plans. At such time, if ever, that the Company registers the shares of Common Stock sold in the Offering, the Company believes that the shares of Common Stock should constitute a "publicly-offered security" and, therefore, the assets of the Company should not be deemed to constitute "plan assets" of any Qualified Plan that invests in the Common Stock. Because of the factual nature of the legal issues involved, however, the Company can offer no assurances in this regard. The Company expects that upon completion of this Offering, the exception described in (ii) above will apply, and will continue to apply, until such time, if ever, that the shares qualify as "publicly traded securities." The Company cannot, however, give any assurance that this exception will be deemed to apply.

     Plan Asset Consequences - Prohibited Transactions

     If the Company's assets were to constitute "plan assets" and a prohibited transaction were to occur, or the acquisition of shares of Common Stock in the Company by a Qualified Plan were to constitute a prohibited transaction, then any fiduciary or other "party in interest" which has engaged in any such prohibited transaction or caused the Company to engage in any such prohibited transaction could be required (i) to restore to the Qualified Plan any profit realized on the transaction and (ii) to reimburse the Qualified Plan for any losses suffered by the Qualified Plan as a result of such investment. In addition, each "party in interest" involved could be subject to an excise tax equal to 5% of the amount involved in the prohibited transaction for each year such transaction continues and, unless such transaction were corrected within statutorily required periods, to an additional tax of 100%. Plan fiduciaries who make the decision to invest in shares of Common Stock of the Company could, under certain circumstances, be liable for investing in the Company or as co-fiduciaries for actions taken by the Company.

     Furthermore, unless appropriate administrative exemptions were available or were obtained, the Company would be restricted from acquiring an otherwise desirable investment or from entering into an otherwise favorable transaction, if such acquisition or transaction would constitute a "prohibited transaction."

ANY FIDUCIARY FOR A QUALIFIED PLAN SHOULD CONSULT ITS LEGAL ADVISOR CONCERNING THE ERISA CONSIDERATIONS DISCUSSED ABOVE BEFORE MAKING AN INVESTMENT IN THE COMPANY.


                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York. The legal authorization and issuance of the Common Stock, as well as certain other legal matters concerning Maryland law, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. In addition, the summary of Federal income tax consequences contained in this Prospectus in the section captioned "Certain United States Federal Income Tax Considerations" is based upon the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP.


                                    EXPERTS

     The combined financial statements of Wellsford Real Properties, Inc. (Predecessor) at December 31, 1996 and 1995 and for the year ended December 31, 1996, and for the period from March 22, 1995 to December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web sit that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the commission's Web site is: http://www.sec.gov. In addition, the Common Stock is listed on the American Stock Exchange and information concerning the Company may also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a registration statement (the "Registration Statement," which term shall include any amendments thereto) on Form S-11 under the Securities Act, with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits thereto. For further information, reference is hereby made to the Registration Statement and the exhibits thereto.

     The Company is required to furnish holders of the Common Stock with annual reports containing audited financial statements, with a report thereon by the Company's independent certified public accountants.

                         INDEX TO FINANCIAL STATEMENTS


WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

     HISTORICAL

          Report of Independent Auditors. . . . . . . . . . . . . . . .F-2
          Combined Balance Sheets as of March 31, 1997
            (Unaudited) and December 31, 1996 and 1995. . . . . . . . .F-3
          Combined Statements of Income and Equity For the
            Three Months Ended March 31, 1997 (Unaudited)
            and Year Ended December 31, 1996. . . . . . . . . . . . . .F-4
          Combined Statements of Cash Flows For the Three
            Months Ended March 31, 1997 and 1996 (Unaudited),
            the Year Ended December 31, 1996 and the Period
            From March 22 to December 31, 1995. . . . . . . . . . . . .F-5
          Notes to Combined Financial Statements. . . . . . . . F-6 to F-10

     PRO FORMA

          Combined Income Statement For the Three Months
            Ended March 31, 1997 (Unaudited). . . . . . . . . F-11 to F-12
          Notes to Unaudited Combined Income Statement. . . . . . . . F-13
          Combined Balance Sheet, March 31, 1997
            (Unaudited) . . . . . . . . . . . . . . . . . . . F-14 to F-15
          Notes to Unaudited Combined Balance Sheet . . . . . . . . . F-16

                        REPORT OF INDEPENDENT AUDITORS



To the Shareholders and Board of Directors of Wellsford Real Properties, Inc.


     We have audited the accompanying combined balance sheets of the Predecessor to Wellsford Real Properties, Inc. (the "Company") as of December 31, 1996 and 1995, and the related combined statements of income and equity for the year ended December 31, 1996, and cash flows for the year ended December 31, 1996 and for the period from March 22, 1995 (the date the assets were acquired and liabilities incurred) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, no operating revenues or expenses were incurred in the period from March 22, 1995 through December 31, 1995. Accordingly, the statement of income for the period ended December 31, 1995 has been omitted.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 1996 and 1995, and the combined results of its operations for the year ended December 31, 1996 and its cash flows for the year ended December 31, 1996 and for the period from March 22, 1995 to December 31, 1995, in conformity with generally accepted accounting principles.



                                          /s/  ERNST & YOUNG LLP
                                          -----------------------------

New York, New York
February 28, 1997

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
                            COMBINED BALANCE SHEETS
                                (In thousands)



                                        March 31,   December 31,   December 31,
                                          1997          1996           1995
                                          ----          ----           ----
                                        (Unaudited)
ASSETS

Real estate assets, at cost:
  Land                                  $  3,159      $      0      $      0
  Buildings and improvements              17,902             0             0
                                        ------------------------------------
                                          21,061             0             0
  Construction in process                 23,945        21,306         7,955
                                        ------------------------------------
                                          45,006        21,306         7,955
  Property held for sale                   2,800             0             0
                                        ------------------------------------
                                          47,806        21,306         7,955

Restricted cash                            3,198         5,520        10,414
Mortgage note and interest receivable     17,934        17,934             0
                                        ------------------------------------

Total Assets                            $ 68,938      $ 44,760      $ 18,369
                                        ====================================

LIABILITIES AND EQUITY

Tax exempt mortgage note payable        $ 14,755      $ 14,755       $14,755
Note payable to Wellsford                 21,611             0             0
                                        ------------------------------------

Total Liabilities                         36,366        14,755        14,755
                                        ------------------------------------

Commitments and contingencies               --            --            --

Stockholders' Equity:                                   30,005         3,614
Common stock, $.01 par value per share,
  100 shares issued and outstanding            1             0             0
Paid in capital in excess of par value    30,321             0             0
Common stock to be issued                  2,250             0             0
                                        ------------------------------------

Total Equity                              32,572        30,005         3,614
                                        ------------------------------------
Total Liabilities and Equity            $ 68,938      $ 44,760       $18,369
                                        ====================================



See accompanying notes.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
                   COMBINED STATEMENTS OF INCOME AND EQUITY
                                (In thousands)


                                       Three Months            Year
                                          Ended               Ended
                                         March 31,          December 31,
                                           1997                1996
                                           ----                ----
                                        (Unaudited)

Interest income                         $      401           $     757
                                        ----------           ---------

Net income                                     401                 757
                                        ----------           ---------

Equity, beginning of period                 30,005               3,614
Equity contributions (distributions)         2,166              25,634
                                        ----------           ---------

Equity, end of period                   $   32,572           $  30,005
                                        ==========           =========













See accompanying notes.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
                       COMBINED STATEMENTS OF CASH FLOWS
                                (In thousands)


                                Three      Three                     Period
                                Months     Months     Year            From
                                Ended      Ended      Ended       March 22 to
                              March 31,   March 31, December 31,  December 31,
                                1997        1996       1996           1995
                                ----        ----       ----           ----
                             (Unaudited) (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income                    $   401     $     0     $   757       $     0
Adjustments to
 reconcile net income to net
 cash provided by operating
 activities:
  Decrease (increase) in assets:
    Debt service reserve        2,322       1,082       4,894         4,341
    Interest receivable             0           0        (134)            0
                              ---------------------------------------------
  Net cash provided by
   operating activities         2,723       1,082       5,517         4,341

CASH FLOWS FROM INVESTING ACTIVITIES:

Investments in real estate
 assets                       (26,500)       (231)    (13,351)       (7,955)
Investment in mortgage
 note receivable                    0           0     (17,800)            0
                              ---------------------------------------------
  Net cash (used) in
   investing activities       (26,500)       (231)    (31,151)       (7,955)
                              ---------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:

Issuance of note payable
 to Wellsford                  21,611           0           0             0
Proceeds from tax exempt
 mortgage note payable              0           0           0        14,755
Funding of restricted cash
 accounts                           0           0           0       (14,755)
Equity contributions            2,166           0      25,634         3,614
Equity distributions                0        (851)          0             0
                              ---------------------------------------------

Net cash provided by
 financing activities          23,777        (851)     25,634         3,614
                              ---------------------------------------------

Net increase (decrease) in
 cash and cash equivalents          0           0           0             0
Cash and cash equivalents,
 beginning of period                0           0           0             0
                              ---------------------------------------------

Cash and cash equivalents,
 end of period                $     0     $     0     $     0       $     0
                              =============================================

Cash paid during the period
 for interest                 $   343     $    99     $   663       $   335
                              =============================================



See accompanying notes.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
                    NOTES TO COMBINED FINANCIAL STATEMENTS

              [Information pertaining to the three months ended
                     March 31, 1997 and 1996 is unaudited]

(1)  Organization and Basis of Presentation

     Wellsford Real Properties, Inc. (the "Company") was formed on January 8, 1997, as a corporate subsidiary of Wellsford Residential Property Trust ("Wellsford"). On May 30, 1997, Wellsford merged (the "Merger") with Equity Residential Properties Trust ("EQR"). Immediately prior to the Merger, Wellsford contributed certain of its assets to the Company and the Company assumed certain liabilities of Wellsford (the "Contribution"). Immediately after the contribution of assets to the Company and immediately prior to the Merger, Wellsford distributed to its common shareholders all the outstanding shares of the Company owned by Wellsford (the "Spin-off"). The common shareholders of Wellsford received 0.25 common share of the Company for each common share of Wellsford owned.

     Upon consummation of the Spin-off, the Company had issued and outstanding approximately 4,572,043 shares of Common Stock and 339,806 shares of Class A Common Stock. The Class A Common Stock was issued to ERP Operating Limited Partnership of which EQR is the general partner and through which EQR conducts substantially all of its operations (unaudited).

     The accompanying combined financial statements of the Company or its predecessor (the "Predecessor") include the assets and liabilities contributed to and assumed by the Company from the time the assets and liabilities were acquired or incurred, respectively, by Wellsford or the applicable subsidiary of Wellsford. Such financial statements have been prepared using the historical basis of the assets and liabilities and the historical results of operations related to the Company's assets and liabilities.

     For the purpose of the Company, the assets were acquired and liabilities incurred beginning on March 22, 1995. During the period from March 22, 1995 through December 31, 1996 the Company was principally involved in the initial phase of construction development activities with no operating revenues or expenses incurred. Accordingly, the income statements for the three month period ended March 31, 1996 and the period from March 22, 1995 through December 31, 1995 have been omitted. The Company has earned interest income on the Sonterra Mortgage (see Note 4) during the year ended December 31, 1996.


(2)  Summary of Significant Accounting Policies

     Principles of Combination. All significant intercompany transactions between Wellsford and its majority owned or controlled subsidiaries relating to the assets and liabilities that were contributed to or assumed by the Company have been eliminated in combination.

     Income Recognition. Residential communities are leased under operating leases with terms generally one year or less; rental revenue is recognized monthly as it is earned. Commercial properties are leased under operating leases; rental revenue is recognized on a straight-line basis over the terms of the leases.

     Cash and Cash Equivalents. The Company considers all demand and money market accounts and short term investments in government funds with an original maturity of three months or less to be cash and cash equivalents.

     Real Estate and Depreciation. Costs directly related to the acquisition and improvement of real estate are capitalized, including interest expense incurred during and related to construction and including all improvements identified during the underwriting of a property acquisition.

     Depreciation is computed over the expected useful lives of depreciable property on a straight line basis, principally 40 years for buildings and improvements and 5 to 12 years for furnishings and equipment.

     The Company has adopted Statement of Financial Accounting Standard ("SFAS") 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and that long-lived assets to be disposed of be measured at the lower of carrying amount or net realizable value. The adoption of SFAS 121 has not had an impact on the Company's combined financial position or results of operations.

     Mortgage Note Receivable Impairment. The Company considers a note impaired if, based on current information and events, it is probable that all amounts due under the note agreement are not collectable. Impairment is measured based upon the fair value of the underlying collateral. No impairment has been recorded through March 31, 1997.

     Financing Costs. Financing and refinancing costs are capitalized and amortized over the term of the related loan under the interest method. Credit facility fees are capitalized and amortized over the term of the commitment on a straight-line basis.

     Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Earnings per Share. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The Company has not yet determined the impact of Statement No. 128 on the calculation of primary and fully diluted earnings per share.

(3)  Restricted Cash

     Restricted cash primarily consists of the remaining proceeds from the Palomino Park tax-exempt mortgage note (Note 5) which are restricted in their use to construction costs and capitalized interest related to the Palomino Park development project (Note 4).

(4)  Multifamily Communities and Note Receivable

     The Company holds a $17.8 million mortgage on a 344 unit, newly constructed community in Tucson, Arizona known as Sonterra at Williams Centre (the "Sonterra Mortgage"). The Sonterra Mortgage was originated in July 1996, bears interest at 9% per annum and matures in July 1999. The Company also has the exclusive option to purchase the community for $20.5 million through December 1997 and $21 million during 1998. Interest receivable of $0.1 million is included in the March 31, 1997 balance. The fair market value of the Company's mortgage note receivable, estimated by using a discounted cash flow analysis, approximates the carrying amount.

     The Company currently has two multifamily projects under development in a suburb of Denver, Colorado, totaling 760 apartment units (collectively, the "Development Communities"). The Development Communities are the first two of five communities at Palomino Park, a 1,880 unit master-planned, security controlled apartment/townhome community. The Company has the option to develop phases three through five, but is not obligated to do so. The 181.8 acre master site surrounds an amenity-filled, 24 acre park and an approximately 29,000 square foot recreational center to be shared by all phases. The Development Communities are being constructed pursuant to fixed-price contracts, with a local developer, and are estimated to cost approximately $76.1 million in total, including certain development and incentive fees payable to the developer. The Company is committed to purchase 100% of the Development Communities upon completion and the achievement of certain occupancy levels. At March 31, 1997 the Company had invested $24 million related to the land for the Development Communities, the recreation center and general infrastructure work. A portion of such infrastructure will become the property of certain local governmental entities at the date of completion and retirement of the tax-exempt mortgage note payable described in Note 5. In addition, approximately $26.5 million was outstanding at March 31, 1997 on a construction loan to the developer, which the Company would repay upon purchase assuming completion and achievement of certain occupancy levels. During the periods ended March 31, 1997, December 31, 1996, March 31, 1996, and December 31, 1995, respectively, the Company capitalized $0.3 million, $0.7 million, $0.1 million and $0.3 million of interest to the Development Communities. The Company expects to fund the construction of its Development Communities from its working capital and with proceeds from a credit facility and a $14.8 million tax-exempt mortgage note (Note
     5).

     Subsequent to December 31, 1996, the Company entered into contracts on five commercial office properties for $47.6 million in aggregate, and had closed on four of the properties as of March 31, 1997. The purchase prices for these commercial properties include approximately $2.25 million in value of shares of Common Stock of the Company issued to an entity in consideration for the assignment of the purchase contracts entered into by such entity. This amount has been classified as Common Stock to be Issued at March 31, 1997. Upon liquidation of such entity, each of the Chairman of the Board and President of Wellsford, Messrs. Lynford and Lowenthal, will receive approximately 16.4% of such shares, and the wife of Mark Germain, a trustee of Wellsford, will receive approximately 13.8% of such shares. Each are owners of such entity.

     The cash portion of the purchase prices for these commercial properties was funded with a loan from Wellsford which bore interest at LIBOR plus 1.50% and was repaid on the closing of the Merger (unaudited).

     Greenbrook Corporate Center ($23.7 million) is a Class A, three-story office building with a 35 foot atrium, located in Fairfield, NJ, and comprising approximately 190,000 rentable square feet. It is situated on a 20 acre developed site with 7 acres of additional, contiguous undeveloped land.

     The purchase of this building closed in April 1997 (unaudited).

     Point View ($15.8 million) consists of 194 acres containing two office buildings, totaling approximately 560,000 square feet, an adjacent 10-acre undeveloped site, and a central utility plant located in Wayne, NJ. The site is currently undergoing a major renovation. The purchase of this building was closed in February 1997.

     1700 Valley Road ($1.0 million) is a Class B+, two-story vacant office building located in Wayne, NJ and comprising approximately 70,600 square feet. It is situated on a nine acre site. The purchase of this building was closed in February 1997.

     1800 Valley Road ($2.0 million) is a Class B+, two-story vacant office building located in Wayne, NJ and comprising approximately 54,800 square feet. It is situated on a 14 acre site. The purchase of this building was closed in February 1997.

     The Chatham Building ($5.1 million) is a three-story office building located in Chatham, NJ and comprising approximately 65,000 square feet. The site is currently undergoing a major renovation. The purchase of this building was closed in January 1997.

(5)  Tax Exempt Mortgage Notes Payable

     At March 31, 1997 and December 31, 1996, the Company had $14.8 million of tax exempt mortgage notes payable outstanding. The Company's tax exempt mortgage note payable is secured by certain infrastructure at the Company's Palomino Park development and bears interest-only payments at a variable rate (which approximates the Standard & Poor's / J.J. Kenney index for short-term high grade tax-exempt bonds, currently approximately
     3.65 %) until it matures in December 2035.

     The tax-exempt mortgage note payable is security for tax-exempt bonds which are backed by a letter of credit from a AAA rated financial institution.

     Subsequent to the Merger, the Company and EQR guaranteed the reimbursement of the financial institution in the event that the letter of credit is drawn upon (unaudited).

     The fair market value of the variable rate tax exempt mortgage note is considered to be the carrying amount.

(6)  Commitments and Contingencies

     The Company has entered into employment agreements with certain of its officers. Such agreements are for terms which expire between 1999 and 2002, and provide for aggregate annual fixed payments of approximately $1.0 million, $1.0 million and $0.6 million in 1997, 1998 and 1999 through 2002, respectively. The Company is obligated under an operating lease covering its corporate headquarters for $0.2 million in 1997, $0.2 million in 1998, and $0.2 million in 1999, plus certain operating expense escalations.

     As a commercial real estate owner, the Company is subject to potential environmental costs. The Company's Point View site contains asbestos containing materials ("ACMs"); the Company is proceeding with the removal of all ACMs in such property which is anticipated to cost approximately $3.5 million. At this point in time, management of the Company is not aware of any environmental concerns that would have a material adverse effect on the Company's financial position or future results of operations except as just described.

     In 1997, the Company will adopt a defined contribution savings plan pursuant to Section 401 of the Internal Revenue Code. Under such a plan there are no prior service costs. All employees will be eligible to participate in the plan after one year of service. Employer contributions
     will be  made  based   on  a  discretionary  amount  determined by  the
     Company's management. Employer contributions, if any, will be based upon the amount contributed by an employee.

(7)  Subsequent Events (unaudited)

     Subsequent to March 31, 1997, the Company has loaned $25 million of an $80 million secured subordinated mezzanine loan to entities which own substantially all of the equity interests (the "Equity Interests") in the owner of a 52-story, approximately 1.75 million sq.ft. Class A office building located at 277 Park Avenue, New York City (the "277 Park Loan"). The loan is secured primarily by a pledge of the Equity Interests owned by the Borrowers. The 277 Park Loan is due in April 2007 and bears interest at the rate of approximately 12% per annum.

     In April, 1997, the Company established its 1997 Management Incentive Plan (the "Management Incentive Plan") for the purpose of aligning the interests of the Company's directors, executive officers and employees with those of the shareholders and to enable the Company to attract, compensate and retain directors, executive officers and employees and provide them with appropriate incentives and rewards for their performance. The existence of the Management Incentive Plan should enable the Company to compete more effectively for the services of such individuals. The Management Incentive Plan provides for administration by a committee of two or more non-employee directors established for such purpose.

     Awards to directors, executive officers and other employees under the Management Incentive Plan may take the form of stock options, including corresponding stock appreciation rights and reload options, restricted stock awards and stock purchase awards. The Company may also provide stock purchase loans to enable Management Incentive Plan participants to pay for stock purchase awards. The maximum number of shares of Common Stock that may be the subject of awards under the Management Incentive Plan is 1,750,000 shares. Options to acquire 547,375 shares of Common Stock were granted under the Management Incentive Plan at the closing of the Merger to directors, executive officers and employees of the Company.


     The Company has established a Rollover Stock Option Plan (the "Rollover Plan"), which is substantially similar to the Management Incentive Plan, for the purpose of granting options and corresponding rights to purchase Common Stock in replacement for former Wellsford share options. All 1,326,235 options issuable under the Rollover Plan were granted at the closing of the Merger principally to certain executive officers and directors of the Company.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
                      PRO FORMA COMBINED INCOME STATEMENT

                   For the Three Months Ended March 31, 1997
                     (In Thousands Except Per Share Data)
                                  (Unaudited)

     During the period from January 1, 1997 to June 30, 1997, the Company consummated the 277 Park Loan and purchased five commercial office properties. One of the commercial office properties, the Greenbrook Corporate Center, is currently occupied.

     This unaudited Pro Forma Combined Income Statement is presented as if the Company's transactions, each as referred to above, and the Merger, Distribution and Private Placement had been consummated on January 1, 1997. All of the pro forma adjustments shown are solely attributed to the transactions described.
In the opinion of the Company's management, all adjustments necessary to reflect the effects of these transactions have been made.

     This unaudited Pro Forma Combined Income Statement is presented for comparative purposes only, and is not necessarily indicative of what the actual results of operations of the Company would have been for the period presented; nor does it purport to represent the results for future periods, particularly because four of the five commercial office properties were vacant on March 31, 1997. This unaudited Pro Forma Combined Income Statement should be read in conjunction with, and is qualified in its entirety by, the historical combined financial statements and notes thereto of the Company included in this Prospectus.

                 Wellsford Real Properties, Inc. (Predecessor)
                      Pro Forma Combined Income Statement
                       Three Months Ended March 31, 1997
                                (In thousands)
                                  (Unaudited)

                                                  Pro Forma
                                   Historical     Adjustments    Pro Forma
                                   ----------     -----------    ---------

REVENUE

 Rental income                                       $762(A)        $762
 Other income                                          40(A)          40
 Interest income                      $401            734(B)       1,135
                                      ----------------------------------

  Total Revenue                        401          1,536          1,937
                                      ----------------------------------

EXPENSES

 Property operating and maintenance                   211(A)         211
 Real estate taxes                                    107(A)         107
 General and administrative                           438(C)         438
 Depreciation                                         128(D)         128
 Property management                                   34(A)          34
                                      ----------------------------------

  Total Expenses                         0            918            918
                                      ----------------------------------

Income before income taxes            $401           $618          1,019
                                      ===================

Provision for income taxes                                           416(E)
                                                                     ---

Net Income                                                          $603
                                                                    ====

Net income per common share                                        $0.04(F)
                                                                   =====

Weighted average common
shares outstanding                                                16,888(F)
                                                                  ======

                 Wellsford Real Properties, Inc. (Predecessor)
            Notes to Unaudited Pro Forma Combined Income Statement
                                March 31, 1997

(A) Represents historical operating revenues and expenses of Greenbrook Corporate Center, which was acquired in April 1997, for the three months ended March 31, 1997. The Company's other four commercial properties are currently vacant.

(B) Represents interest income on the 277 Park Loan for three months ($25 million at approximately 12%).

(C) Represents the estimated general and administrative costs of the Company for three months.

(D) Represents depreciation on Greenbrook Corporate Center for the three months ended March 31, 1997 utilizing a 40 year estimated useful life.

(E) Represents provision for federal and state income taxes at rates of 35% and 9%, respectively.

(F) Represents the aggregate of the shares of Common Stock issued in connection with the Private Placement, the Distribution, the acquisition of the commercial properties, and the purchase of Class A Common Stock by ERP Operating Limited Partnership.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
                       PRO FORMA COMBINED BALANCE SHEET
                                March 31, 1997
                                (In Thousands)
                                  (Unaudited)

     This unaudited Pro Forma Combined Balance Sheet is presented as if the Merger, Contribution, Distribution, Private Placement, the sale of the Class A Common Stock to ERP Operating Limited Partnership (the "Class A Sale") and the credit facility agreement with BankBoston and Morgan Guaranty had been consummated on March 31, 1997, the 277 Park Loan had been originated on March 31, 1997 and the commercial office properties purchased by the Company and Phase I of Palomino Park had been purchased on March 31, 1997, utilizing proceeds from the Merger, Contribution, Private Placement and Class A Sale.
All of the assets and liabilities of the Company which are being transferred to the Company in connection with the Merger, Contribution and Distribution are recorded at their respective historical costs.

     This unaudited Pro Forma Combined Balance Sheet is presented for comparative purposes only, and is not necessarily indicative of what the actual combined financial position of the Company would have been at March 31, 1997; nor does it purport to represent the future combined financial position of the Company. This unaudited Pro Forma Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the historical combined financial statements and notes thereto of the Company included in this Prospectus.

                 Wellsford Real Properties, Inc. (Predecessor)
                       Pro Forma Combined Balance Sheet
                                March 31, 1997
                                (In thousands)
                                  (Unaudited)


                                                    Pro Forma
                                      Historical    Adjustments     Pro Forma
                                      ----------    -----------     ---------
ASSETS

Real estate assets, at cost:
  Land                                 $   3,159    $  10,350      $  13,509
  Buildings and improvements              17,902       77,210         95,112
                                       ---------    ---------      ---------
                                          21,061       87,560        108,621
  Construction in process                 23,945       (2,677)        21,268
                                       ---------    ---------      ---------
                                          45,006       84,883        129,889
  Property held for sale                   2,800       (2,800)
                                       ---------    ---------      ---------
                                          47,806       82,083(A)     129,889

Cash and cash equivalents                      0       21,180(B)      21,180
Restricted cash                            3,198                       3,198
Mortgage notes and interest receivable    17,934       25,000(C)      42,934
Other assets                                   0        2,604(D)       2,604
                                       ---------    ---------      ---------

Total Assets                           $  68,938    $ 130,867      $ 199,805
                                       =========    =========      =========

LIABILITIES AND EQUITY

Liabilities:
  Tax exempt mortgage note payable     $  14,755                   $  14,755
  Note payable to Wellsford               21,611    ($ 21,611)(E)          0
  Other liabilities                            0          711 (D)        711
                                       ---------    ---------      ---------

Total Liabilities                         36,366      (20,900)        15,466
                                       ---------    ---------      ---------

Commitments and contingencies               --           --             --

Minority interest                              0       10,406(F)      10,406

Equity:
   Common stock, $.01 par value
     per share; 197,650,000 shares
     authorized - 16,547,771 shares
     issued and outstanding, as
     adjusted                                  1          165            166

   Class A Common Stock, $.01
     par value per share; 350,000
     shares authorized - 339,806
     shares issued and outstanding,
     as adjusted                              --            3              3

  Series A 8% Convertible Redeemable
     Preferred Stock, $.01 par value
     per share; 2,000,000 shares
     authorized; no shares issued and
     outstanding, as adjusted                 --           --             --

  Paid in capital in excess of par
   value                                  30,321      143,443        173,764

  Common stock to be issued                2,250       (2,250)             0
                                       ---------    ---------      ---------

Total Equity                              32,572      141,361(G)     173,933
                                       ---------    ---------      ---------

Total Liabilities and Equity           $  68,938    $ 130,867      $ 199,805
                                       =========    =========      =========

                 Wellsford Real Properties, Inc. (Predecessor)
              Notes to Unaudited Pro Forma Combined Balance Sheet
                                March 31, 1997

     (A)     Represents the following:

                                                            Property
                                               Construction   Held
                               Land   Building  in Process  for Sale    Total
                               ----   --------  ----------  --------    -----

Purchase of Greenbrook
 Corp. Ctr.                  $3,555   $20,145                          $23,700
Palomino Park construction
  4/1/97-5/30/97                                  $3,023                 3,023
Purchase of Palomino Park
 Phase I                      6,375    36,125     (5,700)               36,800
Commercial property
 improvements and tenant
 fit-out                               18,560                           18,560
Reclassification of 1800
 Valley Road                    420     2,380              ($2,800)
                            -------   -------     ------   -------     -------
                            $10,350   $77,210    ($2,677)  ($2,800)    $82,083
                            =======   =======     ======    ======     =======

     Greenbrook Corporate Center is currently in operation. The Company's other four commercial properties are currently vacant. The purchase prices and commercial property improvements and tenant fit-out are being funded primarily with proceeds from the Private Placement.

(B)  Reflects the net cash effect of the following transactions (in thousands):

     o    Private Placement proceeds                          $123,025
     o    Cash contribution to the Company at Contribution      12,966
     o    ERP Operating Limited Partnership's purchase of
           Class A Common Stock                                  3,500
     o    Acquisition and improvement of properties            (71,700)
     o    Acquisition of 277 Park Loan                         (25,000)
     o    Repayment of Loan from Wellsford                     (21,611)
                                                              --------
                                                               $21,180
                                                              ========

(C) Represents the 277 Park Loan, a $25 million portion of an $80 million subordinated mezzanine loan bearing interest at approximately 12% per annum.

(D) Represents miscellaneous assets and liabilities acquired in the Contribution.

(E)  Represents repayment of the loan from Wellsford.

(F) Represents ERP Operating Limited Partnership's 20% minority interest in Palomino Park, which has been combined in the Company's Pro Forma Combined Balance Sheet.

(G) Represents the aggregate of the shares of Common Stock issued in connection with the Distribution, the acquisition of the commercial properties, the purchase of Class A Common Stock by ERP Operating Limited Partnership, and the Private Placement.

===============================================================================


     No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in affairs of the Company since the date hereof.

                               _________________

                           SUMMARY TABLE OF CONTENTS
                                                                           Page
Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
Selling Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
Price Range of Common Stock and Dividend History. . . . . . . . . . . . . . .26
Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
Selected Unaudited Combined Financial Data. . . . . . . . . . . . . . . . . .28
Management's Discussion and Analysis
     of Financial Conditions and Analysis
     of Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
Business and Properties . . . . . . . . . . . . . . . . . . . . . . . . . . .30
Initial Capital and Financing . . . . . . . . . . . . . . . . . . . . . . . .37
Policies with Respect to Certain Activities . . . . . . . . . . . . . . . . .38
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
Principal Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . .45
Certain Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
Certain Agreements Between The Company
     and ERP Operating Partnership. . . . . . . . . . . . . . . . . . . . . .47
Description of Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . .54
Certain Provisions of Maryland Law and of the
     Company's Charter and Bylaws . . . . . . . . . . . . . . . . . . . . . .61
Shares Available for Future Sale. . . . . . . . . . . . . . . . . . . . . . .64
Certain United States Federal Tax Considerations. . . . . . . . . . . . . . .65
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . .68
Certain ERISA Considerations. . . . . . . . . . . . . . . . . . . . . . . . .68
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70
Additional Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .70
Index to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . F-1




                               12,242,719 Shares





                        WELLSFORD REAL PROPERTIES, INC.


                                 Common Stock



                               _________________

                                  PROSPECTUS
                               _________________




                                 July __, 1997

              PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.  Other Expenses of Issuance and Distribution.

     The following table itemizes the expenses incurred by the Company in connection with the offering of the Common Stock. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

               Item                                              Amount
               ----                                              ------

     Registration Fee -- Securities and
       Exchange Commission                                   $   41,041
     Legal Fees and Expenses (other than Blue Sky)               50,000
     Accounting Fees and Expenses                                20,000
     Printing and Engraving Expenses                              5,000
     Blue Sky Fee and Expenses (including fees of counsel)        5,000
     Miscellaneous Expenses                                       1,000

               Total                                           $122,041
                                                               ========


Item 32.  Sales to Special Parties.

     See Item 33.

Item 33.  Recent Sales of Unregistered Securities.

     The following table is a summary of certain information relating to all securities of the Company sold by the Company within the past three years that were not registered under the Securities Act (the "Private Placements"):


                  Date    Amount of           Person or
   Type of         of     Securities     Class of Persons to
Securities Sold   Sale       Sold        Whom Securities Sold    Consideration
---------------  -------  ----------     --------------------    -------------
Common Stock
                 2/28/97     218,447(1)  Wellsford Commercial         (2)
                                         Properties, L.L.C.

Class A          5/30/97     339,806     ERP Operating            $3,500,000
Common Stock                             Partnership

Common Stock     5/30/97      24,272     William M. Cockrum,        $250,000
                                         Trustee of the William
                                         M. Cockrum Trust dated
                                         8/1/79

Common Stock     6/2/97   12,000,000     "qualified institutional    $123.6
                                          buyers" and other          million
                                         "accredited investors"
                                         (each as defined under
                                         the rules of the
                                         Securities Act)

(1) Reflects the adjustment made to the original number of shares issued to Wellsford Commercial Properties, L.L.C., based upon the book value per share of Common Stock on the date of the Merger.

(2) Wellsford Commercial Properties, L.L.C. transferred the contracts to purchase the Cyanamid Office Portfolio, Greenbrook and Chatham in exchange for shares of Common Stock having an aggregate value of approximately $2.25 million and the Company's agreement to repay a $1.0 million advance used for the down payment on the Cyanamid Office Portfolio.

     The Company conducted the Private Placements pursuant to Section 4(2) of the Securities Act. There was no underwriter involved in the Private Placements.


Item 34.  Indemnification of Directors and Officers.

     The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company, and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner, trustee, manager or member of such corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner, trustee, manager or member of such corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and
(b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

Item 35.  Treatment of Proceeds from Stock Being Registered.

     Not applicable.

Item 36.  Financial Statements and Exhibits.

     (a) Financial Statements all of which are in the Prospectus

WELLSFORD REAL PROPERTIES, INC.

     HISTORICAL

         Combined Balance Sheets as of
           March 31, 1997 (Unaudited) and
           December 31, 1996 and 1995
         Combined Statements of Income and
           Equity for the Three Months Ended
           March 31, 1997 (Unaudited)
           and the Year Ended December 31, 1996
         Combined Statements of Cash Flows
           For the Three Months Ended
           March 31, 1997 and 1996 (Unaudited),
           the Year Ended December 31, 1996 and
           the Period From March 22 to December 31, 1995
         Notes to Combined Financial Statements


     PRO FORMA

         Combined Income Statement For the Three
           Months Ended March 31, 1997 (Unaudited)
         Notes to Unaudited Combined Income Statement
         Combined Balance Sheet, March 31, 1997
           (Unaudited)
         Notes to Unaudited Combined Balance Sheet



     (b) Financial Statement Schedules.

         None

     (c) Exhibits.


Exhibit No.               Description


   3.1   Articles of Amendment and Restatement of the Company.
   3.2 Articles Supplementary Classifying 335,000 Shares of Common Stock as Class A Common Stock.
   3.3 Articles Supplementary Classifying 2,000,000 Shares of Common Stock as Series A 8% Convertible Redeemable Preferred Stock.
   3.4   Bylaws of the Company.
   4.1   Specimen certificate for Common Stock.***
   4.2   Specimen certificate for Class A Common Stock.
   4.3 Specimen certificate for Series A 8% Convertible Redeemable Preferred Stock.
   5.1   Opinion of Ballard Spahr Andrews & Ingersoll regarding legality.
  10.1 $17.8 million Loan Agreement, dated as of June 28, 1996, by and between Wellsford Residential Property Trust, as lender, and Specified Properties VIII, L.P., as borrower, relating to Sonterra.*
  10.2 Option Agreement between Wellsford Residential Property Trust, as purchaser, and Specified Properties VIII, as seller, dated as of June 28, 1996, relating to Sonterra.*
  10.3 Sonterra Agreement by and between the Company and ERP Operating Limited Partnership dated as of May 30, 1997.
  10.4 Agreement Regarding Palomino Park by and between the Company and ERP Operating Limited Partnership dated as of May 30, 1997
  10.5 Operating Agreement of Park at Highlands LLC, dated as of April 27, 1995, between Wellsford Park Highlands Corp. and Al Feld, relating to Blue Ridge.**
  10.6 First Amendment to Operating Agreement of Park at Highlands LLC, dated as of December 29, 1995, between Wellsford Park Highlands Corp. and Al Feld, relating to Blue Ridge.*
  10.7 Tri-Party Agreement by and among Park at Highlands LLC, NationsBank of Texas, N.A., Wellsford Park Highlands Corp., Wellsford Residential Property Trust and Al Feld dated December 29, 1995, relating to Blue Ridge.*
  10.8 Assignment and Assumption of Tri-Party Agreement by and among Wellsford Residential Property Trust, ERP Operating Limited Partnership, Park at Highlands LLC, Wellsford Park Highlands Corp., The Feld Company, Al Feld and Nationsbank of Texas, N.A. dated May 30, 1997, relating to Blue Ridge.
  10.9 Agreement and Acknowledgement Regarding Tri-Party Agreement by and among Nationsbank of Texas, N.A., Park at Highlands LLC, Wellsford Park Highlands Corp. and ERP Operating Limited Partnership dated May 30, 1997, relating to Blue Ridge.
  10.10 Operating Agreement of Red Canyon at Palomino Park LLC between Wellsford Park Highlands Corp. and Al Feld, dated as of April 17, 1996, relating to Red Canyon.*
  10.11 First Amendment to Operating Agreement of Red Canyon at Palomino Park LLC between Wellsford Park Highlands Corp. and Al Feld, dated as of May 19, 1997, relating to Red Canyon.
  10.12 Tri-Party Agreement by and among NationsBank of Texas, N.A., Red Canyon at Palomino Park LLC, Wellsford Park Highlands Corp., Wellsford Residential Property Trust, Al Feld and The Feld Company, dated May 29, 1997, relating to Red Canyon.
  10.13 Assignment and Assumption of Tri-Party Agreement by and among Wellsford Residential Property Trust, ERP Operating Limited Partnership, Red Canyon at Palomino Park LLC, Wellsford Park Highlands Corp., The Feld Company, Al Feld and Nationsbank of Texas, N.A. dated May 30, 1997, relating to Red Canyon.
  10.14 Agreement and Acknowledgement Regarding Tri-Party Agreement by and among Nationsbank of Texas, N.A., Red Canyon at Palomino Park LLC, Wellsford Park Highlands Corp. and ERP Operating Limited Partnership dated May 30, 1997, relating to Red Canyon.
  10.15 Second Amended and Restated Vacant Land Purchase and Sale Agreement between Mission Viejo Company and The Feld Company dated March 23, 1995, as amended by First Amendment, dated May 1, 1996, relating to the land underlying Palomino Park.*
  10.16 Trust Indenture, dated as of December 1, 1995, between Palomino Park Public Improvements Corporation ("PPPIC") and United States Trust Company of New York, as trustee, securing Wellsford Residential Property Trust's Assessment Lien Revenue Bonds Series 1995 - $14,755,000.**
  10.17 Letter of Credit Reimbursement Agreement, dated as of December 1, 1995, between PPPIC, Wellsford Residential Property Trust and Dresdner Bank AG, New York Branch.**
  10.18 First Amendment to Letter of Credit Reimbursement Agreement, dated as of May 30, 1997, between PPPIC, Wellsford Residential Property Trust, Dresdner Bank AG, New York Branch and the Company.
  10.19 Amendment to Wellsford Reimbursement Agreement by and between PPPIC, Wellsford Residential Property Trust and the Company, dated as of May 30, 1997.
  10.20 Assignment and Assumption Agreement by and between Wellsford Residential Property Trust and the Company, dated as of May 30, 1997.
  10.21 Credit Enhancement Agreement by and between the Company and ERP Operating Limited Partnership, dated as of May 30, 1997, relating to Palomino Park.
  10.22 Reimbursement and Indemnification Agreement by and among the Company and ERP Operating Limited Partnership, dated as of May 30, 1997, relating to Palomino Park.
  10.23 Guaranty by ERP Operating Limited Partnership for the benefit of Dresdner Bank AG, New York Branch, dated as of May 30, 1997, relating to Palomino Park.
  10.24 Amended and Restated Promissory Note of the Company to the order of Dresdner Bank AG, New York Branch, dated May 30, 1997, relating to Palomino Park.
  10.25 Contribution and Distribution Agreement by and between Wellsford Residential Property Trust and the Company dated as of May 30, 1997.
  10.26 Common Stock and Preferred Stock Purchase Agreement by and between the Company and ERP Operating Limited Partnership dated as of May 30, 1997.
  10.27 Registration Rights Agreement by and between the Company and ERP Operating Limited Partnership dated as of May 30, 1997.
  10.28 Purchase and Sale Agreement, dated as of November 21, 1996, between Wellsford Commercial Properties, L.L.C. and American Cyanamid Company relating to Cyanamid Office Portfolio, as amended by Amendment dated January 13, 1997, Second Amendment dated February 13, 1997 and Third Amendment dated February 28, 1997 and Indemnification and Stock Transfer Agreement, dated February 28, 1997, between American Cyanamid Company and Wellsford Wayne Corp.*
  10.29 Agreement of Sale, dated December 2, 1996, between Wellsford Commercial Properties, L.L.C. and Barlax, relating to Chatham, as amended by Amendment dated December 23, 1996 and Second Amendment dated April 1, 1997.*
  10.30 Agreement of Sale, dated December 23, 1996, between Wellsford Commercial Properties, L.L.C. and N.J. Greenbrook Partners, L.P, relating to Greenbrook.*
  10.31 Credit Agreement, dated as of April 25, 1997, between Park Avenue Financing Company LLC, PAMC Co-Manager Inc., PAFC Management, Inc., Stanley Stahl, The First National Bank of Boston, the Company, Other Banks that may become parties to the Agreement and The First National Bank of Boston, as Agent, relating to 277 Park Avenue.**
  10.32 Assignment of Member's Interest, dated as of April 25, 1997, by PAFC Management, Inc. and Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to interests in the Park Avenue Financing Company, LLC).**
  10.33 Assignment of Member's Interest, dated as of April 25, 1997, by PAMC Co-Manager Inc. and Park Avenue Financing, LLC to The First National Bank of Boston, relating to 277 Park Avenue (relating to interests in 277 Park Avenue, LLC).**
  10.34 Stock Pledge Agreement, dated as of April 25, 1997, by Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to stock in Park Avenue Management Corporation).**
  10.35 Stock Pledge Agreement, dated as of April 25, 1997, by Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to stock in PAMC Co-Manager Inc.).**
  10.36 Stock Pledge Agreement, dated as of April 25, 1997, by Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to stock in PAFC Management, Inc.).**
  10.37 Conditional Guaranty of Payment and Performance, dated as of April 25, 1997, by Stanley Stahl, relating to 277 Park Avenue.**
  10.38 Cash Collateral Account Security, Pledge and Assignment Agreement, dated as of April 25, 1997, between 277 Park Avenue, LLC, Park Avenue Management Corporation, Park Avenue Financing Company LLC, PAMC Co-Manager Inc., Stanley Stahl and The First National Bank of Boston, relating to 277 Park Avenue.**
  10.39 Recognition Agreement, dated as of April 25, 1997, between The First National Bank of Boston, the Company, Column Financial, Inc., Park Avenue Financing Company LLC, PAMC Co-Manager, Inc. and 277 Park Avenue, LLC, relating to 277 Park Avenue.**
  10.40 Intercreditor Agreement, dated as of April 25, 1997, between the Company and The First National Bank of Boston, as Agent, relating to 277 Park Avenue.**
  10.41 Assignment and Acceptance Agreement, dated June 19, 1997, between BankBoston, N.A. (formerly known as The First National Bank of Boston) ("BankBoston") and the Company, relating to 277 Park Avenue.
  10.42 Revolving Credit Agreement by and among the Company, BankBoston, Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), other banks which may become parties and BankBoston, as agent, and Morgan Guaranty, as co-agent dated as of May 30, 1997.
  10.43 Agreement Regarding Common Stock and Preferred Stock Purchase Agreement, dated as of May 30, 1997, among ERP Operating Limited Partnership, the Company and BankBoston, as agent.
  10.44 Assignment of Common Stock Agreements, dated as of May 30, 1997, between the Company and BankBoston, as agent.
  10.45 Collateral Assignment of Documents, Rights and Claims (including Collateral Assignment of Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing), made as of May 30, 1997, by the Company to BankBoston, as agent.
  10.46  1997 Management Incentive Plan of the Company.**
  10.47  Rollover Stock Option Plan of the Company.**
  10.48  Employment Agreement between the Company and Jeffrey H. Lynford.
  10.49  Employment Agreement between the Company and Edward Lowenthal.
  10.50  Employment Agreement between the Company and Gregory F. Hughes.
  10.51  Employment Agreement between the Company and David M. Strong.
  21.1   Subsidiaries of the Registrant.
  23.1   Consent of Ballard Spahr Andrews & Ingersoll (contained in Exhibit
         5.1).
  23.2   Consent of Robinson Silverman Pearce Aronsohn & Berman LLP.
  23.3   Consent of Ernst & Young LLP.
  24.1   Powers of Attorney (included on signature page).

______________________________
*     Previously filed as an exhibit to the Form 10 filed on April 23, 1997.
** Previously filed as an exhibit to the Form 10/A Amendment No. 1 filed on May 21, 1997.
*** Previously filed as an exhibit to the Form 10/A Amendment No. 2 filed on May 28, 1997.
**** The Company acquired its interest in a number of these documents by assignment.


Item 37.  Undertakings.

    Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 24(b)((1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 30, 1997.


                         WELLSFORD REAL PROPERTIES, INC.

                         By:  /s/ Jeffrey H. Lynford
                              --------------------------------
                              Jeffrey H. Lynford
                              Chairman of the Board, Secretary and Director

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey H. Lynford and Edward Lowenthal, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

           Signature                         Title                 Date
           ---------                         -----                 ----

     /s/ Jeffrey H. Lynford     Chairman of the Board,           July 30, 1997
------------------------------   Secretary and Director
         Jeffrey H. Lynford

     /s/ Edward Lowenthal       President, Chief Executive       July 30, 1997
------------------------------   Officer and Director
         Edward Lowenthal

     /s/ Gregory F. Hughes      Chief Financial Officer          July 30, 1997
------------------------------
         Gregory F. Hughes

     /s/ David M. Strong        Vice President for Development   July 30, 1997
------------------------------
         David M. Strong

     /s/ Douglas Crocker        Director                         July 30, 1997
------------------------------
         Douglas Crocker

         /s/ Rodney F. Du Bois   Director                        July 30, 1997
--------------------------------
         Rodney F. Du Bois

     /s/ Mark S. Germain        Director                         July 30, 1997
------------------------------
         Mark S. Germain

     /s/ Frank J. Hoenemeyer    Director                         July 30, 1997
------------------------------
         Frank J. Hoenemeyer

     /s/ Frank J. Sixt          Director                         July 30, 1997
------------------------------
         Frank J. Sixt

                                 EXHIBIT INDEX


Exhibit
Number         Description of Document****
------         -----------------------

  3.1          Articles of Amendment and Restatement of the Company.

  3.2 Articles Supplementary Classifying 335,000 Shares of Common Stock as Class A Common Stock.

  3.3 Articles Supplementary Classifying 2,000,000 Shares of Common Stock as Series A 8% Convertible Redeemable Preferred Stock.

  3.4          Bylaws of the Company.

  4.1          Specimen certificate for Common Stock.***

  4.2          Specimen certificate for Class A Common Stock.

  4.3          Specimen certificate for Series A 8% Convertible Redeemable
               Preferred Stock.

  5.1 Opinion of Ballard Spahr Andrews & Ingersoll regarding legality.

 10.1 $17.8 million Loan Agreement, dated as of June 28, 1996, by and between Wellsford Residential Property Trust, as lender, and Specified Properties VIII, L.P., as borrower, relating to Sonterra.*

 10.2 Option Agreement between Wellsford Residential Property Trust, as purchaser, and Specified Properties VIII, as seller, dated as of June 28, 1996, relating to Sonterra.*

 10.3 Sonterra Agreement by and between the Company and ERP Operating Limited Partnership dated as of May 30, 1997.

 10.4 Agreement Regarding Palomino Park by and between the Company and ERP Operating Limited Partnership dated as of May 30, 1997

 10.5 Operating Agreement of Park at Highlands LLC, dated as of April 27, 1995, between Wellsford Park Highlands Corp. and Al Feld, relating to Blue Ridge.**

 10.6 First Amendment to Operating Agreement of Park at Highlands LLC, dated as of December 29, 1995, between Wellsford Park Highlands Corp. and Al Feld, relating to Blue Ridge.*

 10.7 Tri-Party Agreement by and among Park at Highlands LLC, NationsBank of Texas, N.A., Wellsford Park Highlands Corp., Wellsford Residential Property Trust and Al Feld dated December 29, 1995, relating to Blue Ridge.*

 10.8 Assignment and Assumption of Tri-Party Agreement by and among Wellsford Residential Property Trust, ERP Operating Limited Partnership, Park at Highlands LLC, Wellsford Park Highlands Corp., The Feld Company, Al Feld and Nationsbank of Texas, N.A. dated May 30, 1997, relating to Blue Ridge.

 10.9 Agreement and Acknowledgement Regarding Tri-Party Agreement by and among Nationsbank of Texas, N.A., Park at Highlands LLC, Wellsford Park Highlands Corp. and ERP Operating Limited Partnership dated May 30, 1997, relating to Blue Ridge.

 10.10 Operating Agreement of Red Canyon at Palomino Park LLC between Wellsford Park Highlands Corp. and Al Feld, dated as of April 17, 1996, relating to Red Canyon.*

 10.11 First Amendment to Operating Agreement of Red Canyon at Palomino Park LLC between Wellsford Park Highlands Corp. and Al Feld, dated as of May 19, 1997, relating to Red Canyon.

 10.12 Tri-Party Agreement by and among NationsBank of Texas, N.A., Red Canyon at Palomino Park LLC, Wellsford Park Highlands Corp., Wellsford Residential Property Trust, Al Feld and The Feld Company, dated May 29, 1997, relating to Red Canyon.

 10.13 Assignment and Assumption of Tri-Party Agreement by and among Wellsford Residential Property Trust, ERP Operating Limited Partnership, Red Canyon at Palomino Park LLC, Wellsford Park Highlands Corp., The Feld Company, Al Feld and Nationsbank of Texas, N.A. dated May 30, 1997, relating to Red Canyon.

 10.14 Agreement and Acknowledgement Regarding Tri-Party Agreement by and among Nationsbank of Texas, N.A., Red Canyon at Palomino Park LLC, Wellsford Park Highlands Corp. and ERP Operating Limited Partnership dated May 30, 1997, relating to Red Canyon.

 10.15 Second Amended and Restated Vacant Land Purchase and Sale Agreement between Mission Viejo Company and The Feld Company dated March 23, 1995, as amended by First Amendment, dated May 1, 1996, relating to the land underlying Palomino Park.*

 10.16 Trust Indenture, dated as of December 1, 1995, between Palomino Park Public Improvements Corporation ("PPPIC") and United States Trust Company of New York, as trustee, securing Wellsford Residential Property Trust's Assessment Lien Revenue Bonds Series 1995 - $14,755,000.**

 10.17 Letter of Credit Reimbursement Agreement, dated as of December 1, 1995, between PPPIC, Wellsford Residential Property Trust and Dresdner Bank AG, New York Branch.**

 10.18 First Amendment to Letter of Credit Reimbursement Agreement, dated as of May 30, 1997, between PPPIC, Wellsford Residential Property Trust, Dresdner Bank AG, New York Branch and the Company.

 10.19 Amendment to Wellsford Reimbursement Agreement by and between PPPIC, Wellsford Residential Property Trust and the Company, dated as of May 30, 1997.

 10.20 Assignment and Assumption Agreement by and between Wellsford Residential Property Trust and the Company, dated as of May 30, 1997.

 10.21 Credit Enhancement Agreement by and between the Company and ERP Operating Limited Partnership, dated as of May 30, 1997, relating to Palomino Park.

 10.22 Reimbursement and Indemnification Agreement by and among the Company and ERP Operating Limited Partnership, dated as of May 30, 1997, relating to Palomino Park.

 10.23 Guaranty by ERP Operating Limited Partnership for the benefit of Dresdner Bank AG, New York Branch, dated as of May 30, 1997, relating to Palomino Park.

 10.24 Amended and Restated Promissory Note of the Company to the order of Dresdner Bank AG, New York Branch, dated May 30, 1997, relating to Palomino Park.

 10.25 Contribution and Distribution Agreement by and between Wellsford Residential Property Trust and the Company dated as of May 30, 1997.

 10.26 Common Stock and Preferred Stock Purchase Agreement by and between the Company and ERP Operating Limited Partnership dated as of May 30, 1997.

 10.27 Registration Rights Agreement by and between the Company and ERP Operating Limited Partnership dated as of May 30, 1997.

 10.28 Purchase and Sale Agreement, dated as of November 21, 1996, between Wellsford Commercial Properties, L.L.C. and American Cyanamid Company relating to Cyanamid Office Portfolio, as amended by Amendment dated January 13, 1997, Second Amendment dated February 13, 1997 and Third Amendment dated February 28, 1997 and Indemnification and Stock Transfer Agreement, dated February 28, 1997, between American Cyanamid Company and Wellsford Wayne Corp.*

 10.29 Agreement of Sale, dated December 2, 1996, between Wellsford Commercial Properties, L.L.C. and Barlax, relating to Chatham, as amended by Amendment dated December 23, 1996 and Second Amendment dated April 1, 1997.*

 10.30 Agreement of Sale, dated December 23, 1996, between Wellsford Commercial Properties, L.L.C. and N.J. Greenbrook Partners, L.P, relating to Greenbrook.*

 10.31 Credit Agreement, dated as of April 25, 1997, between Park Avenue Financing Company LLC, PAMC Co-Manager Inc., PAFC Management, Inc., Stanley Stahl, The First National Bank of Boston, the Company, Other Banks that may become parties to the Agreement and The First National Bank of Boston, as Agent, relating to 277 Park Avenue.**

 10.32 Assignment of Member's Interest, dated as of April 25, 1997, by PAFC Management, Inc. and Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to interests in the Park Avenue Financing Company, LLC).**

 10.33 Assignment of Member's Interest, dated as of April 25, 1997, by PAMC Co-Manager Inc. and Park Avenue Financing, LLC to The First National Bank of Boston, relating to 277 Park Avenue (relating to interests in 277 Park Avenue, LLC).**

 10.34 Stock Pledge Agreement, dated as of April 25, 1997, by Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to stock in Park Avenue Management Corporation).**

 10.35 Stock Pledge Agreement, dated as of April 25, 1997, by Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to stock in PAMC Co-Manager Inc.).**

 10.36 Stock Pledge Agreement, dated as of April 25, 1997, by Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to stock in PAFC Management, Inc.).**

 10.37 Conditional Guaranty of Payment and Performance, dated as of April 25, 1997, by Stanley Stahl, relating to 277 Park Avenue.**

 10.38 Cash Collateral Account Security, Pledge and Assignment Agreement, dated as of April 25, 1997, between 277 Park Avenue, LLC, Park Avenue Management Corporation, Park Avenue Financing Company LLC, PAMC Co-Manager Inc., Stanley Stahl and The First National Bank of Boston, relating to 277 Park Avenue.**

 10.39 Recognition Agreement, dated as of April 25, 1997, between The First National Bank of Boston, the Company, Column Financial, Inc., Park Avenue Financing Company LLC, PAMC Co-Manager, Inc. and 277 Park Avenue, LLC, relating to 277 Park Avenue.**

 10.40 Intercreditor Agreement, dated as of April 25, 1997, between the Company and The First National Bank of Boston, as Agent, relating to 277 Park Avenue.**

 10.41 Assignment and Acceptance Agreement, dated June 19, 1997, between BankBoston, N.A. (formerly known as The First National Bank of Boston) ("BankBoston") and the Company, relating to 277 Park Avenue.

 10.42         Revolving Credit Agreement by and among the Company,
               BankBoston, Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), other banks which may become parties and BankBoston, as agent, and Morgan Guaranty, as co-agent dated as of May 30, 1997.

 10.43 Agreement Regarding Common Stock and Preferred Stock Purchase Agreement, dated as of May 30, 1997, among ERP Operating Limited Partnership, the Company and BankBoston, as agent.

 10.44 Assignment of Common Stock Agreements, dated as of May 30, 1997, between the Company and BankBoston, as agent.

 10.45         Collateral Assignment of Documents, Rights and Claims
               (including Collateral Assignment of Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing), made as of May 30, 1997, by the Company to BankBoston, as agent.

 10.46         1997 Management Incentive Plan of the Company.**

 10.47         Rollover Stock Option Plan of the Company.**

 10.48         Employment Agreement between the Company and Jeffrey H.
               Lynford.

 10.49         Employment Agreement between the Company and Edward Lowenthal.

 10.50         Employment Agreement between the Company and Gregory F. Hughes.

 10.51         Employment Agreement between the Company and David M. Strong.

 21.1          Subsidiaries of the Registrant.

 23.1          Consent of Ballard Spahr Andrews & Ingersoll (contained in
               Exhibit 5.1).

 23.2          Consent of Robinson Silverman Pearce Aronsohn & Berman LLP.

 23.3          Consent of Ernst & Young LLP.

 24.1          Powers of Attorney (included on signature page).

______________________________
*      Previously filed as an exhibit to the Form 10 filed on April 23, 1997.
** Previously filed as an exhibit to the Form 10/A Amendment No. 1 filed on May 21, 1997.
*** Previously filed as an exhibit to the Form 10/A Amendment No. 2 filed on May 28, 1997.
**** The Company acquired its interest in a number of these documents by assignment.